UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE BOEING COMPANY

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Notice of 2014 Annual Meeting of Shareholders

March 14, 2014

Dear Fellow Shareholder,

You are cordially invited to attend The Boeing Company’s 2014 Annual Meeting of Shareholders to be held on Monday, April 28, 2014, at 10:00 a.m., Central Daylight Time, at The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois.

At the meeting, our shareholders will be asked to:

•	Elect the 11 directors named in the proxy statement;

•	Approve, on an advisory basis, named executive officer compensation;

•	Approve the amendment and restatement of The Boeing Company 2003 Incentive Stock Plan;

•	Ratify the appointment of our independent auditor for 2014; and

•	Transact such other business, including certain shareholder proposals, as may properly come before the meeting and any postponement or adjournment thereof.

The meeting will also include a report on our operations.

Shareholders of record at the close of business on February 27, 2014 are entitled to vote at the annual meeting and any postponement or adjournment thereof.

Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure your vote is recorded promptly. Thank you for your ongoing support of The Boeing Company.

Very truly yours,

W. James McNerney, Jr.
Chairman of the Board and Chief Executive Officer

Michael F. Lohr
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 28, 2014: This Notice of Annual Meeting and Proxy Statement and the 2013 Annual Report are available at www.proxyvote.com.

General Information

This proxy statement is issued in connection with the solicitation of proxies by the Board of Directors of The Boeing Company for use at the 2014 Annual Meeting of Shareholders and at any adjournment or postponement thereof. On or about March 14, 2014, we will begin distributing to each shareholder entitled to vote at the meeting either (1) an email or notice of internet availability of proxy materials, in each case with instructions on how to access electronic copies of our annual meeting materials and vote or (2) this proxy statement, a proxy card or voting instruction form, and our 2013 annual report. Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder.

Frequently Asked Questions about Voting

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of each of the 11 director nominees named in this proxy statement (Item 1);

•	FOR the approval, on an advisory basis, of named executive officer compensation (Item 2);

•	FOR the approval of the amendment and restatement of The Boeing Company 2003 Incentive Stock Plan (Item 3);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2014 (Item 4); and

•	AGAINST each of the shareholder proposals (Items 5 through 7).

Why is it so important that I promptly vote my shares?

We value your input. Regardless of the number of shares you hold and whether you plan to attend the annual meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded promptly and so that we can avoid additional solicitation costs.

How may I vote my shares?

Beneficial Shareholders. If you own shares through a broker, bank or other holder of record, you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank or other holder of record. Many brokers provide the option of voting by internet at www.proxyvote.com or by calling 1-800-454-8683. You will need your 12-digit voting control number, which can be found on the voting instruction form provided by your broker, bank or other holder of record. Proxies submitted by internet or telephone must be received by 10:59 p.m., Central Daylight Time, on Sunday, April 27, 2014.

Registered Shareholders. If you own shares that are registered in your name, you may vote by proxy before the annual meeting by internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your 12-digit voting control number, which can be found on your proxy card or notice of internet availability of proxy materials. Proxies submitted by internet or telephone must be received by 10:59 p.m., Central Daylight Time, on Sunday, April 27, 2014. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors.

The Boeing Company Voluntary Investment Plan Participants. If you have an interest in Boeing stock through participation in The Boeing Company Voluntary Investment Plan (the “VIP”), which is a 401(k) plan, you do not have actual ownership of the shares held in the VIP (the “Plan Shares”). The Plan Shares are registered in the name of the trustee. As a VIP participant, you have been allocated interests in the Plan Shares and may instruct the trustee how to vote those interests by submitting a proxy by internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your 12-digit voting control number, which can be found on your proxy card or notice of internet availability of proxy materials. However, you may not vote Plan Shares in person at the annual meeting. The number of shares of

Boeing stock shown on your proxy card includes all shares registered in your name and all Plan Shares in which you have an interest. In order to allow sufficient time for the trustee to tabulate the vote of the Plan Shares, your proxy instructions must be received no later than 10:59 p.m., Central Daylight Time, on Wednesday, April 23, 2014.

If you do not timely submit voting instructions, the trustee will vote your Plan Shares in the same manner and proportion as the Plan Shares with respect to which voting instructions have been timely received, unless contrary to applicable law. If you return a signed proxy card that covers Plan Shares but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors.

May I change or revoke my vote?

Beneficial Shareholders. Beneficial shareholders should contact their broker, bank or other holder of record for instructions on how to change their vote.

Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before 10:59 p.m., Central Daylight Time, on Sunday, April 27, 2014, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation to the Corporate Secretary. Registered shareholders may also change a properly executed proxy by attending the annual meeting and voting by ballot.

The Boeing Company Voluntary Investment Plan Participants. VIP participants may change a properly executed proxy at any time before 10:59 p.m., Central Daylight Time, on Wednesday, April 23, 2014, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy. VIP participants cannot change their voting instructions in person at the annual meeting because the trustee will not be present.

What vote is required to approve each proposal?

Each share of Boeing stock entitles the holder to one vote on each proposal presented for shareholder action.

Election of Directors (Item 1). The Board of Directors has adopted a majority vote standard in uncontested director elections. Because we did not receive proper advance notice in accordance with our By-Laws of any shareholder nominees for director, this election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and “broker non-votes” will have no effect on the election of directors.

All Other Proposals (Items 2 through 7). Shareholders may vote “For” or “Against” each of the other proposals, or may abstain from voting. Delaware law requires the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the annual meeting for the approval of Items 2 through 7. A shareholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” Items 2 through 7. “Broker non-votes,” if any, will have no effect on Items 2 through 7.

What are “broker non-votes”?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange, or NYSE, rules allow that firm to vote your shares only on routine matters. Item 4, the ratification of the appointment of our independent auditor for 2014, is the only matter for consideration at the meeting that NYSE rules deem to be routine. For all matters other than Item 4, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Who is entitled to vote at the 2014 Annual Meeting?

Holders of Boeing stock at the close of business on February 27, 2014 are entitled to receive a formal Notice of the Annual Meeting and to vote their shares at the annual meeting. As of that date, there were approximately 737,077,352 shares of common stock outstanding, of which approximately 737,073,549 were eligible to vote.

(Shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 145,472 registered shareholders on the record date and approximately 957,657 beneficial shareholders whose shares were held in “street name” through a broker or bank.

A list of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting, and for ten days prior to the annual meeting between the hours of 9:00 a.m. and 4:00 p.m., Central Daylight Time, at the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the annual meeting.

How many votes must be present in order to hold the annual meeting?

A quorum must be present in order for business to be conducted at the annual meeting. A quorum consists of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting. Shares of Boeing stock present in person or by duly authorized proxy (including any abstentions and “broker non-votes”) will be counted for the purpose of establishing a quorum at the meeting.

May I expedite delivery of my future proxy materials by receiving them electronically?

Registered Shareholders. Instead of receiving copies of our proxy materials in the mail, registered shareholders can elect to receive these communications electronically. Your election to receive future proxy materials electronically would result in expedited delivery of your materials, conserve natural resources, and reduce Boeing’s printing and mailing costs by approximately $4.00 per year. For additional information or to elect this option, please access www.computershare.com/us/ecomms.

Beneficial Shareholders. Many brokers and banks also offer electronic delivery of proxy materials to their clients. For additional information, please contact your broker or bank.

Election of Directors (Item 1)

Board Membership Qualifications

When assessing a director candidate’s qualifications, the Governance, Organization and Nominating Committee, which we refer to as the GON Committee, considers the candidate’s experience in areas such as operations, international business, manufacturing, finance, government, marketing, risk management, technology and public policy, as well as other factors such as independence, absence of conflicts of interest, diversity and age. In accordance with our Corporate Governance Principles, directors should have a reputation for personal and professional integrity, honesty and adherence to the highest ethical standards, and be committed to acting in the long-term interests of all shareholders. The GON Committee also assesses the overall composition of the Board and whether a potential director candidate would contribute to the collaborative process of the Board. When evaluating the suitability of an incumbent director for re-election, the GON Committee also considers the ongoing contributions of the director to the Board. Our Corporate Governance Principles provide that no one may be nominated for election or otherwise be eligible for service on the Board if he or she would be 74 or older at time of election. In addition, our Corporate Governance Principles provide that no director may serve on the boards of more than four other public companies or, if the director is an active CEO or equivalent of another public company, on the boards of more than two other public companies.

The GON Committee considers diversity in its evaluation of candidates for Board membership and in its annual review of the composition of the Board as a whole. The Board believes that diversity with respect to background, experience and other factors as set forth in our Corporate Governance Principles is an important consideration in board composition. In addition, both the GON Committee and the Board conduct formal self-evaluations each year that include an assessment of whether the GON Committee and the Board have adequately considered diversity, among other factors, in identifying and discussing director candidates. The GON Committee believes that, as a group, the nominees listed below bring a diverse range of backgrounds, experiences, service tenure and perspectives to the Board’s deliberations.

Nominees

Our entire Board is elected annually by our shareholders. Upon the recommendation of the GON Committee, our Board has nominated each of the 11 persons listed below to serve as director for a one-year term or until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. Each of the nominees currently serves as a Boeing director. Each director nominee in this uncontested election will be elected if he or she receives more “For” votes than “Against” votes. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board of Directors may designate, unless the Board chooses to reduce the number of directors.

Set forth below is information with respect to the nominees, including their principal occupation and business experience for at least the past five years, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Boeing director and their age as of March 14, 2014.

David L. Calhoun Senior Managing Director, Blackstone Group; Chairman & Former CEO, Nielsen

David L. Calhoun, age 56, has served as Senior Managing Director and Head of Private Equity Portfolio Operations of The Blackstone Group (private equity) since January 2014. Previously, Mr. Calhoun served as Chief Executive Officer of Nielsen Holdings N.V. (marketing and media information) from May 2010 to January 2014 and as Chairman of the Executive Board and Chief Executive Officer of The Nielsen Company B.V. from August 2006 to January 2014. Prior to joining Nielsen, he served as Vice Chairman of General Electric Company and President and Chief Executive Officer of GE Infrastructure. During his 26-year tenure at GE, he ran multiple business units including GE Transportation, GE Aircraft Engines, GE Employers Reinsurance Corporation, GE Lighting and GE Transportation Systems. Mr. Calhoun is chairman of the board of Nielsen Holdings N.V. and a member of the board of Caterpillar Inc. He also served on the board of Medtronic, Inc. from 2007 to 2012.

Mr. Calhoun provides valuable insight and perspective on general strategic and business matters, stemming from his vast executive and management experience at Blackstone, Nielsen and GE. Mr. Calhoun also has significant aerospace, aircraft and high-technology industry expertise as evidenced by his leadership of GE’s aircraft engines and transportation businesses, as well as his membership on Caterpillar’s board. Mr. Calhoun’s executive leadership in corporate governance matters at Nielsen and his service on Caterpillar’s compensation committee enable him to serve a crucial role on our GON and Compensation Committees.

Mr. Calhoun has served as a director since 2009 and is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.

Arthur D. Collins, Jr. Senior Advisor, Oak Hill Capital Partners; Former Chairman & CEO, Medtronic

Arthur D. Collins, Jr., age 66, has served since April 2009 as Senior Advisor to Oak Hill Capital Partners (private equity). Previously, Mr. Collins served as Chairman of Medtronic, Inc. (medical device and technology) from April 2002 to August 2008. At Medtronic, Mr. Collins was also Chairman and Chief Executive Officer from April 2002 to August 2007, President and Chief Executive Officer from May 2001 to April 2002, President and Chief Operating Officer from August 1996 to April 2001, Chief Operating Officer from January 1994 to August 1996, and Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994. He was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of Abbott from May 1984 to October 1989. Mr. Collins also serves on the boards of Alcoa Inc. and U.S. Bancorp. He is a member of the Board of Overseers of The Wharton School at the University of Pennsylvania.

Mr. Collins provides guidance to our Board on a wide variety of general corporate and strategic matters based on his extensive executive and business experience. Mr. Collins brings the perspective of a member of several corporate boards, including as chair of U.S. Bancorp’s governance committee and a member of Alcoa’s audit and compensation and benefits committees, as well as an overseer at The Wharton School. In addition, Mr. Collins’ years of executive leadership at Medtronic allow us to benefit from his experience managing the operations of a large, global, high-technology company. As a result of his executive and management expertise and independence, Mr. Collins’ fellow directors have elected him to serve as Chair of the Compensation Committee.

Mr. Collins has served as a director since 2007 and is Chair of the Compensation Committee and a member of the Governance, Organization and Nominating Committee.

Linda Z. Cook Former Executive Director, Royal Dutch Shell

Linda Z. Cook, age 55, served as Executive Director of Royal Dutch Shell plc (oil, gas and petroleum) from August 2004 to December 2009 with executive responsibilities for global natural gas, trading and technology. She also served as a member of the Royal Dutch Shell board of directors. Previously, she served as President and Chief Executive Officer and a member of the board of directors of Shell Canada Limited from August 2003 to August 2004. She served as Chief Executive Officer for Shell Gas & Power from January 2000 to July 2003. Ms. Cook also serves on the boards of KBR, Inc. and Marathon Oil Corporation. She is a member of the Society of Petroleum Engineers and the Board of Trustees for the University of Kansas Endowment Association.

Ms. Cook’s substantial senior management and board experience at Royal Dutch Shell, and her extensive experience on other company boards, enables her to advise management on a wide range of strategic, financial and governance matters. Ms. Cook also has vast international business experience, which has proven to be valuable given Boeing’s numerous relationships with non-U.S. suppliers and customers. Ms. Cook has an engineering background, and her expertise in this area is invaluable to the Board’s deliberations with respect to program and risk management and the many technical and high-technology aspects of our businesses. As a result of Ms. Cook’s skills in corporate finance and strategic matters, the Board has elected Ms. Cook to serve as Chair of the Finance Committee.

Ms. Cook has served as a director since 2003 and is Chair of the Finance Committee and a member of the Audit Committee.

Kenneth M. Duberstein Chairman & CEO, The Duberstein Group; Former White House Chief of Staff

Kenneth M. Duberstein, age 69, has served as Chairman and Chief Executive Officer of The Duberstein Group (consulting) since 1989. He was White House Chief of Staff from 1988 to 1989. Mr. Duberstein also serves on the boards of Mack-Cali Realty Corporation and The Travelers Companies, Inc. and served on the boards of ConocoPhillips from 2002 to 2012 and Dell Inc. from 2011 to 2013.

Mr. Duberstein provides independent leadership to our Board as our Lead Director. In addition to having extensive knowledge of Boeing and its businesses, Mr. Duberstein brings to the Board a wide range of experience in U.S. government and international matters and as a member of other Fortune 500 boards. Mr. Duberstein’s experience both in the highest levels of the U.S. government and as an outside strategic advisor allows him to advise the Board and senior management on key issues of corporate strategy, as well as a wide range of issues related to Boeing’s government interactions. In recognition of Mr. Duberstein’s skills in overseeing Boeing’s corporate governance policies and practices as well as his overall leadership abilities, his fellow directors elected him both as independent Lead Director and as Chair of the Governance, Organization and Nominating Committee.

Mr. Duberstein has served as a director since 1997 and is the independent Lead Director, Chair of the Governance, Organization and Nominating Committee and a member of the Compensation Committee.

Edmund P. Giambastiani, Jr. Seventh Vice Chairman of the U.S. Joint Chiefs of Staff; Former NATO Supreme Allied Commander Transformation

Admiral Edmund P. Giambastiani, Jr., age 65, served as Seventh Vice Chairman of the U.S. Joint Chiefs of Staff from 2005 to 2007, NATO Supreme Allied Commander Transformation from 2003 to 2005, and Commander, U.S. Joint Forces Command from 2002 to 2005. Admiral Giambastiani is a career U.S. Navy nuclear submarine officer with extensive operational experience, including command at the submarine, squadron and fleet level. His staff experience includes service as Co-Chairman of the Defense Acquisition Board and Chairman of the Joint Requirements Oversight Council. Admiral Giambastiani also serves on the board of Monster Worldwide, Inc. and as a member of the board of trustees/advisory board of fifty-one Oppenheimer Funds, designated as the New York Board of the Oppenheimer Funds. He served on the boards of SRA International, Inc. from 2008 to 2010, Alenia North America, Inc. from 2008 to 2009 and QinetiQ from 2008 to 2011.

During his distinguished U.S. military career of over 40 years, Admiral Giambastiani developed extensive operational and engineering experience that complements Boeing’s high-technology business needs. Admiral Giambastiani has a wealth of experience with program development, program resourcing and other aspects of managing major U.S. armed forces acquisition programs. Each of these skills enables him to provide expert advice to senior management and his fellow directors on a range of technical and operational matters, including in his capacity as a member of the Special Programs Committee. Admiral Giambastiani also has extensive experience as a senior military leader in strategy development and risk oversight, which enhances the Board’s strategic and management oversight resources.

Admiral Giambastiani has served as a director since 2009 and is a member of the Audit Committee, the Finance Committee and the Special Programs Committee.

Lawrence W. Kellner President, Emerald Creek Group; Former Chairman & CEO, Continental Airlines

Lawrence W. Kellner, age 55, has served as President of Emerald Creek Group LLC (private equity) since 2010. Mr. Kellner served as Chairman and Chief Executive Officer of Continental Airlines, Inc. (commercial airline) from December 2004 to December 2009. Mr. Kellner joined Continental as Chief Financial Officer in 1995 and served as President and Chief Operating Officer from March 2003 to December 2004 and as President from May 2001 to March 2003, and was a member of the board of directors from May 2001 to December 2009. Mr. Kellner also serves on the boards of The Chubb Corporation and Marriott International, Inc.

Mr. Kellner brings to our Board vast airline industry experience developed during his 14 years of service in key leadership positions at Continental Airlines, including Chairman, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. In addition to his deep understanding of strategic planning and operational management matters in the airline industry, Mr. Kellner has extensive knowledge in the fields of finance and accounting, gained principally from his background as Chief Financial Officer at Continental Airlines and American Savings Bank. Mr. Kellner also brings corporate governance expertise gained from his service on the boards of other Fortune 500 companies.

Mr. Kellner has served as a director since 2011 and is a member of the Audit Committee and the Finance Committee.

Edward M. Liddy Partner, Clayton, Dubilier & Rice; Former Chairman & CEO, Allstate

Edward M. Liddy, age 68, served as a partner at Clayton, Dubilier & Rice, LLC (private equity) from April to September 2008 and rejoined the firm in January 2010. At the request of the Secretary of the U.S. Department of the Treasury, Mr. Liddy served as Interim Chairman and Chief Executive Officer of American International Group, Inc. (insurance and financial services holding company) from September 2008 to August 2009. He served as Chairman of the Board of The Allstate Corporation (insurance) from January 1999 to April 2008. At Allstate, Mr. Liddy also served as Chief Executive Officer from January 1999 to December 2006 and as President and Chief Operating Officer from August 1994 to December 1998. Before joining Allstate, Mr. Liddy held a number of financial and operating positions at Sears, Roebuck and Co. before being named Chief Financial Officer in 1992. Mr. Liddy also serves on the boards of 3M Company, Abbott Laboratories and AbbVie Inc.

Mr. Liddy brings to our Board the benefits of his vast experience as a senior executive and board member of several Fortune 100 companies across a range of industries. Mr. Liddy’s executive leadership experience at Allstate, American International Group and Sears, Roebuck and Co. enables him to provide our Board with valuable insights on corporate strategy, risk management, corporate governance and many other issues facing large, global enterprises. In addition, Mr. Liddy’s prior service as Chief Financial Officer of Sears, Roebuck and Co. and as chair of the audit committees of Goldman Sachs and 3M gives him particular expertise in accounting, corporate finance, and financial reporting. In recognition of this expertise, the Board has elected Mr. Liddy to serve as Chair of the Audit Committee.

Mr. Liddy has served as a director since 2010 and is Chair of the Audit Committee and a member of the Finance Committee.

W. James McNerney, Jr. Chairman & CEO, Boeing

W. James McNerney, Jr., age 64, has served as Chairman and Chief Executive Officer of The Boeing Company since July 2005. Mr. McNerney also served as President of The Boeing Company from July 2005 to December 2013. Mr. McNerney served as Chairman and Chief Executive Officer of 3M Company (diversified technology) from January 2001 to June 2005. Beginning in 1982, he served in management positions at General Electric Company, his most recent being President and Chief Executive Officer of GE Aircraft Engines from 1997 to 2000. Mr. McNerney also serves on the boards of The Procter & Gamble Company and International Business Machines Corporation. He is Chair of President Obama’s Export Council.

Mr. McNerney serves a central leadership role on the Board, communicates management’s perspective on important matters to the Board, and provides the Board with in-depth knowledge of each of Boeing’s businesses, as well as industry and international challenges and opportunities. In addition to his extensive senior management experience at Boeing, 3M and GE, Mr. McNerney brings to the Board experience as the presiding director at Procter & Gamble and as a director at IBM. This extensive leadership experience on other Fortune 100 boards of directors and as a member of senior management teams enables Mr. McNerney to play a key role in all matters involving our Board, and positions him well to act not only as the Board’s Chairman, but also as the principal intermediary between management and the independent directors of our Board.

Mr. McNerney has served as a director since 2001 and is Chair of the Special Programs Committee.

Susan C. Schwab Professor, University of Maryland School of Public Policy; Former U.S. Trade Representative

Ambassador Susan C. Schwab, age 58, has been a Professor at the University of Maryland School of Public Policy since January 2009 and a strategic advisor to Mayer Brown, LLP (global law firm) since March 2010. Ambassador Schwab served as U.S. Trade Representative from June 2006 to January 2009 and as Deputy U.S. Trade Representative from October 2005 to June 2006. Prior to her service as Deputy U.S. Trade Representative, Ambassador Schwab served as President and Chief Executive Officer of the University System of Maryland Foundation from June 2004 to October 2005, as a consultant for the U.S. Department of Treasury from July 2003 to December 2003 and as Dean of the University of Maryland School of Public Policy from July 1995 to July 2003. Ambassador Schwab also serves on the boards of Caterpillar Inc. and FedEx Corporation.

Ambassador Schwab brings unique global and governmental perspectives to the Board’s deliberations. Ambassador Schwab’s extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key issues facing Boeing through its relationships with non-U.S. companies and governments. Ambassador Schwab’s experience in the U.S. government also allows her to advise Boeing on the many challenges and opportunities that relate to government relations. As a result of Ambassador Schwab’s prior business experience and current service on other Fortune 100 corporate boards, she brings expertise to the Board on a wide range of strategic, operational, corporate governance and compensation matters.

Ambassador Schwab has served as a director since 2010 and is a member of the Audit Committee and the Finance Committee.

Ronald A. Williams Former Chairman & CEO, Aetna

Ronald A. Williams, age 64, has served as Chairman and Chief Executive Officer of RW2 Enterprises, LLC (consulting) since May 2011. Mr. Williams served as Chairman of Aetna Inc. (managed care and health insurance) from October 2006 to April 2011, having previously served as Chief Executive Officer from February 2006 to November 2010, President from May 2002 to July 2007 and Executive Vice President and Chief of Health Operations from March 2001 to May 2002. Following his retirement in April 2011, he provided consulting services to Aetna until February 2012. Mr. Williams also serves on the boards of American Express Company, Envision Healthcare Holdings, Inc. and Johnson & Johnson.

Mr. Williams brings to our Board significant leadership, operations and management experience from his tenure at Aetna, including as Chairman and Chief Executive Officer. With more than 25 years of experience in the health care industry, Mr. Williams provides valuable insight into the health insurance and employee benefits industry. In addition, his service as chairman of the audit and risk committee of American Express has enhanced his expertise in the areas of financial reporting, internal controls and risk management for large, complex companies. Mr. Williams also brings corporate governance expertise gained from his service on the boards of other Fortune 100 companies.

Mr. Williams has served as a director since 2010 and is a member of the Compensation Committee, the Governance, Organization and Nominating Committee and the Special Programs Committee.

Mike S. Zafirovski Executive Advisor, Blackstone Group; Former President & CEO, Nortel

Mike S. Zafirovski, age 60, has served as Executive Advisor to The Blackstone Group (private equity) since October 2011 and as President of The Zaf Group (consulting) since November 2012. Previously, Mr. Zafirovski served as Director, President and Chief Executive Officer of Nortel Networks Corporation (telecommunications) from November 2005 to August 2009. Prior to that, Mr. Zafirovski was Director, President and Chief Operating Officer of Motorola, Inc. (global communications) from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as Executive Vice President and President of the Personal Communications Sector (mobile devices) of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent nearly 25 years with General Electric Company, where he served in management positions, including 13 years as President and Chief Executive Officer of five businesses in the consumer, industrial and financial services arenas. Mr. Zafirovski also serves on the board of Stericycle, Inc.

Mr. Zafirovski provides guidance to our Board on a wide variety of strategic and business matters based on his vast experience leading high-technology enterprises with significant international operations. Mr. Zafirovski’s executive leadership at Nortel, Motorola and GE enable him to provide unique perspectives on strategic planning, technology development, manufacturing, and security and financial matters. Mr. Zafirovski has emphasized corporate governance and quality leadership teams throughout his career, which is particularly valuable given his service as a member of our Governance, Organization and Nominating Committee.

Mr. Zafirovski has served as a director since 2004 and is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTOR.

Corporate Governance

The Board of Directors has adopted policies and procedures to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Principles, the charters of each of the Board’s standing committees, our Director Independence Standards and our codes of conduct for directors, finance employees and all employees, may be viewed in the corporate governance section of our website at www.boeing.com/corp_gov/. We will also provide written copies of any of the foregoing without charge upon written request to the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596.

The GON Committee regularly reviews our Corporate Governance Principles and proposes modifications to the principles and other key governance practices and policies for adoption by the Board.

Leadership Structure

On an annual basis, the GON Committee evaluates and makes recommendations to the Board concerning the Board’s leadership structure, including whether the offices of Chairman and CEO should be held by the same person, and the Board, in accordance with the By-Laws, elects a Chairman from among the directors. The Board believes that it is in the best interests of the Company and its shareholders for the Board to determine which director is best qualified to serve as Chairman in light of the circumstances at the time, rather than based on a fixed policy. In the event that the Chairman is not an independent director, an independent Lead Director is elected on an annual basis by a majority of the independent directors upon a recommendation from the GON Committee.

In response to feedback from our shareholders, in 2013 the Board significantly enhanced the duties of the independent Lead Director, which now include:

•	approving Board meeting agendas;

•	in consultation with the Chairman and the nonemployee directors, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	approving the type of information to be provided to directors for Board meetings;

•

presiding at all meetings at which the Chairman is not present including executive sessions of the nonemployee directors (which are held after every Board meeting) and apprising the Chairman of the issues considered;

•	serving as liaison between the Chairman and the independent directors;

•	making himself available for consultation and direct communication with the Company’s shareholders;

•	calling meetings of the nonemployee directors when necessary and appropriate; and

•	performing such other duties as the Board may from time to time designate.

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. McNerney, our CEO, to serve as Chairman of the Board, and for Mr. Duberstein to serve as independent Lead Director. The independent directors believe that our CEO’s in-depth knowledge of our businesses and the competitive challenges each business faces, as well as his extensive experience as a director and senior executive at other Fortune 100 companies, make him the director best qualified to serve as Chairman at this time.

Director Independence

Our Corporate Governance Principles require that at least 75% of the Board satisfy the NYSE criteria for independence. The Board of Directors has adopted Director Independence Standards to assist in assessing director independence. The Director Independence Standards are designed to supplement and be applied together with the corporate governance standards of the NYSE. A director is considered “independent” if the Board affirmatively determines, after consideration of all relevant facts and circumstances, that the director has no material relationship with us other than as a director, either directly or as a partner, shareholder or executive officer of another entity that has a relationship with Boeing.

Under the Director Independence Standards, a director will not be considered “independent” if:

•	the director is, or within the last three years has been, employed by us;

•	an immediate family member of the director is, or within the last three years has been, an executive officer of Boeing;

•

the director, or an immediate family member of the director, is a partner of our internal or external auditor, or within the last three years has been a partner or employee of such a firm and personally worked on our audit within that time;

•	the director is an employee of our internal or external auditor;

•	an immediate family member of the director is an employee of our internal or external auditor and personally works on our audit;

•

the director, or an immediate family member of the director, received more than $120,000 over a twelve-month period in direct compensation from us within the last three years, other than director and committee fees and pensions or other forms of deferred compensation, so long as such compensation is not contingent on continued service;

•	the director is, or within the last three years has been, an executive officer of another company where any of our current executive officers serve or served on that company’s compensation committee;

•

an immediate family member of the director is, or within the last three years has been, an executive officer of another company where any of our current executive officers serve or served on that company’s compensation committee;

•

the director is an employee of a company that makes payments to or receives payments from us for property or services in an amount that exceeds in any of the last three fiscal years $1 million or 2% of that company’s consolidated gross revenues, whichever is greater; or

•

an immediate family member of the director is an executive officer of a company that makes payments to or receives payments from us for property or services in an amount that exceeds in any of the last three fiscal years $1 million or 2% of that company’s consolidated gross revenues, whichever is greater.

In addition, the Board of Directors has determined that the following relationships are not considered to be material and would not impair a director’s independence: (1) the director’s service as an employee of an organization that has purchased property or services from us, or provided property or services to us, if (a) payments for such property or services have not exceeded the greater of $1 million or 1% of that organization’s or our consolidated gross revenues in each of the past three fiscal years and (b) the director is not compensated directly or indirectly as a result of this relationship other than that the payments add to the revenue of the organization or Boeing; or (2) the director’s service as an executive officer of a tax-exempt or charitable organization if, within the preceding three years, our discretionary contributions to the organization (other than employee and director matching contributions under our gift matching programs) in any single fiscal year have not exceeded the greater of $1 million or 2% of that organization’s consolidated gross revenues. The ownership of a significant amount of stock is not in and of itself a bar to an independence determination but rather one factor that the Board considers.

The Board reviews commercial and charitable relationships of directors and determines and discloses on an annual basis whether each director satisfies the independence standards. For relationships not covered by the Director Independence Standards, the determination of whether the relationship is material or not, and therefore whether the director may be considered independent, is made by the directors who themselves satisfy the independence standards.

The Board of Directors has reviewed the direct and indirect relationships between us and each of our directors and has determined that, other than W. James McNerney, Jr. who is our Chief Executive Officer, all of our directors—David L. Calhoun, Arthur D. Collins, Jr., Linda Z. Cook, Kenneth M. Duberstein, Edmund P. Giambastiani, Jr., Lawrence W. Kellner, Edward M. Liddy, Susan C. Schwab, Ronald A. Williams and Mike S. Zafirovski—are independent under NYSE director independence standards and our Director Independence Standards and have either no relationships with us (other than as a director and shareholder) or only immaterial relationships with us.

Board Committees

The Board has five standing committees. Each committee operates under a charter that has been approved by the Board. A copy of each committee charter is posted in the corporate governance section of our website at www.boeing.com/corp_gov/. The biographical information of each of our directors beginning on page 5 includes the standing committees on which he or she serves. The Board also has established a Stock Plan Committee composed of the Chairman of the Board, to which the Compensation Committee may delegate certain limited responsibilities.

Audit Committee

The Audit Committee met 11 times in 2013. The Audit Committee oversees our independent auditor and accounting and internal control matters. Its principal responsibilities include oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence;

•	the performance of our internal audit function;

•	the performance of our independent auditor; and

•	our risk assessment and risk management processes.

The Audit Committee also prepares the Audit Committee Report included on page 62.

The Audit Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional independence standards applicable to audit committee members established pursuant to applicable law. The Board has determined that each Audit Committee member is financially literate as defined by NYSE listing standards, and that Ms. Cook and Messrs. Kellner and Liddy are audit committee financial experts as defined by the rules of the Securities and Exchange Commission, or SEC.

Compensation Committee

The Compensation Committee met seven times in 2013. The Compensation Committee oversees our executive and equity compensation programs. Its principal responsibilities include:

•	annually reviewing and approving the salary, incentive awards, equity-based awards and any other long-term incentive awards for our CEO and other corporate officers elected by the Board;

•

reviewing employment and severance agreements, change-in-control provisions affecting compensation, and special or supplemental arrangements such as supplemental retirement benefits, if any, and perquisites for elected officers;

•

reviewing and approving corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of those goals and objectives (in each case, together with the GON Committee) and, together with the other independent directors, determining and approving the CEO’s compensation based on such evaluation;

•	reviewing, approving and monitoring compliance with stock ownership requirements applicable to our CEO and other senior executives;

•

reviewing periodic reports on our compensation programs as they affect all employees, including management’s assessments as to whether risks arising from such programs are reasonably likely to have a material adverse effect on the Company; and

•	approving and overseeing all incentive compensation plans and other equity-based plans and approving, or recommending to the Board to approve, changes to such plans.

The Compensation Committee also prepares the Compensation Committee Report included on page 36. The Compensation Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional independence standards applicable to compensation committee members established pursuant to applicable law.

Finance Committee

The Finance Committee met six times in 2013. The Finance Committee’s principal responsibilities include reviewing and, where appropriate, making recommendations to the Board with respect to:

•	proposed dividend actions, stock splits and repurchases, and issuances of debt or equity securities;

•	strategic plans and transactions, including mergers, acquisitions and divestitures, as well as joint ventures and other equity investments;

•	customer financing activities;

•	our funding plans and funding plans of our subsidiaries;

•	our significant financial exposures, contingent liabilities and major insurance programs;

•	our credit agreements and short-term investment policies; and

•	employee benefit plan trust investment policies, administration and performance.

In addition, the Finance Committee is responsible for managing risks related to our capital structure, significant financial exposures, major insurance programs and our employee pension plan policies and performance and regularly evaluates financial risks associated with such programs. The Finance Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Governance, Organization and Nominating Committee

The GON Committee met six times in 2013. The GON Committee’s principal responsibilities include:

•	making recommendations to the Board concerning the organization, leadership, structure, size and composition of the Board, as well as the compensation and benefits of nonemployee directors;

•	identifying and recommending to the Board candidates who are qualified to become directors under the criteria set forth in our Corporate Governance Principles;

•	assessing the independence of directors on an annual basis and making recommendations to the Board with respect to such assessments;

•	overseeing the annual performance evaluation process for the Board;

•	monitoring and reviewing the performance of our CEO and plans for senior management succession;

•	monitoring compliance with stock ownership requirements for directors;

•	considering possible conflicts of interest of directors and officers; and

•	reviewing corporate governance developments and, where appropriate, making recommendations to the Board on corporate governance.

The GON Committee works with a third-party search firm to identify potential candidates to serve on the Board. The GON Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Special Programs Committee

The Special Programs Committee met once in 2013. The Special Programs Committee reviews Boeing’s programs that the U.S. government has designated as classified for purposes of national security.

Risk Oversight

Senior management is responsible for day-to-day management of risks facing Boeing, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board regularly assesses significant risks to the Company in the course of reviews of corporate strategy and the Company’s long-range business plan, including significant new development programs. As part of its responsibilities, the Board and its standing committees also regularly review material strategic, operational, financial, compensation and compliance risks with senior management. For example, our Senior Vice President, Office of Internal Governance reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee is responsible for discussing our overall risk assessment and risk management practices. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled Board meeting after meeting with our Senior Vice President, Office of Internal Governance, Vice President, Corporate Audit and our independent auditor, Deloitte & Touche LLP. The Compensation Committee considers risk in connection with its design of compensation programs, and has engaged an independent compensation consultant to assist in mitigating compensation-related risk. For more information on the Board’s oversight of risks relating to our compensation practices, see “Executive Compensation—Compensation and Risk” on page 36. In addition, the Finance Committee is responsible for managing risks related to our capital structure, significant financial exposures, major insurance programs and our employee pension plan policies and performance and regularly evaluates financial risks associated with such programs. Additional information about the Board’s responsibilities related to the management of risk is set forth in our Corporate Governance Principles.

Meeting Attendance

During 2013, the Board held eight meetings, and the five standing committees held a total of 31 meetings. Each director attended more than 90% of the meetings of the Board and the committees on which he or she served during 2013, and average attendance at these meetings exceeded 97%. Absent extenuating circumstances, directors are required to attend our annual meetings of shareholders, and all but one director attended our 2013 Annual Meeting.

Communications with the Board

The Board of Directors has established a process whereby shareholders and other interested parties can send communications to our independent Lead Director, to the nonemployee directors as a group or to the Audit Committee. This process is described on our website at www.boeing.com/corp_gov/email_the_board.html.

Codes of Conduct

The Board expects directors, officers and employees to act ethically at all times and adhere to all relevant codes of conduct. Shareholders may view codes of conduct applicable to our directors and employees at www.boeing.com/corp_gov/. Only the Board may grant a waiver of any code of conduct provision for a director or executive officer and any such waiver will be promptly disclosed. Directors are required to promptly inform the Chairman of the Board or the Chair of the GON Committee of any actual or potential conflicts of interest and to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Outside Board Memberships

Our CEO and other officers elected by the Board must obtain the approval of the GON Committee before accepting an invitation to serve on the board of any other public company or other for-profit entity. Directors must notify the GON Committee before accepting an invitation to serve on the board of any other public company or other for-profit entity, and must not accept such service until being advised by the Chair of the GON Committee that the GON Committee has determined that service on such other board would not create regulatory issues or potential conflicts of interest and would not conflict with Boeing policies. A director may not serve on the boards of more than four other public companies or, if the director is an active chief executive officer or equivalent of another public company, on the boards of more than two other public companies. While we acknowledge the value in having directors and officers with significant experience in other businesses and activities, directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Board.

In January 2009, Nortel Networks Corporation, for which Mr. Zafirovski served as Director, President and Chief Executive Officer, and subsidiary companies filed for bankruptcy protection in the United States, Canada and Europe. The Board has concluded that these events do not impair Mr. Zafirovski’s ability to continue to serve as an independent director. Mr. Zafirovski resigned from Nortel on August 9, 2009.

Director Compensation

We provide compensation to our nonemployee directors in order to align their interests with the long-term interests of our shareholders, attract and retain outstanding director candidates who have the requisite experience and background as set forth in our Corporate Governance Principles, and recognize the substantial time commitments required to exercise oversight of the Company and fulfill the other responsibilities required of our directors. Mr. McNerney, our sole employee director, does not receive additional compensation for his Board service.

The GON Committee annually assesses the form and amount of compensation and benefits for nonemployee directors, and makes appropriate recommendations to the Board. When making its recommendations, the GON Committee considers director compensation levels at companies that are also benchmarks for our executive compensation program. See “Benchmarking Against Our Peer Group” beginning on page 34 for more information. Compensation Advisory Partners LLC serves as the GON Committee’s independent consultant with respect to the compensation and benefits of nonemployee directors. See “Compensation Consultants” on page 33 for more information. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us.

Our nonemployee director compensation program consists of cash (board, committee chair and lead director annual retainer fees) and equity (retainer stock units). Our directors are also eligible to participate in our Board Member Leadership Gift Match Program, which matches dollar-for-dollar charitable contributions made by the director to non-profit organizations or educational institutions with which the director is substantially involved, with a maximum match of $31,000 per director on an annual basis.

2013 Director Compensation Table

The following table sets forth information regarding compensation for each of our nonemployee directors in 2013.

Name	Fees Earned or Paid in Cash ($)(5)	Stock Awards ($)(6)	All Other Compensation ($)(7)	Total ($)
David L. Calhoun	$120,000	$150,000	$31,500	$301,500
Arthur D. Collins, Jr.(1)	135,000	150,000	31,500	316,500
Linda Z. Cook(2)	135,000	150,000	21,500	306,500
Kenneth M. Duberstein(3)	160,000	150,000	31,500	341,500
Edmund P. Giambastiani, Jr.	120,000	150,000	5,750	275,750
Lawrence W. Kellner	120,000	150,000	31,500	301,500
Edward M. Liddy(4)	140,000	150,000	2,500	292,500
Susan C. Schwab	120,000	150,000	17,500	287,500
Ronald A. Williams	120,000	150,000	31,500	301,500
Mike S. Zafirovski	120,000	150,000	31,500	301,500

(1)	Compensation Committee Chair.
(2)	Finance Committee Chair.

(3)	Lead Director; Governance, Organization and Nominating Committee Chair.
(4)	Audit Committee Chair.
(5)	Reflects total cash compensation paid to each director in 2013 and includes amounts deferred at the director’s election pursuant to our Deferred Compensation Plan for Directors.
(6)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the retainer stock units awarded to each director in 2013. Such grant date fair value for these awards is equal to the Fair Market Value of the underlying Boeing stock on the grant date. The “Fair Market Value” for a single trading day is the average of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. As of December 31, 2013, the following nonemployee directors had the aggregate number of deferred stock units accumulated in their deferral accounts for all years of service as a director from deferrals of cash compensation and awards of retainer stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units, as follows: Mr. Calhoun, 12,598 units; Mr. Collins, 26,886 units; Ms. Cook, 26,685 units; Mr. Duberstein, 47,209 units; Admiral Giambastiani, 8,602 units; Mr. Kellner, 4,088 units; Mr. Liddy, 12,970 units; Ambassador Schwab, 7,622 units; Mr. Williams, 5,955 units; and Mr. Zafirovski, 33,758 units.
(7)	Consists of gift matching of charitable contributions under the Board Member Leadership Gift Match Program as follows: $31,000 for each of Messrs. Calhoun, Collins, Duberstein, Kellner, Williams and Zafirovski; $21,000 for Ms. Cook; $17,000 for Ambassador Schwab; $5,250 for Admiral Giambastiani; and $2,500 for Mr. Liddy; and a $500 donation made by the Company to a charity of each nonemployee director’s choice (other than Mr. Liddy). Directors derive no financial benefit from any of these charitable contributions.

Cash Compensation

In 2013, nonemployee directors received a cash annual retainer fee of $120,000. Our Lead Director received an additional annual retainer fee of $25,000. The Chair of the Audit Committee received an additional annual retainer fee of $20,000. Chairs of the Compensation Committee, the GON Committee and the Finance Committee received an additional annual retainer fee of $15,000. We do not pay additional fees for attending Board or committee meetings. All retainer fees are payable in four quarterly installments as of the first business day of each quarter and are pro-rated for directors who join the Board during a quarter. We reimburse nonemployee directors for actual travel and out-of-pocket expenses incurred in connection with their services.

Deferred Compensation

Pursuant to our Deferred Compensation Plan for Directors, nonemployee directors may elect to defer all or part of their cash compensation into an interest-bearing, cash-based account or a stock unit account as deferred stock units. The number of deferred stock units is calculated by dividing the amount of the deferred fees by the Fair Market Value of Boeing stock on each of the four quarterly dates on which the annual retainer fee is paid. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units, and will be distributed as shares of Boeing stock. Directors may elect to receive the distribution in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service. For the 2013 deferrals, the Fair Market Value on each of January 2, April 1, July 1 and October 1, 2013 was $76.89, $85.61, $103.48 and $117.69, respectively. The following directors elected to defer cash compensation into deferred stock units as follows: Mr. Calhoun, $120,000 for 1,285 units; Mr. Collins, $135,000 for 1,446 units; Mr. Liddy, $140,000 for 1,500 units; and Mr. Zafirovski, $120,000 for 1,285 units. Ambassador Schwab elected to defer $120,000 of her 2013 cash compensation into an interest-bearing, cash-based account.

Stock-Based Compensation

Our nonemployee directors receive equity compensation in the form of retainer stock units, which are credited to the account of the director pursuant to our Deferred Compensation Plan for Directors and are not distributed as shares of Boeing stock until after termination of Board service. The Board believes that retainer stock units align directors’ interests with the long-term interests of our shareholders. During 2013, each nonemployee director was entitled to receive retainer stock units valued at $150,000. Retainer stock units are awarded in four quarterly installments as of the first business day of each quarter and are pro-rated for directors who join the Board during a quarter. Each nonemployee director received an aggregate of 1,607 retainer stock units during 2013. The retainer stock units are credited to the director’s account (an unfunded stock unit account) in our Deferred Compensation Plan for Directors. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn the equivalent of dividends, which are credited as additional retainer stock units. Directors may elect to receive the distribution of shares in respect of these units in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of

Board service. Before 2005, nonemployee directors received annual option grants. As of December 31, 2013, Mr. Duberstein had 2,400 outstanding stock options, all of which are fully vested.

Director Stock Ownership Requirements

In order to further align the interests of nonemployee directors with the long-term interests of our shareholders, our Corporate Governance Principles require that, by the end of his or her third and sixth year as a director, each nonemployee director should own stock or stock equivalents with a value equal to three and five times, respectively, the annual cash retainer fee. The GON Committee annually reviews nonemployee directors’ ownership relative to the stock ownership requirements, and makes recommendations as appropriate. All directors currently meet the applicable equity ownership requirements.

Compensation Consultants

The Compensation Committee and GON Committee have engaged Compensation Advisory Partners LLC (“CAP”) to serve as their independent compensation consultant. In this capacity, CAP provides peer group pay practices and other relevant benchmarks with respect to chief executive officer and nonemployee director compensation to the Compensation Committee and the GON Committee, respectively, as well as an ongoing overview of regulatory developments and compensation trends. In addition, CAP reviews and advises the Compensation Committee concerning management’s compensation data and recommendations. CAP takes direction from the Compensation and GON Committees, as appropriate, reports directly to the committees and does not provide any other services to Boeing. See discussion beginning on page 32 under “Governance of Pay Setting Process—Role of Board, Management and Consultants.” The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent CAP from independently representing the Compensation and GON Committees. In making this assessment, the Compensation Committee considered each of the six factors set forth by the SEC and the NYSE with respect to the compensation consultant’s independence, including that CAP provides no other services for Boeing other than pursuant to its engagement by the Compensation and GON Committees. The Compensation Committee also determined that there were no other factors that the Committee should consider in connection with the assessment or that were otherwise relevant to the Committee’s engagement of CAP.

Related Person Transactions

Some of our directors, executive officers, greater than 5% shareholders and their immediate family members may be directors, officers, partners, employees or shareholders of entities with which we do business in the ordinary course. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them.

Policies and Procedures

We regularly review transactions with related persons, including sales, purchases, transfers of realty and personal property, services received or furnished, use of property and equipment by lease or otherwise, borrowings and lendings, guarantees, filings of consolidated tax returns and employment arrangements. Under our policies and procedures, related persons include our executive officers, directors, director nominees and holders of more than 5% of our stock, as well as their immediate family members. Any findings are furnished to the Vice President, Accounting and Financial Reporting, who reviews any potential related person transactions identified for materiality and evaluates the need for disclosure under SEC rules.

In addition, the GON Committee assesses possible conflicts of interest of directors and executive officers, and considers for review and approval or ratification any transaction or proposed transaction required to be disclosed under SEC rules in which Boeing is or is to be a participant and the amount involved exceeds $120,000, and in which a director, director nominee, executive officer or an immediate family member of such persons has or will have an interest.

Executive officers are also subject to our policies and procedures applicable to all employees, which require them to disclose potential conflicts of interest and us to conduct reviews and make determinations with respect to specified transactions. Our Vice President, Ethics and Business Conduct, oversees this review and determination, and refers to the GON Committee for review and approval or ratification possible conflicts of interest involving executive officers. The factors considered in making the determination include the executive officer’s duties and responsibilities for us and, if the transaction includes another company, (1) the company or business involved in the transaction, including the product lines and market of the company or business, (2) the relationship between us and the other company or business, if any (for example, if the other company is one of our suppliers, customers or competitors) and (3) the relationship between the executive officer or his or her immediate family and the other company or business (for example, owner, co-owner, employee or representative).

Directors are required to disclose to the Chairman of the Board or the Chair of the GON Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with us, including:

•	engaging in any conduct or activities that would impair our relationship with any person or entity with which we have proposed or propose to enter into a business or contractual relationship;

•

accepting compensation from us other than compensation associated with his or her activities as a nonemployee director unless such compensation is approved in advance by the Chair of the GON Committee;

•	receiving improper gifts from persons or entities that deal with us; and

•

using our assets, labor or information for personal use except as outlined in our policies and procedures or unless approved by the Chair of the GON Committee or as part of a compensation or expense reimbursement program available to all directors.

Directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Finally, pursuant to our Corporate Governance Principles, we may not, directly or indirectly, extend or maintain credit or arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Certain Transactions

Evercore Trust Company, N.A. (“Evercore”) is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 7 to Schedule 13G filed by Evercore with the SEC on February 13, 2014. Evercore is the investment manager for shares of our common stock held by The Boeing Company Employee Savings Plans Master Trust (the “Savings Plans Trust”) and is entitled to an annual fee based on the market value of our common stock in the Savings Plans Trust. In 2012 and 2013, these fees totaled approximately $960,000 and $985,000, respectively.

State Street Bank and Trust Company (“State Street”) is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G filed by State Street Corporation with the SEC on February 3, 2014. State Street is the trustee of the Savings Plans Trust. During 2013, the Savings Plans Trust paid State Street approximately $2.7 million for its services as trustee of the Savings Plans Trust and for services relating to the Savings Plans Trust’s custody accounts held at State Street containing cash and investable securities. In addition, State Street Global Advisors and State Street Global Markets, divisions of State Street, acted as investment managers for various investment fund options within the Savings Plans Trust, and received approximately $2.5 million in fees for such services in 2013. State Street also provides benefits administration services on behalf of certain of our retirement plans and received approximately $3.6 million in fees for such services in 2013.

We, from time to time, enter into customary commercial and investment banking relationships with Evercore and State Street and their respective affiliates.

Approve, on an Advisory Basis, Named Executive Officer Compensation (Item 2)

Our Board, pursuant to Section 14A of the Securities Exchange Act of 1934, seeks your vote to approve, on an advisory basis, the compensation of our named executive officers as set forth in this proxy statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis and the accompanying compensation tables and related material.

For the reasons discussed below, our Board recommends that you vote FOR the resolution approving the compensation of our named executive officers.

We have designed our executive compensation program to attract and retain superior leaders, reward performance, and align our executives’ interests with the long-term interests of our shareholders. We believe that our recent performance validates this approach, as evidenced by the performance highlights set forth in the Executive Summary of our Compensation Discussion and Analysis, which begins on page 21. Our Compensation Discussion and Analysis also describes in detail our executive compensation program, highlights of which include the following:

Pay for Performance

•	above-target awards that reflect strong performance across both businesses, as evidenced by strong 1- and 3-year total shareholder return of 84.7% and 30.8% (annualized);

•

annual and long-term incentive metrics that focus our executives on the balanced objectives of increasing revenues, reducing costs and effectively managing net assets (and, beginning in 2014, total shareholder return as compared to our peers);

•	89% of our Chief Executive Officer’s 2013 target compensation was variable and tied to performance, and we have not increased his base salary since March 2008;

•	incentive plan design that aligns with business strategy, with protections to avoid excessive risk;

•	no guaranteed bonuses;

Alignment with Shareholder Interests

•	no accelerated vesting of equity awards upon a change-in-control;

•

beginning in 2014, a significant portion of our named executive officers’ long-term incentive compensation will be tied to Boeing’s total shareholder return as compared to a group of 24 peer companies;

•

no accelerated vesting of annual or long-term incentive program awards, other than on a pro-rated basis based on active employment during the vesting period for performance awards and restricted stock units;

•	significant stock ownership requirements, including 6x base salary for our CEO, ensuring that our senior executives maintain a significant stake in our long-term success;

Responsible Pay Practices

•	voluntary adoption of key governance reforms, such as clawbacks, prohibiting hedging, and engaging an independent compensation consultant;

•	no tax gross-ups to our executives other than for certain relocation expenses; and

•	no repricing or buybacks of stock options.

We believe that our executive compensation program plays a key role in driving Boeing’s long-term performance, as evidenced by Boeing’s strong financial and operating performance in 2013 despite challenging economic and business conditions. In future years, we expect to continue to reward executives who deliver strong results by tying compensation to demonstrated individual and business-level performance as well as Boeing stock performance.

In 2013, our shareholders approved the compensation of our named executive officers with a FOR vote of 91%. This year, we once again request your vote supporting the following nonbinding resolution:

RESOLVED: That the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

2013 Performance Highlights. Our executives’ compensation is tied to financial and operating performance and is intended to drive sustained, long-term increases in shareholder value. In 2013, Boeing delivered strong core operating performance across each of its businesses, resulting in:

•	total revenues of $86.6 billion, compared with $81.7 billion in 2012;

•	earnings per share from continuing operations of $5.96, compared with $5.11 in 2012;

•	operating cash flow of $8.2 billion, compared with $7.5 billion in 2012;

•	total backlog at year-end of $440.9 billion, compared with $390.2 billion at year-end 2012; and

•	Dow 30-leading total shareholder return of 84.7%.

In addition, in December 2013 the Board announced an increase in the quarterly cash dividend by 50% to $0.73 per share, and authorized an additional $10.0 billion of capacity for Boeing’s share repurchase program. Other 2013 achievements are set forth below.

Achievements
Exceeded Economic Profit Objectives. Achieved a one-year economic profit total of $2.982 billion and a three-year total of $7.604 billion, each significantly in excess of the targets set by the Compensation Committee at the beginning of the relevant period.
Delivered on Our Commitments to Customers. Delivered 648 commercial airplanes—a record for a single year—along with 164 military airplanes, 7 satellites and more than 10,000 weapons systems. Successfully boosted production rates on the 737, 777 and 787 programs.
Invested in the Future. Launched the 777X and 787-10 twin-aisle airplanes, and began flight test of the 787-9. Achieved operational capability for the P-8 maritime surveillance airplane and began assembly of the flight-test aircraft for the KC-46 tanker program. Finalized engineering and moved up expected first delivery date of the 737 MAX.
Continued Strong Demand for Our Products and Services. Announced net orders for 1,355 commercial airplanes—Boeing’s second highest annual total—and U.S. government customer commitments to multi-year purchases of the CH-47 Chinook helicopter and V-22 Osprey tiltrotor aircraft.
Achieved Record Company Backlog. New orders for commercial airplanes, defense and space products and support services increased Company backlog to more than $440 billion, representing a robust, diverse pipeline of future work spread among commercial and government customers around the world.
Continued Balanced Cash Deployment. Continued investing in new product and services, despite flat government budgets. Increased dividend by 50% and authorized $10 billion of share repurchases.
Achieved Market-Leading Shareholder Returns. Yielded annualized three-year total shareholder return of 30.8%, including 84.7% in 2013.

2013 Shareholder Outreach and Changes to Executive Compensation Program. In 2013, members of management discussed our executive compensation program in meetings with a diverse mix of our institutional investors. In these meetings, investors substantially supported the Compensation Committee’s executive compensation policies and practices, an outcome consistent with the 91% approval our program received from our shareholders in 2013. Many investors stressed that one- and three-year economic profit continued to be appropriate metrics for a capital-intensive company like Boeing, and they generally endorsed the significant percentage of executive compensation that is based on Company performance and share price appreciation, as well as our robust stock ownership requirements. Some investors suggested that the Compensation Committee should continue to evaluate ways to enhance the alignment between executive pay and long-term performance, including additional performance metrics and/or additional equity components. In response to these suggestions, and as part of the Compensation Committee’s ongoing evaluation of compensation practices, the Compensation Committee made the following changes in 2013 to Boeing’s executive compensation program effective in 2014:

•

Replacing time-based stock options with performance-based restricted stock units (“PBRSUs”), as a result of which 75% of our long-term incentive program will consist of awards that vest based on Company performance, as set forth below (performance awards will vest based on economic profit and PBRSUs will vest based on relative total shareholder return);

Historical Mix	Beginning in 2014

•

Tying PBRSU payouts to Boeing’s three-year total shareholder return (“TSR”) performance as compared to a group of 24 peer companies, as a result of which our long-term incentive program will rely on multiple performance metrics—economic profit and relative TSR—to further align performance with pay; and

•

Modifying the annual incentive plan for executives not in either principal business unit—Company results will be weighted 75% and 25% of payouts will be based on the average of the business unit results.

In addition, in 2014 the Compensation Committee approved certain changes to executives’ pension benefits, as a result of which, beginning January 1, 2016, pension benefits will be earned under executive defined contribution plans rather than executive defined benefit plans. For additional detail, see “Other Design Elements—Retirement Benefits” beginning on page 31. We believe these changes build upon the long-standing strengths of our executive compensation program. The Compensation Committee will continue to consider results from future shareholder advisory votes, as well as feedback from shareholders throughout the year, in its ongoing evaluation of our executive compensation programs and practices.

Boeing’s Executive Compensation Program. The principal elements of our executive compensation program are: base salary; an annual incentive award opportunity; and long-term incentive compensation, consisting of performance awards, restricted stock units (“RSUs”) and stock options. Beginning in 2014, the stock options portion of our long-term incentive program will be replaced with PBRSUs. Most of our executives’ compensation, including all elements of our annual and long-term incentive programs, is variable and tied to individual, business unit and/or Company performance during the relevant performance period. Individual performance is measured based on each executive’s business achievements and an assessment relative to our six leadership attributes. Other key features of our executive compensation program include:

What We Do	What We Don’t Do
• Require forfeiture of all unvested stock options upon termination of employment for any reason and all other long-term incentives upon termination for cause

•   No guaranteed bonuses

•   No accelerated vesting of long-term incentive awards, other than pro-rated vesting of performance awards and RSUs based on active employment during the vesting period

•   No accelerated vesting of equity awards in connection with a change-in-control

•   No tax gross-ups, other than for certain relocation expenses

•   No repricing or buybacks of stock options

•   No new change-in-control arrangements

• Require significant stock ownership, including 6x base salary for our CEO, ensuring that senior executives are substantially invested in the Company’s long-term success
• Maintain clawback policy covering all incentive compensation earned by our executive officers
• Prohibit hedging of Boeing securities and other speculative activity by executives and directors
• Engage independent compensation consultant
• Beginning in 2014, provide long-term incentive compensation based on achievement of multiple performance metrics—economic profit as well as TSR compared to our peers

2013 CEO Compensation. In 2013, our Chief Executive Officer, W. James McNerney, Jr., received a base salary of $1.93 million. Mr. McNerney’s base salary has not increased since March 2008. In 2013, Mr. McNerney’s target annual incentive payout remained at 170% of base salary with a maximum potential payout of 230% of base salary. Mr. McNerney received an annual incentive payout of $4,439,000 for 2013. In addition, Mr. McNerney received a 2011-2013 performance award payout of $8,481,972, or 186% of the target set at the beginning of the performance period. Mr. McNerney’s aggregate target award under our long-term incentive program was 650.0% of base salary for the last two years, and was 590.7% of base salary in 2011.

Executive Compensation Program Objectives

Program Objective	Achievement of Objective
Pay-for- Performance	•	Each of our annual and long-term incentive programs ties awards to the achievement of economic profit targets, which are closely aligned with our annual and long-term strategic, financial and operational objectives, and are approved by the Compensation Committee.
	•	100% of the target value of annual incentive awards, and beginning in 2014, 75% of the target value of long-term incentive awards, is performance-based.
Attract and retain world-class talent	•	Compensation elements and award opportunities are designed to enable us to compete effectively for talent.
	•	High-performers are rewarded with above-target pay when Company, business unit and/or individual goals are exceeded.
Shareholder alignment	•	Approximately 85% of named executive officer target compensation is linked to share price and achievement of economic profit targets.
	•	Senior executives are required to maintain significant stock ownership throughout the term of their employment.
	•	We do not accelerate vesting of equity awards in connection with a change-in-control.
•

Beginning in 2014, executives will receive a portion of their long-term compensation in performance-based restricted stock units, which pay out based upon Boeing’s total shareholder return relative to 24 peer companies.

Risk oversight	•	Our annual incentive awards and performance awards are capped.
	•	Each of our named executive officers is subject to significant stock ownership requirements, clawback provisions and prohibitions against hedging and other speculative activity.
	•	The Compensation Committee and its independent consultant annually review our executive compensation plans and programs.
	•	Risk considerations are discussed in additional detail on page 36.

Program Design and Principal Elements of Executive Compensation

2013 Named Executive Officers and Annualized Target Compensation. We design our executive compensation program to attract and retain the talent needed to achieve our business and financial objectives, reward executives who achieve our objectives, and align executives’ interests with the long-term interests of our shareholders. The Board’s Compensation Committee reviews our executive compensation program on at least an annual basis and, with the assistance of its independent compensation consultant, compares our executive compensation practices to those of our peers. As discussed above, during 2013 the Committee made several significant changes to our executive compensation program for 2014, including adding a second performance metric—relative TSR—to the long-term incentive program; enhancing the “at risk” portion of our long term incentive program by introducing equity awards subject to performance-based vesting; increasing performance awards granted and reducing RSUs granted as a percentage of total long-term incentives provided; and eliminating stock options. Individual executive pay is generally targeted at the median of our peer group but can vary based on the requirements of the position (competencies and skills), the executive’s experience and performance and the organizational structure of the businesses (internal alignment and pay relationships).

The table below sets forth our 2013 named executive officers (“NEOs”) with their target compensation elements and target total compensation based on their base salary as of December 31, 2013. In each case, “target” amounts are those amounts that would have been earned by the executive assuming that the Company and the executive achieved target performance set by the Compensation Committee. The 2013 Target Long-Term Incentive Compensation column reflects target values of all awards under our long-term incentive program, which consisted of performance awards, stock options and RSUs in 2013. We believe the target compensation levels described below provide for competitive pay based on the market value of the executive’s position and serve to attract and retain the executive talent needed to achieve our business and financial objectives.

(Dollars in thousands) Name	2013 Annualized Base Salary (a)	2013 Target Annual Incentive as a % of Base Salary (b)	2013 Target Annual Incentive Compensation (c)=(a) x (b)	2013 Target Long-Term Incentive as a % of Base Salary (d)	2013 Target Long-Term Incentive Compensation (e)=(a) x (d)	2013 Total Annualized Target Direct Compensation (f)=(a)+(c)+(e)
W. James McNerney, Jr. Chairman and Chief Executive Officer	$1,930	170%	$3,281	650%	$12,545	$17,756
Gregory D. Smith Executive V.P. and Chief Financial Officer	700	95%	665	325%	2,275	3,640
Shephard W. Hill President, Boeing International Senior V.P., Business Development and Strategy	666	80%	533	270%	1,798	2,997
Dennis A. Muilenburg Vice Chairman, President and Chief Operating Officer(1)	1,100	110%	1,210	450%	4,950	7,260
John J. Tracy Senior V.P., Engineering, Operations & Technology and Chief Technology Officer	627	80%	502	270%	1,693	2,822

(1)	Mr. Muilenburg assumed the role of Vice Chairman, President and Chief Operating Officer effective December 31, 2013. Previously, Mr. Muilenburg was Executive V.P., President and Chief Executive Officer of our Defense, Space and Security business unit.

Performance Metrics for Incentive Plans. We use economic profit as a performance metric throughout our incentive compensation programs for employees at all levels. Economic profit measures our ability to generate earnings after covering the capital expenses associated with our net assets. We believe that economic profit effectively integrates the key drivers of our profitability and long-term growth, including earnings and cash generation, ongoing productivity and efficient use of net assets, while also taking into account Boeing’s cost of capital. Another feature of economic profit as a performance metric for Boeing has been its historical correlation to shareholder returns. In addition, economic profit is aligned with our enterprise financial performance targets and is the sole financial metric for our broad-based, annual non-executive employee incentive plan. This alignment between executives and non-executives encourages all of our employees to work toward the same financial goals. For these reasons, the Compensation Committee has determined that economic profit is the most appropriate metric for both our annual and long-term incentive programs.

Because of the long-term nature of our business, economic profit creates different, yet complementary, incentives for all our employees in the one-year annual incentive and for our executives in the three-year long-term incentive program. The table below outlines the key drivers for impacting economic profit on a one- and three-year basis.

Drivers of 1-Year Economic Profit	Drivers of 3-Year Economic Profit
• Operating cost management • Disciplined asset, inventory and cash management • Near-term business execution	• • • • • •	New orders Efficient use of long-term assets Inventory management Product development Technology innovation Greater productivity

Each of our economic profit metrics is calculated as follows:

•

Net operating profit after tax (operating earnings, adjusted to exclude share-based plans expense and Boeing Capital Corporation interest expense, and reduced for taxes using an effective tax rate), less

•

Capital charge (average net assets multiplied by a targeted cost of capital, where average net assets excludes cash, marketable securities, debt and certain pension and other post-retirement benefit obligations).

Economic profit targets are set by the Compensation Committee at the beginning of the relevant performance period. As a result, the 3-year economic profit target for purposes of the long-term incentive program will generally differ from the sum of the three 1-year economic profit targets covering the same time period. In order to better reflect the core operating performance of the Company and its businesses, the Compensation Committee may adjust 1-year or 3-year economic profit to account for certain items not forecast at the outset of a performance period such as (1) significant external events outside management’s control, (2) management decisions intended to drive long-term value but with short-term financial impacts, such as major acquisitions or dispositions and (3) significant changes to market conditions. Any references to economic profit in this proxy statement shall mean economic profit if and as adjusted to account for such items. See “Annual Incentive Plan—2013 Annual Incentive Assessment” beginning on page 28 and “Long Term Incentive Program—2011-2013 Performance Award Assessment” on page 30.

In addition, beginning in 2014, long-term incentive awards will include PBRSUs. The PBRSUs, which will be paid in shares of stock (or in cash for eligible international executives) after the end of a three-year performance period, will be earned based on Boeing’s total shareholder return (“TSR”) relative to 24 peer companies.

We also measure our adjusted operating cash flow, which is used to determine the deductibility of annual and long-term incentive awards for our NEOs (except for the CFO) under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Adjusted operating cash flow means the net cash provided by operating activities of the Company as reported in the Company’s consolidated statement of cash flows included in its Annual Report on Form 10-K, adjusted to eliminate the effect of net customer financing cash flows, as reported in the Company’s consolidated statement of cash flows included in its Annual Report on Form 10-K. Incentive deductibility is discussed in more detail on page 35.

Determination of Performance Goals (Economic Profit) and Awards. Economic profit goals are based on the Company’s long-range business plan. These goals take into account expectations regarding the probability of achieving performance goals, consider applicable enterprise-wide and business unit risks, and incorporate a degree of “stretch” to push our executives to achieve a higher level of performance. Specific probabilities of achievement are not assigned to the economic profit goals. Goals are set by the Compensation Committee at the beginning of the performance period (one year for annual incentive awards and three years for long-term performance awards). This process is summarized below.

Beginning of Performance Period		During Performance Period		End of Performance Period
•	Economic profit goals and corresponding award opportunities are developed by management and approved by the Compensation Committee based on the Company’s long-range business plan	• •	Economic profit performance is monitored relative to goals Economic profit goals cannot be changed	• •	Management presents actual economic profit results relative to goals Compensation Committee evaluates results and approves final awards

As part of its evaluation of results, the Compensation Committee may adjust economic profit to better reflect the core operating performance of the Company and its businesses. Adjustments to the annual awards considered in a given year may or may not be applied to the long-term performance awards.

The following table sets forth our economic profit goals and actual performance as measured against those goals for the 2013 annual incentive plan and 2011-2013 performance awards under the long-term incentive program.

Compensation Element	Key Drivers of Actual Performance
2013 Annual Incentive Plan Goal: $2.200B Result: $2.982B Performance vs. Target: 170%	•	Increased cost savings driven by market-based affordability efforts at Boeing Defense, Space & Security (BDS) and productivity initiatives at Boeing Commercial Airplanes (BCA)
	•	Key program execution at BDS
	•	Disciplined asset, inventory and cash management
	•	Mitigation of risks related to BDS market conditions, BCA development programs and production rate increases

2011-2013 Performance Awards Goal: $6.260B Result: $7.604B Performance vs. Target: 186%	• •	Increased BCA orders driven by the 737, 777 and 787 programs Increased cost savings driven by market-based affordability efforts at BDS and productivity initiatives at BCA

	•	Disciplined asset, inventory and cash management
	•	Enterprise-wide mitigation of development, production and market risks

Historical Performance. The following graphs show our historical performance against our economic profit targets for the annual incentive plan and the performance award component of our long-term incentive program.

Mix of Pay. On average, approximately 85% of target NEO compensation is variable. The final value of the compensation received is tied to internal financial, strategic, operational, stock price and/or individual performance. If performance is at or above target levels, the executive’s compensation will be at or above target levels. Conversely, if performance is below target levels, the executive’s compensation will be below target levels. When setting performance goals for annual incentive and long-term performance awards, the Committee seeks to ensure that the target payout is achievable if the Company executes according to its long-range business plan during the applicable period. It is expected that both maximum performance and less-than-threshold (i.e., zero payout) performance would be infrequent.

The Compensation Committee determines the portion of each executive’s target compensation that will be performance-based, with the variable portion increasing as the executive’s responsibilities and expected contributions to the Company increase. Variable compensation consists of the target annual incentive and the target value of performance awards, stock options and restricted stock units granted. The percentages below are calculated by dividing each compensation element by target total compensation, which consists of base salary plus variable compensation.

Base Salary. Base salaries are designed to provide a fixed level of cash compensation for each executive. Salaries may be adjusted based on individual factors such as competencies, skills, experience, performance and the assumption of new responsibilities or promotions. There are no specific weightings assigned to these individual factors. Annual salary adjustments are generally effective in March. When setting base salaries, the Compensation Committee also considers the impact of base salary on other compensation elements, such as the size of target incentive awards.

The Compensation Committee has not increased Mr. McNerney’s base salary since March 2008. In 2013, Mr. Smith’s base salary increased by 10.7% to move his salary closer to a market-competitive level,

Mr. Muilenburg’s base salary increased by 21.3%, effective December 31, 2013, to reflect the significant increase in his responsibilities in connection with his assumption of the role of Vice Chairman, President and Chief Operating Officer, and the base salaries of the other NEOs increased by 3% to 3.5%.

Annual Incentive Plan. The annual incentive plan is designed to reward executives based on the achievement of Company and individual goals for the performance year. Executives are assigned a target incentive award based on their pay grade. Actual incentive awards are determined by Company, business unit (if applicable) and individual performance scores and paid 100% in cash. Our CEO’s employment agreement provides for a maximum award of 230% of his base salary. The mechanics of the annual incentive plan are as follows:

Target Annual Incentive Award	X	Company/Business Unit Performance Score	X	Individual Performance Score	=	Actual Annual Incentive Award
• % of base salary (based on pay grade) • CEO annual incentive target of 170% of salary • Other NEO annual incentive targets range from 80% to 110% of salary

•  Based on one-year economic profit

•  Score can range from 0.0 to 2.0 (target of 1.0)

•  For executives in the two principal business units, Company results are weighted 75% and business unit results are weighted 25%. Beginning in 2014, for other executives, Company results will be weighted 75% and the average of the results of the two principal business units will be weighted 25%

•  Measures business performance and leadership attributes

•  Score can range from 0.0 to 2.0 (target of 1.0)

•  Scores recommended by management (CEO score determined by the Compensation and GON Committees)

• Maximum award of 200% of target (for CEO, subject to cap of 230% of salary)

Individual performance scores for elected officers other than the CEO are initially assigned by the CEO, subject to review and approval by the Compensation Committee. The CEO’s individual performance score is determined by the Compensation and GON Committees and reviewed with the Board. Individual performance scores generally fall between 0.80 and 1.20 and generally average to 1.0 for each executive grade. Two components make up the individual performance score:

•

Business Performance Score (weighted 70%)—A qualitative and quantitative assessment of an executive’s individual performance goals and contributions, value of contributions relative to peers and overall organization performance throughout the performance period; and

•

Leadership Attribute Score (weighted 30%)—A qualitative and quantitative assessment of an executive’s performance with respect to six key leadership attributes applicable to all Company executives and managers that we have determined are critical to business success.

2013 Annual Incentive Assessment. Economic profit for 2013 was $2.982 billion versus a target of $2.200 billion. This above target performance resulted in a Company performance score of 1.7. The BCA performance score was 1.3, yielding a combined score of 1.6 for BCA executives. The BDS performance score was 1.4, yielding a combined score of 1.625 for BDS executives.

The above-target performance scores were primarily due to the following achievements:

•	Increased cost savings driven by market-based affordability efforts at BDS and productivity initiatives at BCA;

•	Key program execution at BDS;

•	Disciplined asset, inventory and cash management across the enterprise; and

•	Mitigation of risks related to BDS market conditions, BCA development programs and production rate increases.

In order to better reflect the Company’s core operating performance, the Compensation Committee, consistent with its authority and past practices, adjusted economic profit for the 2013 annual incentive plan to exclude the financial impact of the A-12 settlement and decreased economic profit to exclude the financial impact of lower-than-planned tax rates.

In 2013, NEO individual performance scores ranged from 0.97 to 1.10, averaging 1.04. Messrs. McNerney, Smith and Muilenburg received scores above 1.0. Mr. McNerney’s actual annual incentive award was lower than the annual incentive plan would otherwise require based on his performance score, as his employment agreement limits his annual incentive award to 230% of base salary. The above-target performance scores were primarily the result of the Company’s significant financial, operational and business achievements, as well as the executives’ progress on key initiatives, leadership strength and overall contributions to the Company during 2013. In addition to these factors, the individual performance scores also reflect the following:

•

Mr. McNerney’s effective leadership and successful implementation of Boeing’s business strategies, as evidenced by the Company’s strong competitive position, Dow 30-leading TSR of 84.7% for 2013, revenue growth and core financial performance, key program wins and backlog expansion;

•

Mr. Smith’s implementation of disciplined cost reduction and cash management strategies and his mitigation of financial risks facing the Company, as evidenced by Boeing’s improved cash flow, increased cash balance and healthy operating margin;

•	Mr. Hill’s achievements as leader of the Company’s international and business strategy organizations, driving global business results by developing partnerships and Company presence around the world;

•	Mr. Muilenburg’s achievements as leader of the Boeing Defense, Space & Security business, including those described on page 21 in the table of 2013 performance highlights; and

•	Mr. Tracy’s strong leadership and successful efforts driving integration in the Company’s engineering, operations and supplier management organizations.

Based on 2013 Company, business unit and individual performance results (as detailed above), the Compensation Committee believes the annual incentive compensation awarded to the NEOs for 2013 was appropriate and achieved the objectives of the executive compensation program.

Long-Term Incentive Program. The long-term incentive program is designed to drive achievement of long-term operational and financial goals and increased shareholder value, as well as to encourage retention of key talent over a sustained time period. Payouts are determined by stock price performance and achievement of economic profit goals. Long-term incentive awards in 2013 were made in the following mix (based on the target value at grant):

•	Performance awards: 40%

•	Stock options: 30%

•	Restricted stock units: 30%

Long-Term Incentive—Performance Awards. Performance awards reward executives to the extent that the Company meets or exceeds target economic profit thresholds for the relevant three-year performance period. Three-year economic profit targets are set by the Compensation Committee at the beginning of each performance period based on the Company’s Board-reviewed long-range business plan. Individual target awards are based on a multiple of base salary and final awards may range from 0% to 200% of an individual’s target. Performance awards are designed to pay 100% of target at the end of the three-year performance cycle if planned economic profit is achieved. Payment, if earned, is made in cash, stock or a combination of both, at the Compensation Committee’s discretion. It is expected that both maximum performance and less-than-threshold (i.e., zero payout) performance would be infrequent.

Long-Term Incentive—Stock Options. Stock options align executives’ interests with those of shareholders since stock options have realizable value only if the price of Boeing stock increases after the options are granted. Stock option grant levels are set annually based on the target expected value. All options granted have an exercise price equal to the fair market value (average of high and low prices) of Boeing stock on the grant date and vest ratably over three years. We do not reprice or buy back options.

Long-Term Incentive—Restricted Stock Units. RSUs reward continued and sustained performance. RSUs provide an immediate sense of ownership since the value of these units is equal to Boeing’s stock price. As such, the ultimate value realized upon vesting (three years after grant) will be based on the stock price at that point in time. The use of RSUs is consistent with our objective of facilitating significant stock ownership through a mix of equity and cash-settled awards. In addition, RSUs are less dilutive to shareholders than stock options because fewer shares are required to deliver an equivalent value. In 2014, eligible international executives will begin receiving RSUs that settle in cash.

2011-2013 Performance Award Assessment. The Compensation Committee determined that Boeing’s 2011-2013 cumulative economic profit was $7.604 billion versus a target of $6.260 billion. This resulted in an award payout factor for the three-year period of $186 per unit, which is 86% above the target amount of $100 per unit. The performance awards were paid to executives in cash. The above-target performance was primarily the result of the following achievements:

•	Increased BCA orders driven by the 737, 777 and 787 programs;

•	Increased cost savings driven by market-based affordability efforts at BDS and productivity initiatives at BCA;

•	Disciplined asset, inventory and cash management across the enterprise; and

•	Enterprise-wide mitigation of development, production and market risks.

For the 2011-2013 performance period, the Compensation Committee increased economic profit to exclude, or partially exclude, the financial impact of historically low discount rates that caused higher-than-planned pension expense, changed acquisition priorities at the U.S. Department of Defense and the impact of the A-12 settlement. The Compensation Committee decreased economic profit to exclude or partially exclude the financial impact of lower-than-planned tax rates, a favorable litigation settlement and lower-than-expected post-retirement expense. In the Committee’s informed judgment, these adjustments are in the long-term interests of shareholders by rewarding all employees, including executives, based on the core operating performance of the Company and incentivizing sustained performance by executives without encouraging undue risk.

Beginning in 2014, stock option awards will be replaced by awards of performance-based restricted stock units that will vest based on the achievement of relative total shareholder return over rolling three-year periods as measured against the performance of our peer group of companies plus Airbus Group NV (Airbus). In addition, the mix of long-term incentive awards will be adjusted to the following (based on the target value at grant):

•	Performance awards: 50%

•	Performance-based restricted stock units: 25%

•	Service-based restricted stock units: 25%

These changes to our long-term incentive program, adopted in part in response to shareholder feedback, have the effect of adding a second performance metric to our long-term incentive program and increasing the performance-based “at risk” portion of the long-term incentive to 75%.

Supplemental Equity Awards. From time to time the Compensation Committee may grant supplemental equity awards to executives to retain high-performing leaders, reward exceptional performance or recognize expanded responsibility. Supplemental equity awards have vesting and other provisions designed to promote retention of the services and skills of the recipient. These restricted stock unit grants encourage retention because they generally do not vest until the third or fourth anniversary of the grant date and will be forfeited in full if the executive resigns, retires or is terminated for cause prior to vesting. Supplemental equity awards were granted to Messrs. Hill and Tracy in 2013 in recognition of their strong performance and as a retention vehicle.

No Accelerated Vesting Upon Change-In-Control. The Company does not accelerate the vesting of any equity awards in connection with a change-in-control. In addition, performance awards and restricted stock units granted under our long-term incentive program provide for accelerated vesting only on a pro-rated basis based on active employment during the vesting period, and any unvested stock options granted under that program are forfeited upon cessation of employment.

Other Design Elements

As part of a comprehensive and competitive executive compensation package, executives (including NEOs) receive additional benefits as summarized below. These benefits are designed to attract and retain the executive talent needed to achieve our business and financial objectives.

Retirement Benefits. Executives hired before January 1, 2009, are eligible to participate in the Company’s Pension Value Plan (“PVP”) and Supplemental Executive Retirement Plan (“SERP”), two defined-benefit retirement plans that do not require employee contributions. The PVP is generally available to all salaried U.S. employees hired before 2009, other than employees covered by certain collective bargaining agreements. The amount of the pension benefit under the PVP is based on the employee’s pay and service and is determined by the same formula for executives and non-executives. The SERP provides non-qualified pension benefits to the extent the employee’s benefit under the PVP is limited by the Internal Revenue Code plus, in certain cases, a supplemental target benefit that may enhance the benefits received under the PVP. We also provide a supplemental retirement benefit to Mr. McNerney per the terms of his employment agreement to compensate him for retirement benefits provided by his prior employer that he forfeited when he accepted his role at Boeing. Mr. Smith earned benefits in a Canadian subsidiary pension plan for part of his Company service. Part of that service was in the Toronto Salaried Plan and the Toronto SERIP. Effective December 31, 2015, eligible participants will cease to accrue pension benefits under the PVP and the SERP. Plan participants affected by these changes will instead transition to a new defined contribution benefit as described below.

All executives are eligible to participate in the Company’s Voluntary Investment Plan (“VIP”), a tax-qualified defined contribution plan, with a 401(k) and employee stock ownership plan feature, in which participating employees receive a Company match, and the Supplemental Benefit Plan (“SBP”), a non-qualified defined contribution plan that allows eligible employees to save and receive a Company match on amounts above those permitted under the VIP due to Internal Revenue Code limits. For employees hired after 2008, we make additional Company contributions of 3%, 4% or 5% of eligible earnings (depending on age) above those permitted under the VIP due to Internal Revenue Code limits and with respect to the executive’s annual incentive compensation. The SBP also provides a supplemental retirement benefit (a Defined Contribution SERP Benefit) to certain executives who are hired or rehired on or after January 1, 2009. Effective January 1, 2016, in connection with the cessation of benefit accruals under the PVP and SERP, eligible participants hired prior to 2009 will receive additional Company contributions to the VIP and/or SBP, as applicable, totaling 9%, 8% and 7% of eligible earnings for 2016, 2017 and 2018, respectively. Thereafter, these participants will generally receive the same Company contributions to the VIP and SBP as those hired after 2008. The Defined Contribution SERP benefit will also be extended, effective January 1, 2016, to certain executives who were hired prior to 2009 in the form of an additional contribution equal to 5% of eligible earnings plus, for those participants who are 55 or over, an incremental amount (payable for seven years) based on years of service.

The Deferred Compensation Plan for Employees allows executives to voluntarily defer, on a non-qualified basis, receipt of a portion of salary, earned annual incentive awards and earned performance awards.

Perquisites and Other Executive Benefits. Consistent with our executive compensation philosophy and our commitment to emphasize performance-based pay, we limit the perquisites and other benefits that we provide to executives, and any such benefits are provided to help achieve our business objectives. In 2013, these perquisites (by primary objective achieved) included:

•

Security—Our CEO is required, and certain senior executives are encouraged, to use Company aircraft for business and personal travel for security reasons. We provide ground transportation services to the CEO so that he may conduct business during his commute and for security purposes. In addition, home security is provided to the CEO and certain other executives.

•	Productivity—Relocation assistance services (when applicable), and tax preparation and planning services.

•	Health—Annual physical exam.

•	Other—Supplemental life insurance; charitable gift matching program and travel planning assistance.

No tax gross-ups are provided except in connection with certain relocation expenses. The Compensation Committee annually reviews perquisites and other executive benefits to ensure that they are reasonable and consistent with the practices of companies within our peer group.

Severance Benefits. We have maintained an Executive Layoff Benefit Plan since 1997 to provide a reasonable separation package for executives who are involuntarily laid off and do not become employed elsewhere within the Company. The plan provides a layoff benefit equal to one year of base salary plus an amount equal to the executive’s target annual incentive multiplied by the Company performance score (and business unit score, as applicable) for the year in which the layoff occurs. The plan does not provide enhanced change-in-control benefits or tax gross-ups. The Compensation Committee believes that the benefits provided under the plan are consistent with those provided by our peers and other companies with whom we compete for executive talent. In addition to the benefits under the plan, executives may continue to participate in certain incentive award programs after a separation based on service and the terms and conditions of the award.

Pursuant to his employment agreement, Mr. McNerney is also entitled to certain severance payments. Such payments would require a so-called “double-trigger”—i.e., (1) a change-in-control and (2) termination of Mr. McNerney’s employment within two years of or in connection with such change in control by the Company without cause or by Mr. McNerney with good reason (e.g., adverse change in responsibilities, pay, reporting relationships or our—or our successor’s—failure to abide by the agreement). In the event these conditions are satisfied, Mr. McNerney would be eligible to receive a cash severance payment, credit for severance and related service for purposes of his supplemental retirement benefit and medical coverage. The cash severance payment is three times the sum of base salary plus target annual incentive. The agreement does not provide for any tax gross-ups. The level and nature of these benefits were reviewed against market data and determined through a negotiated employment agreement to attract Mr. McNerney, who had similar arrangements with his prior employer, to join Boeing.

Governance of Pay-Setting Process

The Company applies the following approach in setting compensation for its executives:

•	All executives are assigned to pay grades by comparing position-specific duties and responsibilities with market data and our internal management structure.

•	Each pay grade has a salary range with corresponding target annual and long-term incentive award opportunities, executive benefits and perquisites.

•	Salary ranges and incentive opportunities by pay grade are benchmarked annually against our peer group to ensure they are competitive.

•

Individual executive pay positioning is generally targeted at the median of our peer group but can vary based on the requirements of the job (competencies and skills), the executive’s experience and performance, and the organizational structure of the businesses (internal alignment and pay relationships).

•	The Compensation Committee may make exceptions to normal practices based on critical business and people needs.

Role of Board, Management and Consultants. The Compensation Committee establishes, reviews and approves all elements of the executive compensation program. The Compensation Committee works with an independent executive compensation consultant, Compensation Advisory Partners (“CAP”), for advice and perspective regarding market trends that may affect decisions about our executive compensation program and practices. CAP also advises the GON Committee in connection with nonemployee director compensation matters. CAP provided no services to Boeing outside of its duties as the independent consultant to these two Board committees. The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent CAP from independently representing the Compensation and GON Committees. For more information on this conflicts of interest assessment, see “Corporate Governance—Compensation Consultants” on page 18.

Boeing management has the responsibility for effectively implementing the executive compensation program. Aon Hewitt served as management’s compensation consultant during 2013.

Additional responsibilities of the Board of Directors, Compensation Committee, management and the compensation consultants include:

Board of Directors and Compensation Committee

•

The Compensation Committee reviews and approves the CEO’s business goals and objectives relevant to executive compensation, evaluates the performance of the CEO in light of those goals and objectives in coordination with the GON Committee and recommends the CEO’s compensation level to independent members of the Board based on this evaluation. The Compensation Committee reviews and approves the CEO’s annual and long-term incentive targets and payouts.

•

Based on a review of peer data, pay tally sheets (as described below), individual performance and internal pay comparisons, the Compensation Committee sets pay for the CEO and reviews and approves all NEO pay arrangements other than base salaries, which are approved by the Board as required by our By-Laws.

•	The Board reviews all components of compensation and approves all executive officer base salaries.

•	A supermajority (two-thirds) of the Board must approve any incentive awards for our NEOs that are granted under a plan not previously approved by a supermajority of the Board.

Management

•

The CEO; Senior Vice President, Human Resources and Administration; and Vice President, Strategy, Compensation and Benefits make recommendations on program design and pay levels, where appropriate, and implement the program approved by the Compensation Committee.

•

The CEO makes recommendations with respect to the compensation of other officers, including the other NEOs, and is assisted in pay administration by the Senior Vice President, Human Resources and Administration.

•

The CFO provides the financial information used by the Compensation Committee to make decisions with respect to incentive compensation goals based on achievement of economic profit targets and related payouts, if any.

Compensation Consultants

Compensation Committee’s Independent Consultant	Management’s Consultant
• Presents peer group pay practices and other relevant benchmarks for CEO and nonemployee director compensation to the Compensation Committee and GON Committee, respectively, as well as management.	• Presents peer group pay practices and other relevant benchmarks (except for the CEO and nonemployee directors) to the Compensation Committee and management.

• Reviews and provides recommendations concerning management’s data and work product and compensation-related practices and proposals.

• Advises the Compensation Committee Chairman and the Compensation Committee with respect to management’s proposals.

• Meets with the Compensation Committee in executive session following regular meetings of the Committee.

• Prepares comprehensive pay tally sheets for elected officers for Compensation Committee review. The pay tally sheets provide total annual compensation and accumulated wealth (value of equity holdings, outstanding long-term incentives, deferred compensation and pension).

• Provides periodic updates to the Compensation Committee regarding tax, accounting and regulatory issues that may impact executive compensation design, administration and/or disclosure.

Benchmarking Against Our Peer Group. Peer group benchmarking is one of several factors considered in the pay setting process. Peer group practices are analyzed annually for target total direct compensation and for other pay elements (such as executive benefits and perquisites). We benchmark executive compensation against a peer group of leading U.S.-based companies (with an emphasis on aerospace and industrial manufacturing companies) that have a technology focus, large global operations, a diversified business and comparable annual sales and market capitalizations. Each year the Compensation Committee, working with its independent consultant, reviews the composition of the peer group and determines whether any changes should be made. The Compensation Committee has not made any changes to the peer group since 2010. In 2013, Boeing’s peer group consisted of the 24 companies listed below. Beginning in 2014, Dell will not be included in the peer group because it has ceased to be a publicly-traded company.

3M	DuPont	Honeywell	Northrop Grumman
AT&T	Exxon Mobil	IBM	Procter & Gamble
Caterpillar	Ford	Intel	Raytheon
Chevron	General Dynamics	Johnson & Johnson	United Parcel Service
Cisco Systems	General Electric	Johnson Controls	United Technologies
Dell	Hewlett-Packard	Lockheed Martin	Verizon Communications

The median revenue of our peer group for the year ended December 31, 2013 was approximately $56.3 billion as compared to our revenues of $86.6 billion. As of December 31, 2013, the median market capitalization of our peer group was $97.3 billion as compared to our market capitalization of $102.6 billion. The Compensation Committee reviews our peer group and executive compensation program on at least an annual basis and, with the assistance of its independent compensation consultant, compares our executive compensation practices to those of our peers. Individual executive pay is generally targeted at the median of our peer group, but can vary based on the requirements of the job (competencies and skills), the executive’s experience and performance and the organizational structure of the businesses (internal alignment and pay relationships).

The PBRSUs issued under our long-term incentive program beginning in 2014 will pay out based on Boeing’s TSR during the relevant performance period, as measured against the companies in the above-described peer group plus Airbus. For additional information on the PBRSUs, see page 22.

Additional Considerations

Executive Stock Ownership. In order to further align the interests of our senior executives with the long-term interests of shareholders, we require NEOs and other senior executives to own significant amounts of Boeing stock. Senior executives are required to attain and maintain the following investment position in Boeing stock and stock equivalents:

•	CEO: 6x base salary

•	Vice Chairmen and Executive Vice Presidents: 4x base salary

•	Senior Vice Presidents: 3x base salary

•	Vice Presidents: 1x or 2x base salary based on executive grade

Senior executives must fulfill their requirements within five years after joining the executive grade to which such requirement applies. During the five-year period, executives are expected to accumulate qualifying equity until they meet the minimum stock ownership requirement. As of December 2013, each NEO’s stock ownership met their respective stock ownership requirement.

Each year, the Compensation Committee reviews the ownership position of each elected officer as well as a summary covering all senior executives. In assessing stock ownership, the average daily closing stock price over a one-year period (ending September 30 of each year) is used. This approach mitigates the effect of stock price volatility and is consistent with the objective of requiring long-term, sustained stock ownership. The Compensation Committee may, at its discretion, elect at any time to pay some or all performance awards in stock, including for executives who are currently not in compliance with the applicable ownership requirement.

Shares owned directly by the executive as well as stock units, restricted stock units, deferred stock units and shares held through our savings plans are included in calculating ownership levels. Shares underlying stock options do not count toward the ownership guidelines.

Granting Practices. The Compensation Committee grants long-term incentive awards each February at a regular meeting of the Compensation Committee. The Compensation Committee meeting date, or the next business day if the meeting falls on a day when the NYSE is closed for trading, is the effective grant date for the grants. The stock option exercise price per share is the fair market value (average of high and low prices) of Boeing stock on the grant date.

New executives hired or internally promoted after the February grant date but on or before December 31 will receive a pro-rated long-term incentive award, if any, for that year. Grants are pro-rated based on the time remaining in the 36-month performance or vesting period as of the date of hire or promotion. This approach was adopted to better align the Company’s program with peer practices and provide the executive with an immediate tie to Boeing’s long-term performance.

We also may grant supplemental equity awards to retain high-performing leaders, reward exceptional performance or recognize expanded responsibility. The effective date of these grants is determined based on the timing of the recognition or hiring and approved on or in advance of the effective date of the grant by the Compensation Committee. The exercise/grant price is the fair market value of Boeing stock on the effective date.

Accounting and Tax Implications. The Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term and equity compensation. The forms of long-term compensation selected are intended to be cost-efficient.

•

Stock Options and Restricted Stock Units—We account for stock option and restricted stock unit awards in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of options, shares or units, as applicable, that vest.

•

Performance Awards—The estimated payout amount of performance awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting. Our ultimate expense will equal the value earned by/paid to the executives. As such, the ultimate expense is not determinable until the end of the three-year performance period.

Securities Trading Policy. We have a policy that prohibits executive officers and directors from trading in Boeing securities while aware of material non-public information, or engaging in hedging transactions or short sales and trading in “puts” and “calls” involving Boeing securities. This policy is described in our Corporate Governance Principles, which may be viewed in the corporate governance section of our website at www.boeing.com/corp_gov/. In addition, executive officers and directors are prohibited from pledging Boeing securities without first demonstrating that they have the financial capacity to repay the loan and receiving pre-clearance from the Corporate Secretary.

Clawback Policy. We will require reimbursement of any incentive payments to an executive officer if the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. This policy is described in our Corporate Governance Principles.

Tax Gross-Ups. We do not provide tax gross-ups other than for certain relocation expenses.

Limitations on Deductibility of Compensation. Section 162(m) limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

We consider the impact of this rule when developing and implementing our executive compensation program. Annual incentive awards, performance awards, stock options and performance-based restricted stock units are generally designed to meet the deductibility requirements. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards, performance awards, stock options, restricted stock units and performance-based restricted stock units may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

There are different means by which the Board may pay executives. One such means is the Elected Officer Annual Incentive Plan, which was established to allow for the payment of annual incentive awards that would be deductible under Section 162(m). However, that plan is not the exclusive means by which annual and long-term incentive payments may be made to NEOs. The Board at its discretion may make such awards. When awards are made outside the Elected Officer Annual Incentive Plan, however, they may not be tax deductible. For 2013, we met the plan requirements for the Elected Officer Annual Incentive Plan. As a result, this payment is considered performance-based compensation under Section 162(m).

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis, beginning on page 21. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Arthur D. Collins, Jr., Chair David L. Calhoun Kenneth M. Duberstein Ronald A. Williams Mike S. Zafirovski

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2013 had a relationship that requires disclosure as a Compensation Committee interlock.

Compensation and Risk

We believe that our compensation programs create appropriate incentives to increase long-term shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•	Compensation Committee-approved limits on annual incentive and long-term performance awards;

•

With each increase in executive pay level, a proportionately greater award opportunity is derived from the long-term incentive program, creating a greater focus on sustained Company performance over time;

•	The use of 1-year and 3-year economic profit as our principal performance metrics, which incent employees to increase earnings and manage net assets efficiently;

•

Use of three distinct long-term incentive vehicles—performance awards, restricted stock units and either stock options or, beginning in 2014, performance-based restricted stock units—that vest in three year periods thereby providing strong incentives for sustained operational and financial performance;

•

A long-term incentive program that has overlapping performance periods, such that at any one time three separate and distinct potential long-term awards are affected by current year performance, thereby requiring sustained high levels of performance year over year to achieve a payout;

•	Significant share ownership requirements for senior executives, monitored by the Compensation Committee, that ensure alignment with shareholder interests over the long term;

•	Compensation Committee discretion to adjust economic profit to reflect the core operating performance of the Company and its businesses, but not to authorize payouts above stated maximum awards;

•

Incorporation of an individual performance score for each executive as a critical factor in the annual incentive calculation, thereby enabling the Compensation Committee to direct a zero payout to any executive in any year if the individual executive is deemed to have sufficiently poor performance or is found to have engaged in activities or misconduct that pose a financial, operational or other undue risk to the Company; and

•

Formal clawback/recoupment policies applicable to both cash and equity compensation of senior executives, along with restrictions on trading by senior executives to reduce insider trading compliance risk, as well as a prohibition on hedging and restrictions on pledging Company equities.

In light of these features, we conclude that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth information regarding 2013 compensation for each of our 2013 named executive officers; 2012 and 2011 compensation is presented for executives who were also named executive officers in 2012 and 2011. The Summary Compensation Table and the 2013 Grants of Plan-Based Awards table should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our program. In addition, we have provided a supplemental table on page 39 showing elements of our CEO’s actual compensation realized in 2013 and 2012.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
W. James McNerney, Jr.	2013	$1,930,000	$3,763,534	$3,763,503	$12,920,972	0	$885,553	$23,263,562
Chairman and Chief Executive Officer	2012 2011	1,930,000 1,930,000	3,763,492 3,420,165	3,763,497 3,420,159	10,819,580 8,704,300	6,366,794 4,555,010	840,775 928,679	27,484,138 22,958,313
Gregory D. Smith	2013	685,700	616,608	616,597	1,553,042	28,930	95,135	3,596,012
Executive V.P. and Chief Financial Officer	2012	594,635	609,342	609,374	1,099,095	222,627	86,453	3,221,526
Shephard W. Hill	2013	662,346	3,562,683	524,112	1,970,912	445,444	55,120	7,220,617
President, Boeing International and Senior V.P., Business Development and Strategy
Dennis A. Muilenburg	2013	941,004	1,156,567	1,156,559	3,494,900	717,653	254,929	7,721,612
Vice Chairman, President and Chief Operating Officer	2012 2011	884,255 780,000	5,405,705 734,995	959,994 734,995	2,619,900 1,342,900	1,783,301 1,101,761	289,939 109,580	11,943,094 4,804,231
John J. Tracy	2013	623,089	3,531,613	493,046	1,754,606	318,102	63,614	6,784,070
Senior V.P., Engineering, Operations and Technology and Chief Technology Officer

(1)	Amounts reflect base salary paid in the year, before any deferrals at the officer’s election and including salary increases effective during the year, if any.

(2)	Amounts reflect the aggregate grant date fair value of RSUs granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the officer. The grant date fair value of each RSU award in 2013 is set forth in the 2013 Grants of Plan-Based Awards table on page 40. A description of RSUs appears on page 41.

(3)	Amounts reflect the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the officer. Assumptions used in the calculation of these values are included in Note 15 to our audited financial statements included in our 2013 Annual Report on Form 10-K. A description of stock options appears on page 41.

(4)	Amounts reflect (a) annual incentive compensation, which is based on Company, business unit (if applicable), and individual performance during the relevant year, pursuant to the annual incentive plan, and (b) any payout of performance awards for the three-year performance period that ended in the relevant year, pursuant to the long-term incentive program. Annual cash incentive compensation and performance award payouts for our NEOs (before taking into account any elective deferrals of such compensation) were as follows:

Name	Year	Annual Incentive Compensation ($)	Long-Term Incentive Performance Awards ($)	Total Non-Equity Incentive Plan Compensation ($)
W. James McNerney, Jr.	2013	$4,439,000	$8,481,972	$12,920,972
	2012	4,439,000	6,380,580	10,819,580
	2011	4,439,000	4,265,300	8,704,300
Gregory D. Smith	2013	1,135,100	417,942	1,553,042
	2012	784,300	314,795	1,099,095
Shephard W. Hill	2013	875,000	1,095,912	1,970,912
Dennis A. Muilenburg	2013	1,672,100	1,822,800	3,494,900
	2012	1,575,900	1,044,000	2,619,900
	2011	1,118,500	224,400	1,342,900
John J. Tracy	2013	848,600	906,006	1,754,606

Annual incentive compensation and performance awards are discussed in further detail under Compensation Discussion and Analysis beginning on page 21. The estimated target and maximum amounts for annual incentive awards for 2013 and for performance awards granted in 2013 are reflected in the 2013 Grants of Plan-Based Awards table on page 40.

(5)

Amounts reflect the aggregate increase in the actuarial present value of the officer’s accumulated benefits under all pension plans (including supplemental retirement benefits under an individual agreement with Mr. McNerney) during the year. If the change in actuarial present value was negative, the change in value is shown as zero in the table above. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements. There are many assumptions that are used to determine the present value of accumulated benefits with interest rates being one of the key assumptions. An increase in the interest rate generally decreases the present value of pension benefits. The degree of change in the present value depends on the age of the employee, when the benefit payments begin, and how long the benefits are expected to last. During 2013, pension values decreased primarily due to increases in applicable discount rates; and increased due to (i) increases in average eligible compensation; (ii) increases in present value due to participant aging; and (iii) an additional year of credited service under existing plans. Information regarding our pension plans is set forth in further detail under the 2013 Pension Benefits table beginning on page 44.

(6)	The table below sets forth the elements of “All Other Compensation” provided in 2013 to our NEOs:

Name	Perquisites and Other Personal Benefits ($)(a)	Life Insurance Premiums ($)(b)	Company Contributions to Retirement Plans ($)(c)	Total All Other Compensation ($)
W. James McNerney, Jr.	$499,844	$269,909	$115,800	$885,553
Gregory D. Smith	49,877	4,116	41,142	95,135
Shephard W. Hill	11,414	3,965	39,741	55,120
Dennis A. Muilenburg	192,833	5,636	56,460	254,929
John J. Tracy	22,500	3,729	37,385	63,614

(a)	Perquisites and personal benefits provided to one or more of our NEOs in 2013 consisted of use of Company aircraft for personal travel or to attend outside board meetings, personal use of ground transportation services, tax preparation and planning services, charitable donations, home security expenses, annual physicals and travel planning assistance. We determine the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits. The incremental cost to us for use of Company aircraft equals the variable operating cost, such as the cost of fuel, trip-related maintenance, crew travel expenses, on-board meals, landing fees and parking costs. Year over year costs per statute mile increased by 5.7% in 2013 primarily due to high fuel costs. Since our aircraft are used predominately for business travel, the calculation does not include costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips. The cost of any category of the listed perquisites and personal benefits did not exceed the greater of $25,000 or 10% of total perquisites and personal benefits for any NEO, except as follows: (i) $305,382 for use of Company aircraft for personal travel, $67,755 for use of Company aircraft associated with attendance at outside board meetings, $51,728 for personal use of ground transportation services, $43,775 for tax preparation and planning services, and $26,000 in gift matching donations for Mr. McNerney; (ii) $22,513 for use of Company aircraft for personal travel, $8,049 for tax preparation and planning services, and $16,000 in gift matching donations for Mr. Smith; (iii) $2,900 for tax preparation and planning services, $2,014 for annual physicals and $6,000 in gift matching donations for Mr. Hill; (iv) $27,300 for use of Company aircraft for personal travel, $121,149 for use of Company aircraft associated with attendance at outside board meetings, and $31,000 in gift matching donations for Mr. Muilenburg; and (v) $6,500 for tax preparation and planning services and $16,000 in gift matching donations for Mr. Tracy.

(b)	Represents premiums paid by us for term life insurance for the benefit of the insured executive, including supplemental life insurance premiums paid to Mr. McNerney pursuant to his employment agreement.

(c)	Represents matching contributions allocated by us to the NEO under our retirement plans.

CEO Actual Compensation Realized

The supplemental table below, which sets forth our CEO’s actual compensation realized in 2013 and 2012, is not a substitute for the Summary Compensation Table above. “Total Actual Compensation Realized” differs substantially from “Total Compensation” as set forth in the Summary Compensation Table on page 38. The principal differences between the tables are that the table below (i) does not include “Change in Pension Value” or “All Other Compensation” and (ii) reports the value realized on equity compensation during the applicable year in lieu of the grant date fair market value of awards that were granted in that year.

Year	Salary (1)	Annual Incentive Award(2)	Long-Term Incentive Plan Performance Award Payout(3)	Equity Compensation		Total Actual Compensation Realized
				Stock Option Exercises	Stock Award Vesting(4)

2013	$1,930,000	$4,439,000	$8,481,972	$20,036,665	$4,273,104	$39,160,741
2012	$1,930,000	$4,439,000	$6,380,580	$89,664	$7,241,488	$20,080,732

(1)	Mr. McNerney’s last base salary increase was effective March 1, 2008.

(2)	Company economic profit in 2013, as adjusted to reflect core operating performance, was $2.982B versus a target of $2.200B, resulting in a payout factor of 170%. The 2012 payout factor was 160%.

(3)	Company economic profit for the 2011-2013 performance period, as adjusted to reflect core operating performance, was $7.604B versus a target of $6.260B, resulting in a payout factor of $186 per performance award unit. The 2010-2012 payout factor was $145 per performance award unit.

(4)	Represents the value of RSUs granted in 2010 and 2009 as part of the long-term incentive program that vested in 2013 and 2012, respectively.

2013 Grants of Plan-Based Awards

The following table provides information for each of our NEOs regarding 2013 annual and long-term incentive award opportunities, including the range of potential payouts under non-equity incentive plans. Specifically, the table presents the 2013 grants of annual incentive awards, performance awards, stock options, and RSUs.

Name	Type of Award	Grant Date	Committee Action Date(1)	Number of Units Granted (#)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
					Target ($)	Maximum ($)
W. James McNerney, Jr.	Annual Incentive			—	$3,281,000	$4,439,000	—	—	—	—
	Performance Award			50,180	5,018,000	10,036,000	—	—	—	—
	Stock Options	2/25/2013	2/24/2013	—	—	—	—	237,445	$75.97	$3,763,503
	RSUs	2/25/2013	2/24/2013	—	—	—	49,543	—	—	3,763,534
Gregory D. Smith	Annual Incentive			—	654,619	1,309,238	—	—	—	—
	Performance Award			8,221	822,100	1,644,200	—	—	—	—
	Stock Options	2/25/2013	2/24/2013	—	—	—	—	38,902	75.97	616,597
	RSUs	2/25/2013	2/24/2013	—	—	—	8,117	—	—	616,608
Shephard W. Hill	Annual Incentive			—	530,651	1,061,302	—	—	—	—
	Performance Award			6,988	698,800	1,397,600	—	—	—	—
	Stock Options	2/25/2013	2/24/2013	—	—	—	—	33,067	75.97	524,112
	RSUs	2/25/2013	2/24/2013	—	—	—	6,899	—	—	524,083
	RSUs	2/25/2013	2/24/2013	—	—	—	40,000	—	—	3,038,600
Dennis A. Muilenburg	Annual Incentive			—	943,861	1,887,722	—	—	—	—
	Performance Award			15,421	1,542,100	3,084,200	—	—	—	—
	Stock Options	2/25/2013	2/24/2013	—	—	—	—	72,969	75.97	1,156,559
	RSUs	2/25/2013	2/24/2013	—	—	—	15,225	—	—	1,156,567
John J. Tracy	Annual Incentive			—	499,200	998,400	—	—	—	—
	Performance Award			6,574	657,400	1,314,800	—	—	—	—
	Stock Options	2/25/2013	2/24/2013	—	—	—	—	31,107	75.97	493,046
	RSUs	2/25/2013	2/24/2013	—	—	—	6,490	—	—	493,013
	RSUs	2/25/2013	2/24/2013	—	—	—	40,000	—	—	3,038,600

(1)	Stock option and RSU awards that were approved by the Compensation Committee on Sunday, February 24, 2013 had a grant date of Monday, February 25, 2013, the first trading day following the date of the approval.

(2)	Payouts of annual incentive awards and performance awards may range from $0 to the maximum as described above. Therefore, in accordance with SEC rules, we have omitted the “Threshold” column.

Annual Incentive Awards

The amounts shown for annual incentive awards represent the target and maximum amounts of annual cash incentive compensation that, depending on Company, business unit (if applicable), and individual performance results, might have been paid to each NEO for 2013 performance. The actual amount paid for 2013 is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 38. If employment is terminated due to death, disability, layoff or retirement during the year, the executive (or beneficiary) remains eligible under the award and, if the award is earned, will receive a pro-rated payout, based on the number of days employed during the year, at the same time payment is made to other participants. These awards may be deferred at the election of the executive. These awards are described in further detail on page 28.

Performance Awards

The amounts shown for performance awards represent the target and maximum amounts that, depending on performance results, might be paid to each NEO pursuant to performance awards granted in 2013. The performance awards shown are units that pay out based on the achievement of internal financial goals (economic profit) for the three-year period ending December 31, 2015. Individual target awards are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial value of $100. The amount payable at the end of the three-year performance period may be from $0 to $100 at target and $200 at maximum per unit, depending on our performance against plan for the three-year period. If employment is terminated due to death, disability, layoff or retirement during the performance period, the executive (or beneficiary) remains eligible under the award and, if the award is earned, will receive a pro-rated payout, based on the number of full and partial calendar months employed during the period, at the same time payment is made to other participants. The Compensation Committee has the discretion to pay these awards in cash, stock or a combination of both after the three-year performance period. These awards may be deferred at the election of the executive. Performance awards are described in further detail on page 29.

Stock Options

The amounts shown for stock options represent the number of nonqualified stock options granted to each NEO in 2013, the option exercise price and the grant date fair value of the options determined in accordance with FASB ASC Topic 718. The stock options vest over a period of three years, with 34% vesting on the first anniversary of the grant date and 33% vesting on each of the second and third anniversaries of the grant date. The exercise price per share is the fair market value (average of high and low prices) of Boeing stock on the grant date. The options expire ten years after the grant date. If an executive’s employment is terminated for any reason, the unvested portion of the stock option will not vest and all rights to the unvested portion will terminate completely. Vested options are generally exercisable for 90 days after termination of employment, except for terminations due to death, disability, layoff or retirement, in which case vested options remain exercisable for the earlier of five years from the date of termination or the end of the ten-year term of the option. Stock options are described in further detail on page 29.

Restricted Stock Units

The amounts shown for RSUs represent the number of RSUs awarded to each NEO in 2013 and the grant date fair value of the RSUs determined in accordance with FASB ASC Topic 718. The grant date fair values are calculated using the average of the high and low prices on the grant date. RSUs generally vest and settle on a one-for-one basis in shares of stock on the third anniversary of the grant date, except in the case of certain supplemental RSU awards. For RSUs granted as part of our long-term incentive program, if an executive terminates employment due to death, disability, layoff or retirement, the executive (or beneficiary) will vest immediately in a pro-rated amount of stock units based on active employment during the three-year performance period. Upon any other type of termination, the RSUs will not vest and all rights to the stock units will terminate completely. RSUs that are granted in order to retain or attract the services of a senior leader, reward exceptional performance, or recognize expanded responsibility (supplemental equity awards) vest in full upon death, disability or layoff, but are forfeited in their entirety if the executive retires prior to the end of the vesting period. Except as described above, the Company does not provide for accelerated vesting of equity awards. Supplemental RSU awards were granted to Messrs. Hill and Tracy in 2013, each of whom received grants of 40,000 RSUs. RSUs are described in further detail on page 30.

Employment Agreement with Mr. McNerney

We entered into an employment agreement with Mr. McNerney effective July 1, 2005 (which was amended and restated effective January 1, 2008 to conform with Section 409A of the Internal Revenue Code) providing for his employment as President and Chief Executive Officer and for his election as Chairman of the Board of Directors. The initial term of the agreement ended on July 1, 2008, but the term of the agreement automatically extends so that the remaining term is always two years. Either the Board of Directors or Mr. McNerney may give notice that the term will not be extended. The agreement provides for a minimum annual base salary of $1,750,000 and participation in incentive compensation plans and programs that are offered to other senior executives. Mr. McNerney last received a base salary increase on March 1, 2008 from $1,855,000 to $1,930,000. He is eligible to earn a target annual incentive award measured against internal financial goals (economic profit) of at least 170% of base salary, with a maximum annual incentive award of 230% of base salary and a potential reduced annual incentive award for achievements below target in accordance with the annual incentive plan. The employment agreement also provides for a retirement benefit, which is described on page 47 under “Employment Agreement Retirement Benefit.”

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information regarding outstanding stock options and unvested stock awards held by each of our NEOs as of December 31, 2013. Market values for outstanding stock awards, which include 2013 grants and prior-year grants, are based on the closing price of Boeing stock on December 31, 2013 of $136.49. Performance awards, which are not stock-based, are not presented in this table.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)				Service-Based Equity Awards
Name	Grant Year	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
W. James McNerney, Jr.
Equity Awards	—	—	—	—	—	152,894(2)	$20,868,502
Stock Options	2013	—	237,445(3)	$75.97	2/25/2023	—	—
	2012	75,760	147,064(4)	75.40	2/27/2022	—	—
	2011	127,588	62,844(5)	71.44	2/22/2021	—	—
	2010	210,210	—	63.83	2/22/2020	—	—
	2008	252,000	—	83.93	2/25/2018	—	—
	2007	215,000	—	89.65	2/26/2017	—	—
	2006	261,000	—	74.45	2/27/2016	—	—
	2004	2,400(6)	—	43.12	5/03/2014	—	—
Gregory D. Smith
Equity Awards	—	—	—	—	—	19,120(7)	2,609,689
Stock Options	2013	—	38,902(8)	75.97	2/25/2023	—	—
	2012	12,266	23,813(9)	75.40	2/27/2022	—	—
	2011	6,287	3,098(5)	71.44	2/22/2021	—	—
	2010	10,372	—	63.83	2/22/2020	—	—
	2009	3,911	—	35.57	2/23/2019	—	—
	2008	20,000	—	81.98	5/30/2018	—	—
Shephard W. Hill
Equity Awards	—	—	—	—	—	71,615(10)	9,774,732
Stock Options	2013	—	33,067(11)	75.97	2/25/2023	—	—
	2012	9,731	18,890(12)	75.40	2/27/2022	—	—
	2011	16,483	8,120(5)	71.44	2/22/2021	—	—
	2008	20,000	—	83.93	2/25/2018	—	—
	2007	15,000	—	89.65	2/26/2017	—	—
	2006	10,800	—	74.45	2/27/2016	—	—
Dennis A. Muilenburg
Equity Awards	—	—	—	—	—	111,656(13)	15,239,927
Stock Options	2013	—	72,969(14)	75.97	2/25/2023	—	—
	2012	19,324	37,514(15)	75.40	2/27/2022	—	—
	2011	27,418	13,506(5)	71.44	2/22/2021	—	—
	2010	17,198	—	63.83	2/22/2020	—	—
	2008	10,100	—	83.93	2/25/2018	—	—
	2007	8,700	—	89.65	2/26/2017	—	—
	2006	10,800	—	74.45	2/27/2016	—	—
John J. Tracy
Equity Awards	—	—	—	—	—	64,506(16)	8,804,423
Stock Options	2013	—	31,107(17)	75.97	2/25/2023	—	—
	2012	—	17,376(18)	75.40	2/27/2022	—	—
	2011	—	6,714(5)	71.44	2/22/2021	—	—
	2007	15,000	—	89.65	2/26/2017	—	—

(1)	The following table shows the aggregate number and market value of unvested Career Shares, RSUs and Matching Deferred Stock Units (“MDSUs”) held by each of the NEOs as of December 31, 2013.

	Number of Shares or Units of Stock That Have Not Vested (#)				Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Career Shares (a)	RSUs	MDSUs (b)	Total	Career Shares (a)	RSUs	MDSUs (b)	Total
W. James McNerney, Jr.	—	152,894	—	152,894	—	$20,868,502	—	$20,868,502
Gregory D. Smith	—	19,120	—	19,120	—	2,609,689	—	2,609,689
Shephard W. Hill	9,461	60,740	1,414	71,615	$1,291,332	8,290,403	192,997	9,774,732
Dennis A. Muilenburg	4,405	100,720	6,531	111,656	601,238	13,747,273	891,416	15,239,927
John J. Tracy	4,517	58,652	1,337	64,506	616,525	8,005,411	182,487	8,804,423

(a)	Career Shares, which were granted prior to 2006, are stock units that earn dividend equivalents, which accrue in the form of additional Career Shares. Career Shares vest upon termination of employment due to retirement, death, disability or layoff and are paid out in stock upon vesting.

(b)	Under the Matching Deferred Stock Units program, which was discontinued in 2005, if an executive elected to defer certain compensation into Boeing deferred stock units (an unfunded stock unit account), we provided a 25% matching contribution when the awards vested that will be paid out in stock upon termination of employment due to retirement, death, disability or layoff. MDSUs earn dividend equivalents, which accrue in the form of additional MDSUs. MDSUs are paid under our Deferred Compensation Plan for Employees, which is described in further detail under 2013 Nonqualified Deferred Compensation beginning on page 47.

(2)	Reflects (a) 50,894 RSUs that vested on February 22, 2014; (b) 51,813 RSUs that vest on February 27, 2015; and (c) 50,187 RSUs that vest on February 25, 2016.

(3)	Reflects (a) 80,731 options that vested on February 25, 2014; (b) 78,356 options that vest on February 25, 2015; and (c) 78,358 options that vest on February 25, 2016.

(4)	Reflects (a) 73,531 options that vested on February 27, 2014; and (b) 73,533 options that vest on February 27, 2015.

(5)	Reflects options that vested on February 22, 2014.

(6)	Reflects options received for service as a nonemployee director.

(7)	Reflects (a) 2,508 RSUs that vested on February 22, 2014; (b) 8,389 RSUs that vest on February 27, 2015; and (c) 8,223 RSUs that vest on February 25, 2016.

(8)	Reflects (a) 13,226 options that vested on February 25, 2014; (b) 12,837 options that vest on February 25, 2015; and (c) 12,839 options that vest on February 25, 2016.

(9)	Reflects (a) 11,906 options that vested on February 27, 2014; and (b) 11,907 options that vest on February 27, 2015.

(10)	Reflects (a) 9,461 Career Shares and 1,414 MDSUs that vest as described in footnote (1) above, (b) 6,576 RSUs that vested on February 22, 2014; (c) 6,655 RSUs that vest on February 27, 2015; (d) 37,379 RSUs that vest on February 25, 2016; and (e) 10,130 RSUs that vest on February 25, 2017.

(11)	Reflects (a) 11,242 options that vested on February 25, 2014; (b) 10,912 options that vest on February 25, 2015; and (c) 10,913 options that vest on February 25, 2016.

(12)	Reflects (a) 9,444 options that vested on February 27, 2014; and (b) 9,446 options that vest on February 27, 2015.

(13)	Reflects (a) 4,405 Career Shares and 6,531 MDSUs that vest as described in footnote (1) above; (b) 10,937 RSUs that vested on February 22, 2014; (c) 13,217 RSUs that vest on February 27, 2015; (d) 15,423 RSUs that vest on February 25, 2016; and (e) 61,143 RSUs that vest on December 17, 2016.

(14)	Reflects (a) 24,809 options that vested on February 25, 2014; (b) 24,079 options that vest on February 25, 2015; and (c) 24,081 options that vest on February 25, 2016.

(15)	Reflects (a) 18,756 options that vested on February 27, 2014; and (b) 18,758 options that vest on February 27, 2015.

(16)	Reflects (a) 4,517 Career Shares and 1,337 MDSUs that vest as described in footnote (1) above; (b) 5,436 RSUs that vested on February 22, 2014; (c) 6,121 RSUs that vest on February 27, 2015; (d) 36,965 RSUs that vest on February 25, 2016; and (e) 10,130 RSUs that vest on February 25, 2017.

(17)	Reflects (a) 10,576 options that vested on February 25, 2014; (b) 10,265 options that vest on February 25, 2015; and (c) 10,266 options that vest on February 25, 2016.

(18)	Reflects (a) 8,687 options that vested on February 27, 2014; and (b) 8,689 options that vest on February 27, 2015.

Option Exercises and Stock Vested

The following table provides information for each of our NEOs regarding stock option exercises and vesting of stock awards during 2013.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
W. James McNerney, Jr.	284,437	$20,036,665	55,653	$4,273,104
Gregory D. Smith	—	—	2,746	210,824
Shephard W. Hill	27,325	1,182,164	17,998	1,381,890
Dennis A. Muilenburg	22,095	1,079,395	9,106	699,169
John J. Tracy	75,756	2,567,331	27,451	2,107,751

(1)	Consists of time-based vesting of RSUs. Includes shares withheld for payment of applicable taxes associated with the vesting.

(2)	Value realized upon vesting of RSUs is calculated based on the average of the high and low prices on the date of vesting.

2013 Pension Benefits

The following table provides information as of December 31, 2013 for each of our NEOs regarding the actuarial present value of the officer’s total accumulated benefit under each of our applicable defined benefit plans, the Pension Value Plan, the Supplemental Executive Retirement Plan (“SERP”), and the Boeing Toronto Supplemental Executive Retirement Income Plan (“Toronto SERIP”). Benefits under the SERP and the Toronto SERIP are payable only in the form of a monthly annuity. For Mr. McNerney, the table also includes the actuarial present value of his retirement benefit under his employment agreement in the form of a 15-year certain annuity. The actuarial values were determined using interest rate and mortality rate assumptions consistent with those used in our 2013 audited financial statements.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
W. James McNerney, Jr.	Pension Value Plan	8.51	314,319	0
	SERP	8.51	8,587,967	0
	Employment Agreement	8.00	32,355,155	0
Gregory D. Smith	Pension Value Plan	11.01	237,257	0
	SERP	11.01	302,291	0
	Toronto SERIP	9.52	202,157	0
Shephard W. Hill	Pension Value Plan	27.75	1,235,706	0
	SERP	27.75	4,948,862	0
Dennis A. Muilenburg	Pension Value Plan	28.00	582,098	0
	SERP	28.00	4,377,960	0
John J. Tracy	Pension Value Plan	32.25	1,024,086	0
	SERP	32.25	4,748,909	0

(1)

Credited service for purposes of calculating benefits under the Pension Value Plan and the SERP (called “benefit service” under the plans) is counted in the same manner and determined pursuant to such plans uniformly for all plan participants. Credited service for purposes of calculating benefits under the Toronto SERIP is counted in the same manner for all participants in the Pension Plan for Salaried Employees of Boeing Toronto, LTD (Toronto Salaried Plan). The years of Company service for each NEO for the Pension Value Plan and SERP are as follows: Mr. McNerney, eight years; Mr. Smith, 23 years; Mr. Hill, 26 years; Mr. Muilenburg, 27 years; and Mr. Tracy, 32 years. The credited service is slightly higher than years of Company service for each officer (except Mr. Smith) for reasons such as service counting methods and the transition of benefits from our Employee Retirement Plan to the Pension Value Plan, which provided up to one year of additional credited service. Mr. Smith’s credited service under the Pension Value Plan and the SERP is less than his years of Company service because he earned benefits in a Canadian subsidiary pension plan for part of his Company service. Part of that service was in the Toronto Salaried Plan and the Toronto SERIP and is reflected in the service above. Part of that service was in the Boeing Toronto, LTD. Non-Contributory Pension Plan for Hourly Employees of the National Automobile Aerospace Transportation and General Works Union of Canada Local 1967 (CAW-Canada Local 1967 Plan) and that service is not reflected in the table above. The Toronto Salaried Plan and the CAW-Canada Local 1967 Plans have been terminated and benefits have been cashed out; however, Mr. Smith retains a Toronto SERIP benefit. Under the terms of Mr. McNerney’s employment agreement retirement benefit, described below, his years of credited service are counted from January 1, 2006. Granting extra years of credited service under the SERP would require the approval of the Compensation Committee.

(2)	The amounts reported in this column for each officer were calculated assuming no future service or compensation increases. Present values were calculated assuming no pre-retirement mortality or termination. The values under the Pension Value Plan, the SERP, and the Toronto SERIP are the actuarial present values as of December 31, 2013 of the benefits earned as of that date and payable at age 65 for the Pension Value Plan, age 62 (or current age, if older) for the SERP, and age 55 for the Toronto SERIP. The discount assumption is 4.9% for both the Pension Value Plan and the SERP. The discount assumption is 4.6% for the Toronto SERIP. The post-retirement mortality assumption of the Pension Value Plan and SERP is the Internal Revenue Service specified generational mortality for funding purposes. The post-retirement mortality assumption for the Toronto SERIP is UP 1994 fully generational. The value set forth for Mr. McNerney’s employment agreement retirement benefit is a 15-year certain annuity equal in value to a life annuity commencing at age 62. The Pension Benefit Guaranty Corporation interest rate used to convert Mr. McNerney’s benefit to a 15-year certain annuity is 1.75%. Mr. McNerney’s 15-year certain annuity is discounted with the same interest rate used for the SERP.

In order to determine changes in pension values for the Summary Compensation Table on page 38, the values of the Pension Value Plan, the SERP, the Toronto SERIP, and Mr. McNerney’s employment agreement retirement benefit were also calculated as of December 31, 2012 for the benefits earned as of that date. The discount assumption used for the Pension Value Plan, the SERP, the Toronto SERIP and Mr. McNerney’s employment agreement retirement benefit was 3.90%, which was the assumption used for financial reporting purposes for 2012. The Pension Benefit Guaranty Corporation interest rate used to convert Mr. McNerney’s benefit to a 15-year certain annuity as of December 31, 2012 was 0.75%. Other assumptions used to determine the value as of December 31, 2012 were the same as those used for December 31, 2013. The assumptions reflected in this footnote are the same as the ones used for the Pension Value Plan, the SERP, and the Toronto SERIP for financial reporting purposes.

For all participants in the Pension Value Plan and the SERP, the life annuity is the normal form of payment for unmarried participants, and a 50% joint and survivor benefit is the normal form of payment for married participants; alternative annuity forms may also be available. The normal form of payment for those married in the Toronto SERIP is a 60% joint and survivor benefit, and other forms are available. The benefits shown in the table are not subject to any deduction for Social Security benefits.

Pension Value Plan

Under the Pension Value Plan, each year a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s annual base salary and annual incentive compensation depending on the participant’s age, ranging from 3% for those younger than age 30 to 11% for those age 50 and older. Each of the NEOs, except Messrs. Smith and Muilenburg, is older than age 50. Messrs. Smith and Muilenburg receive a credit of 9% which is the same rate received by all other participants in the plan who are between age 45 and 49. Each participant’s account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. Benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after three years of service or, if earlier, when a participant reaches age 62. When a participant retires, the amount credited to the participant’s account is converted into an annuity by dividing the account balance by a fixed factor of 11 in order to determine the annual benefit for employees retiring from active employment. If a participant terminates employment with a vested benefit before becoming eligible for retirement, annuity benefits can begin on or after age 55. However, the factor used to determine the annuity is 0.4 higher (and therefore the benefit is lower) for each year before age 65 that the benefit commences. For example, the factor for benefit commencement at age 60 for a participant whose employment terminates before retirement is 13 rather than 11. Benefits under the Pension Value Plan are pre-funded and are paid out of the assets of the plan.

In addition, certain benefits earned by participants under prior retirement plans of Boeing were transferred to the Pension Value Plan in 1999. These benefits will increase each year at the same rate the participant’s salary increases, and the benefits retain early retirement subsidies. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

Supplemental Executive Retirement Plan

In addition to the pension benefit under the Pension Value Plan, NEOs may also receive a pension benefit under the SERP, which is a nonqualified defined benefit plan. For those employees whose benefit under the Pension Value Plan is limited by applicable federal tax laws and regulations, the SERP provides an excess benefit equal to additional amounts the Pension Value Plan would have paid absent limitation by applicable federal tax laws and regulations. For executives hired before January 1, 2008, the SERP pays the greater of the excess benefit or a supplemental target benefit that may enhance the benefits received under the Pension Value Plan. The Compensation Committee amended the SERP to eliminate the supplemental target benefit for employees hired or rehired between January 1, 2008 and December 31, 2008. For these employees, which includes Mr. Smith, the SERP will provide only an excess benefit. For employees hired or rehired on or after January 1, 2009, the Pension Value Plan and the SERP have been replaced with an enhanced defined contribution plan. Benefits under the SERP are not pre-funded and are paid out of our general assets.

Under the SERP, credited service is the same as the credited service recognized under the Pension Value Plan. Supplemental pension benefits are based on years of Pension Value Plan credited service times 1.6% of average annual compensation for the five consecutive years of employment with the highest base compensation and the five consecutive years of employment with the highest incentive awards. For the NEOs, this typically has been the average annual compensation over the last five years of employment. Compensation includes annual base salary plus annual incentive compensation and does not include any other forms of remuneration. The supplemental target benefit formula is limited to 100% of a participant’s annual base salary at termination and is reduced by the amount of qualified benefits received under the Pension Value Plan. Supplemental pension benefits vest at the later of being vested in the Pension Value Plan or 36 consecutive months on the executive payroll. The SERP benefits are subject to forfeiture if the executive leaves the Company to work in a capacity that is determined to be in competition with a significant aspect of our business, or commits one of a number of felonies against us or our interests. SERP benefits accrued after 2007 are also subject to forfeiture if the executive solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, or if the executive disparages us, our products or our employees.

Toronto SERIP

For participants in the Toronto Salaried Plan, the Toronto SERIP provides an excess benefit equal to the additional amounts the Toronto Salaried Plan would have paid absent limitations by applicable Canadian laws and regulations. The Toronto Salaried Plan benefits are based on years of credited service thereunder times 1.5% of the average monthly earnings integrated with the Canada Pension Plan based on the Year’s Maximum Pensionable Earnings. Benefits in the Toronto SERIP vest after two years of continuous service.

Early Retirement

Pension benefits generally are reduced for early retirement by a certain percentage from the amount that would have been paid upon benefit commencement at normal retirement age. This is to account for early commencement of the benefit, which results in additional years of benefit payment. The Pension Value Plan has early retirement eligibility provisions and early retirement reduction factors that apply in the same manner to executives (including the NEOs) and to other employees. This section describes those provisions and factors that apply to the NEOs based on their age and years of service and the applicable provisions of prior plans.

For early retirement (prior to age 65), the Pension Value Plan benefit is based on the balance as of that early retirement age and does not reflect the future interest credits that would have been earned through age 65. The Pension Value Plan benefits earned under a prior Boeing plan by Mr. Muilenburg would be reduced 2% for each year prior to age 60 that he retires. The Pension Value Plan benefits earned under the prior Boeing North American and Boeing plans by Mr. Hill are unreduced because he has 85 points under the prior Boeing North American plan benefits and is over age 60 for the prior Boeing plan benefits. The Pension Value Plan benefits earned under prior Boeing plans and prior McDonnell Douglas plans by Mr. Tracy is unreduced since he has 85 points based on the sum of his service and age. Under the SERP, the supplemental target benefit would be reduced 3% for each year the employee retires prior to age 62 and 6% for each year the benefit commences prior to age 65 if the employee terminates employment prior to being eligible for retirement; otherwise, payments and benefits for early retirement are calculated the same as normal retirement benefits, as described above. The Toronto SERIP benefit is reduced by the lesser of 2.5% per point before attaining 85 points (based on age plus years of service), 2.5% per year before attaining age 65 or 6.0% per year before attaining age 62.

Messrs. McNerney, Hill and Tracy are eligible for early retirement benefits under the Pension Value Plan and the SERP based on being at least age 55 with ten years of vesting service or at least age 62 with one year of service at termination. Neither Mr. Muilenburg nor Mr. Smith is currently eligible for early retirement nor can they commence benefits since they are under age 55. Vesting service is the service used under the Pension Value Plan and the SERP to determine eligibility for benefits, including eligibility for early retirement benefits. Continuous service is used for eligibility for benefits under the Toronto SERIP.

Estimated SERP benefits and early Toronto SERIP benefits that could be paid as a result of various terminations as of December 31, 2013 are shown under Table II—Estimated Potential Annual Supplemental Executive Retirement Plan Payments Upon Termination on page 53.

Employment Agreement Retirement Benefit

Mr. McNerney’s employment agreement requires us to provide Mr. McNerney a supplemental retirement benefit designed to compensate him for benefits provided by his former employer that he forfeited. Pursuant to the agreement, he has a “target benefit” calculated as a straight-life annuity commencing at age 62 payable from Boeing (including qualified pension benefits, nonqualified pension benefits and the employment agreement) that is offset by pension benefits payable by his previous employers, 3M and General Electric. This target benefit is 50% of Mr. McNerney’s highest average annual compensation (annual base salary plus annual incentive compensation). The average annual compensation is the highest three years out of ten including compensation at prior employers. For service accrued through December 31, 2013, the target benefit (before reduction for other provided pension benefits) was $3,184,500 per year. The present value of the accumulated benefit was payable as a 15-year certain annuity (assuming it is equal in value to the defined annuity commencing at age 62 using the Pension Benefit Guaranty Corporation interest and UP 84 mortality rates) on the assumed date of December 31, 2013. The supplemental retirement benefit is fully vested.

2013 Nonqualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan for Employees is a nonqualified, unfunded defined contribution plan under which eligible executives may defer up to 50% of base salary, 100% of annual incentive awards and 100% of performance awards.

Deferred compensation investment elections available under the Deferred Compensation Plan include an interest-bearing account, a Boeing Stock Fund account and 21 other notional investment funds that track those available to employees under the Voluntary Investment Plan (a 401(k) plan). The interest-bearing account is credited with interest daily during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 3.75% for 2013 and is 4.25% for 2014. Executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other Deferred Compensation Plan restrictions that limit the transfer of funds into or out of the Boeing stock fund.

Executives choose how and when to receive payments under the Deferred Compensation Plan. Executives may elect either a lump-sum payment or annual payments over two to 15 years. Annual payments are calculated based on the number of years of remaining payments. Payments to an executive under the Deferred Compensation Plan begin on the later of (a) the January following the age the executive elected or (b) the January after the executive separates from service with us, as defined in the Deferred Compensation Plan (generally, when the executive’s employment with us ends).

Supplemental Benefit Plan

Our Supplemental Benefit Plan is a nonqualified, unfunded defined contribution plan that is intended to supplement the retirement benefits of eligible executives to the extent that their benefits under our 401(k) plan are curtailed by legislation limiting contributions to the 401(k) plan and the earnings that may be considered in computing benefits under the 401(k) plan. The Internal Revenue Code currently caps certain contributions to an executive’s 401(k) plan accounts, such as Company matching contributions, executive before-tax contributions and executive after-tax contributions. The Internal Revenue Code also caps the amount of compensation that may be considered when determining an executive’s retirement benefits under our 401(k) plan. The Supplemental Benefit Plan is therefore intended to pay, out of our general assets, an amount substantially equal to the difference between the amount actually allocated to an eligible executive’s account under our 401(k) plan and the amount that, in the absence of such limiting legislation, would have been allocated to the executive’s account as before-tax contributions plus our matching contributions.

Deferred compensation investment elections available under the Supplemental Benefit Plan include an interest-bearing account, a Boeing Stock Fund account and 21 other notional investment funds that track those available to employees under the Voluntary Investment Plan (a 401(k) plan). The interest-bearing account is credited with interest monthly during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 3.75% for 2013 and is 4.25% for 2014. All investment funds are valued daily, and executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other Supplemental Benefit Plan restrictions that limit the transfer of funds into or out of the Boeing stock fund.

Payments to an executive under the Supplemental Benefit Plan (which will be either one lump-sum payment or annual payments over two to 15 years based on the executive’s election) begin on the later of (a) the January following the age the executive elected or (b) the January after the executive separates from service with us, as defined in the Supplemental Benefit Plan (generally, when the executive’s employment with us ends). Annual payments are calculated based on the number of years of remaining payments.

The Compensation Committee amended the Supplemental Benefit Plan effective January 1, 2009 to provide additional retirement benefits to certain executives hired or rehired on or after January 1, 2009 who are not eligible to participate in our Pension Value Plan or SERP.

2013 Deferred Compensation Table

The following table provides information for each of our NEOs regarding aggregate executive and Company contributions, aggregate earnings for 2013 and year-end account balances under the Deferred Compensation Plan, the Supplemental Benefit Plan, and other nonqualified deferred compensation arrangements described below. As of December 31, 2013, Messrs. McNerney and Smith had not elected to participate in the Deferred Compensation Plan.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
W. James McNerney, Jr.(5)	Supplemental Benefit Plan	$134,000	$100,500	$133,823	$0	$2,286,299
	Deferred Compensation Plan for Directors	0	0	883,291	0	1,927,767
Gregory D. Smith	Supplemental Benefit Plan	66,426	26,571	5,919	0	223,766
Shephard W. Hill	Deferred Compensation Plan	0	0	510,675	0	1,104,092
	Supplemental Benefit Plan	48,881	24,441	25,806	0	541,726
Dennis A. Muilenburg	Deferred Compensation Plan	0	0	1,576,053	0	4,046,912
	Supplemental Benefit Plan	74,485	44,691	101,641	0	541,193
John J. Tracy	Deferred Compensation Plan	0	0	157,471	0	1,531,563
	Supplemental Benefit Plan	57,035	22,814	14,874	0	459,615
(1)	Amounts reflect elective deferrals of salary.

(2)	Amounts reflect Company matches under the Supplemental Benefit Plan.

(3)	Amounts reflect dividends on deferred stock units and changes in the market value of the underlying stock, interest credited on interest account holdings and change in value of other investment holdings.

(4)	Reflects year-end account balances of deferred compensation, including deferrals of certain equity awards granted or earned prior to 2006. Of the amounts in this column, the following amounts were also included in the Total Compensation column of the Summary Compensation Table for 2013, 2012, and 2011:

Name	Plan Name	Reported for 2013 ($)	Reported for 2012 ($)	Reported for 2011($)	Total ($)
W. James McNerney, Jr.	Supplemental Benefit Plan	$234,500	$235,200	$235,900	$705,600
Gregory D. Smith	Supplemental Benefit Plan	92,997	74,873	—	167,871
Shephard W. Hill	Supplemental Benefit Plan	73,322	—	—	73,322
Dennis A. Muilenburg	Supplemental Benefit Plan	119,176	110,712	94,646	279,843
John J. Tracy	Supplemental Benefit Plan	79,849	—	—	79,849

(5)	Amounts for Mr. McNerney include earnings of $883,291 and a balance of $1,927,767 in the Deferred Compensation Plan for Directors resulting from deferrals made when Mr. McNerney served as a nonemployee director from 2001 through July 1, 2005. The Deferred Compensation Plan for Directors is described in more detail in “Director Compensation—Deferred Compensation” on page 17.

Potential Payments upon Termination or Change-in-Control

Table I below, captioned “Estimated Potential Incremental Payments Upon Termination,” sets forth the estimated amount of incremental compensation payable to each of the NEOs upon termination of the officer’s employment in the event of (1) a termination by us without cause or by the officer for good reason in connection with a change-in-control; (2) layoff; (3) retirement; (4) disability; or (5) death. The amounts shown assume that the termination was effective as of December 31, 2013 and that the price of Boeing stock as of termination was the closing price of $136.49 on December 31, 2013. The actual amounts to be paid can be determined only following the officer’s termination and the conclusion of all relevant incentive plan performance periods. Except as set forth below pursuant to Mr. McNerney’s employment agreement, we do not provide any benefits to NEOs upon the occurrence of a change-in-control.

In the event of termination due to layoff, retirement, death or disability, the NEO will receive the estimated incremental benefits reflected in Table I as a result of the following:

•	Distribution of shares of Boeing stock represented by Career Shares;

•

Pro rata vesting of RSUs granted under the long-term incentive program based on the number of full and partial calendar months of active employment during the three-year performance period (beginning with the first full calendar month after the grant date);

•

Continued eligibility for performance awards, which will be paid pro rata to the extent earned after the end of the three-year performance period based on the number of full and partial calendar months of active employment during the relevant performance periods. The performance awards earned and paid for 2011-2013 performance, which are reported in the Summary Compensation Table on page 38, are not included in Table I because as of December 31, 2013, the amounts had been earned;

•

Pro rata payment of annual incentive awards, which will be paid in the year following termination to the extent earned based on the number of days employed during the year. The annual incentive awards earned and paid for 2013 performance, which are reported in the Summary Compensation Table on page 38, are not included in Table I because as of December 31, 2013, the amounts had been earned; and

•	Continued eligibility for tax preparation and planning services through the calendar year following year of termination.

In the event of the disability or death of a NEO, the officer will receive benefits under our disability plan available generally to all salaried employees or our executive life insurance plan. The disability insurance amounts are not reflected in Table I. Our executive officers are eligible for a life insurance benefit that is equal to three times base salary up to $3.5 million. Mr. McNerney also is eligible for a supplemental life insurance benefit pursuant to his employment agreement. The life insurance benefits are reflected in Table I.

Executive Layoff Benefit Plan

Our NEOs are eligible to participate in the Boeing Executive Layoff Benefit Plan (the “Layoff Plan”), which is an ongoing layoff benefits program for all executives who are laid off and who do not become employed elsewhere within the Company. If a layoff occurs because of a merger, sale, spin-off, reorganization or similar transfer of assets or stock, or because of a change in the operator of a facility or a party to a contract or an outsourcing of work, the executive is eligible for benefits under the Layoff Plan unless the executive either (1) continues in equivalent employment in the case of a stock sale or similar transaction or (2) rejects an offer of equivalent employment with the new employer. “Equivalent employment” means employment that is at no less than 90% of the executive’s prior base salary and target incentive compensation and is located within 70 miles of the executive’s pre-layoff work location.

Eligible participants under the Layoff Plan receive a layoff benefit equal to one year of base salary plus an amount equal to the executive’s target annual incentive multiplied by the Company performance score (and business unit score, as applicable) for the year in which the layoff occurs, minus, if applicable, the total of all payments made, or to be made, pursuant to any individual employment, separation or severance agreement. Amounts payable under the Layoff Plan are included in Table I. The Layoff Plan does not provide tax gross-ups.

Executives who are terminated due to layoff are also eligible for certain health and welfare benefits paid by us through the end of the month of layoff and outplacement services. In addition, any supplemental grants of RSUs, which are described under the heading “Supplemental Equity Awards” on page 30, will vest in full upon layoff.

Potential Payments Pursuant to Mr. McNerney’s Employment Agreement

Mr. McNerney’s employment agreement provides for the following termination benefits.

Upon termination by us without cause or by Mr. McNerney for good reason, Mr. McNerney will receive supplemental retirement benefits accrued to date, with additional credit for severance (including payments under the Executive Layoff Benefit Plan) and related service for purposes of his employment agreement retirement benefit.

Upon a termination of employment by us without cause or by Mr. McNerney for good reason in contemplation of or within two years after a change-in-control (a so-called “double-trigger”), Mr. McNerney will receive the following severance payments: (1) supplemental retirement benefit accrued to date, with additional credit for severance and related service for purposes of his employment agreement retirement benefit; and (2) severance and any medical benefit continuation provided in accordance with any Company plan, but no less than the sum of (a) three times the sum of Mr. McNerney’s base salary and his then-current target bonus (annual incentive) amount; (b) a lump-sum cash payment equal to the product of 36 multiplied by the premium amount charged by us in providing continued medical benefit coverage under COBRA; and (c) a pro rata bonus (annual incentive) for the termination year based on actual performance for the year.

Mr. McNerney’s agreement does not provide for tax gross-ups.

Effective in July 2010, Mr. McNerney became “retiree eligible” under all welfare benefit, equity and other incentive plans and programs applicable to our senior executives. During the term of the employment agreement, we will provide Mr. McNerney with universal life insurance with a death benefit of at least $16,400,000, at a premium level not to exceed $262,937 annually. Under Mr. McNerney’s employment agreement, a “change-in-control” is the first to occur of any of the following events: (1) any person becomes the beneficial owner of more than 30% of the outstanding securities of Boeing; (2) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease for any reason to constitute at least a majority of the Board of Directors; (3) consummation of a reorganization, merger, consolidation, sale or other disposition of at least 80% of the assets of the Company, unless the beneficial shareholders of the Company immediately prior to the transaction retain at least 50% of the combined voting power of the outstanding shares entitled to vote on director elections; or (4) approval by shareholders of a complete liquidation or dissolution of the Company.

“Good reason” is defined in the agreement to include: (1) any material adverse change in Mr. McNerney’s status, responsibilities or perquisites; (2) any diminution in his titles; (3) any failure to nominate or elect him as Chief Executive Officer, Chairman of the Board or a director; (4) causing or requiring him to report to anyone other than the Board; (5) assigning to him duties materially inconsistent with his positions and duties described in the agreement or giving a notice terminating the renewal feature of the agreement; (6) our failure to assign the agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by the agreement; or (7) requiring him to be principally based at any office or location more than 30 miles from our current corporate offices in Chicago, Illinois.

“Cause” is defined in the agreement to include: (1) conviction of a felony, or a misdemeanor (excluding a petty offense) involving fraud, dishonesty or moral turpitude; (2) a material breach of the agreement that is not cured within ten days after receiving notice from the Board; (3) willful or intentional material misconduct in the performance of the duties under the agreement, including a material breach of our Code of Conduct that is willful or intentional material misconduct; or (4) willful or intentional failure to comply materially with a specific, written direction of the Board that is consistent with normal business practice, not inconsistent with the agreement and not unlawful or unethical. Cause does not include bad judgment, negligence or any act or omission believed to be in good faith or to have been in or not opposed to the interest of the Company.

Mr. McNerney’s employment agreement provides him with a supplemental retirement benefit if his employment terminates or upon an earlier change-in-control. If such an event had occurred on December 31, 2013, he (or his beneficiary) would have been entitled to 15 annual payments (calculated based on the annuity conversion basis set forth in his employment agreement) of $3,022,958.

Estimated Potential Payments Presented in Table I

Table I below presents estimated incremental compensation payable to each of our NEOs as described above. The estimated incremental compensation is presented in the following benefit categories:

•

Cash severance: reflects cash severance (1) in the case of layoff, pursuant to the Executive Layoff Benefit Plan and (2) in the case of a termination without cause or for good reason in connection with a change-in-control, pursuant to Mr. McNerney’s employment agreement;

•	Service-based equity awards: market value, as of December 31, 2013, of (1) Career Shares that would be distributed and (2) unvested RSUs that would vest;

•	Performance awards: value of portions of the 2012-2014 and 2013-2015 performance awards that would be payable, assuming target Company performance;

•	Cash payment for medical coverage: estimated value of lump-sum payment for continued medical coverage under COBRA pursuant to the terms of Mr. McNerney’s employment agreement;

•	Life insurance death benefit: value of the executive’s life insurance payable following death;

•	Tax preparation and planning services: estimated value of continuation of this benefit; and

•	Outplacement services: estimated potential value of this service.

In addition to the items described above, NEOs are entitled to receive amounts earned during the term of employment. These amounts, which are not included in Table I, include: amounts contributed under our qualified and nonqualified deferred compensation plans; vested retirement benefits; performance awards earned and paid for 2011-2013 performance; and annual incentive awards earned and paid for 2013 performance.

Table I: Estimated Potential Incremental Payments Upon Termination

Name and Benefits	Termination in Connection with a Change-in-Control	Layoff	Retirement	Disability	Death
W. James McNerney, Jr.
Cash Severance	$15,633,000	$7,507,700	$0	$0	$0
Service-Based Equity Awards	12,785,126	12,785,126	12,785,126	12,785,126	12,785,126
Performance Awards	5,018,000	5,018,000	5,018,000	5,018,000	5,018,000
Cash Payment for Medical Coverage	60,000	0	0	0	0
Life Insurance Death Benefit	0	0	0	0	17,544,417
Tax Preparation/Planning Services	43,775	43,775	43,775	43,775	43,775
Outplacement Services	10,000	10,000	0	0	0
Total Estimated Incremental Value	33,549,901	25,364,601	17,846,901	17,846,901	35,391,318
Gregory D. Smith
Cash Severance	0	1,830,500	0	0	0
Service-Based Equity Awards	0	1,334,853	0	1,334,853	1,334,853
Performance Awards	0	815,700	0	815,700	815,700
Life Insurance Death Benefit	0	0	0	0	2,100,000
Tax Preparation/Planning Services	0	8,049	0	8,049	8,049
Outplacement Services	0	10,000	0	0	0
Total Estimated Incremental Value	0	3,999,102	0	2,158,602	4,258,602
Shephard W. Hill
Cash Severance	0	1,572,822	0	0	0
Service-Based Equity Awards	0	8,489,683	2,959,092	8,489,683	8,489,683
Performance Awards	0	662,600	662,600	662,600	662,600
Life Insurance Death Benefit	0	0	0	0	1,999,350
Tax Preparation/Planning Services	0	2,900	2,900	2,900	2,900
Outplacement Services	0	10,000	0	0	0
Total Estimated Incremental Value	0	10,738,005	3,624,592	9,155,183	11,154,533
Dennis A. Muilenburg
Cash Severance	0	3,157,000	0	0	0
Service-Based Equity Awards	0	12,043,691	0	12,043,691	12,043,691
Performance Awards	0	1,367,367	0	1,367,367	1,367,367
Life Insurance Death Benefit	0	0	0	0	3,300,000
Tax Preparation/Planning Services	0	8,228	0	8,228	8,228
Outplacement Services	0	10,000	0	0	0
Total Estimated Incremental Value	0	16,586,286	0	13,419,286	16,719,286
John J. Tracy
Cash Severance	0	1,479,602	0	0	0
Service-Based Equity Awards	0	7,607,685	2,077,094	7,607,685	7,607,685
Performance Awards	0	614,400	614,400	614,400	614,400
Life Insurance Death Benefit	0	0	0	0	1,880,850
Tax Preparation/Planning Services	0	6,500	6,500	6,500	6,500
Outplacement Services	0	10,000	0	0	0
Total Estimated Incremental Value	0	9,718,187	2,697,994	8,228,585	10,109,435

Estimated Potential Payments Presented in Table II

Table II below shows the estimated SERP benefits payable for the employment termination reasons given in the corresponding columns for each of the NEOs. Pension Value Plan payments that are generally available to all salaried employees are not set forth in the table below. There are no additional disability benefits provided under the Pension Value Plan or the SERP; employment termination because of disability is treated the same as any other non-layoff termination.

Table II shows the annual SERP annuity that would have been received after a termination of employment on December 31, 2013, expressed as a life annuity, and the present value of such annuity benefit (based on the same factors used for the 2013 Pension Benefits table on page 44). The present value was calculated assuming a benefit commencement date of December 31, 2013 for each NEO except Messrs. Smith and Muilenburg, the present value of whose benefits were calculated assuming a benefit commencement date upon their attainment of age 55.

Table II: Estimated Potential Annual Supplemental Executive Retirement Plan Payments Upon Termination

Name	Benefit Payable Upon Termination Due to Retirement, Layoff or Disability(1) Annuity/Present Value	Death Benefit Payable to Spouse(2) Annuity/Present Value
W. James McNerney, Jr.	$703,005 / $8,587,982	$591,649 / $8,540,694
Gregory D. Smith	$42,653 / $461,203(3)	$5,001 / $335,955(4)
Shephard W. Hill	$386,705 / $5,127,889	$333,417 / $4,643,849
Dennis A. Muilenburg(5)	$228,037 / $2,699,100(5)	$62,880 / $1,048,362
John J. Tracy	$378,745 / $5,223,706	$331,440 / $4,785,409

(1)	Messrs. McNerney, Hill, and Tracy are eligible for early retirement benefits under the SERP. Messrs. Smith and Muilenburg are not eligible for retirement or early retirement benefits under the SERP; however if Mr. Muilenburg were laid off, he would commence his benefit at age 55 using the early retirement reduction factors as if retiring from active status.

(2)	If the participant dies while an active employee and eligible for retirement, the death benefit paid is a 100% surviving spouse annuity. If the participant is an active employee and not eligible for retirement, the death benefit is a 50% surviving spouse annuity.

(3)	Mr. Smith is eligible for benefits under both the SERP and the Toronto SERIP. $24,483 of the annuity amount is related to the SERP and $18,170 is related to the Toronto SERIP. $259,046 of the present value amount is related to the SERP and $202,157 of the present value amount is related to the Toronto SERIP.

(4)	Mr. Smith is eligible for benefits under both the SERP and the Toronto SERIP. The annuity amount is related to the SERP, because benefits under the Toronto SERIP must be paid in a lump sum. $82,315 of the present value amount is related to the SERP and $253,640 of the present value amount is related to the Toronto SERIP.

(5)	For Mr. Muilenburg, the amount shown is the amount that would be paid starting at age 55 for all terminations reasons except layoff and death. SERP provides a provision applicable to all participants that if they are laid off on or after age 49 with at least 10 years of service, the benefit payable at age 55 will be calculated using the more generous factors for early retirement from active employment. If Mr. Muilenburg were laid off as of December 31, 2013, this layoff provision would apply to his SERP benefit and at age 55, he would be paid $462,923 annually and the present value of that annuity would be $5,479,269.

Approve the Amendment and Restatement of The Boeing Company 2003 Incentive Stock Plan (Item 3)

Our Board recommends that you vote FOR this proposal to amend and restate The Boeing Company 2003 Incentive Stock Plan (the “2003 Plan”). As described in more detail below, approval of this proposal will accomplish the following:

•	Reduce the aggregate number of shares authorized for issuance under Boeing’s equity compensation plans by approximately 5.9 million shares;

•	Permit the Compensation Committee to continue to grant awards that are intended to qualify as tax-deductible under Section 162(m);

•	Provide that the 2003 Plan becomes Boeing’s sole equity compensation plan for future awards;

•	Extend the term of the 2003 Plan;

•	Revise certain award limitations; and

•	Maintain the 2003 Plan’s strong governance features.

Why You Should Vote FOR This Proposal

The Board of Directors, the Compensation Committee and management all believe that the effective use of performance-based long-term incentive compensation, including equity awards, has been and will continue to be integral to Boeing’s success. We believe that equity and other performance-based awards incentivize employees, officers and directors to maximize our growth, profitability and overall success, as well as align their interests with the interests of our shareholders to create long-term, sustainable shareholder value. As a result, we request that shareholders approve this proposal to amend and restate the 2003 Plan, which was first approved by shareholders in 2003 and was re-approved by shareholders in 2009.

After considering each of the factors discussed below, this amendment and restatement of the 2003 Plan was approved by the Board on February 24, 2014, subject to the approval of our shareholders. Key features of the amended and restated 2003 Plan include the following:

•

Reduce the Aggregate Number of Shares Authorized for Issuance under Boeing’s Equity Plans. This proposal does not seek to authorize any additional shares for issuance under the 2003 Plan that are not currently authorized for issuance under existing plans. The proposal contemplates increasing the total number of shares authorized for issuance under the 2003 Plan to 87.0 million, but in combination with the Board’s determination to cease grants under The Boeing Company 1997 Incentive Stock Plan (the “1997 Plan”) described below, adoption of the proposal will result in a net reduction of shares authorized pursuant to our equity compensation plans.

•

Overhang percentage. As of February 27, 2014, approximately 54.8 million shares of our common stock (6.9% of fully-diluted common shares outstanding) were subject to outstanding equity awards or available for future awards under our equity compensation plans. If the proposal is approved, 7.0 million shares previously available for issuance under the 1997 Plan will be added to the 2003 Plan and the remaining approximately 5.9 million unused shares under the 1997 Plan will cease to be available for future awards under any plan. As a result, after giving effect to this proposal, as of February 27, 2014, approximately 48.9 million shares of our common stock (6.2% of the fully-diluted common shares outstanding) would have been subject to outstanding equity awards (31.5 million shares) or available for future awards (17.4 million shares) under our equity compensation plans.

•

Historical equity award burn rate. Our three-year average annual equity grant rate, or “burn rate,” was 1.05% from 2011- 2013. We granted 8.3 million, 8.0 million, and 7.3 million shares and share equivalents in 2013, 2012 and 2011, respectively. For additional information on historical and expected future share usage, see “—Future Benefits” beginning on page 60.

•

Provide for Tax Deductibility of Certain Awards. The 2003 Plan has been structured so that awards made under it may constitute “performance-based” compensation within the meaning of Section 162(m). In general, Section 162(m) permits companies to deduct compensation in excess of $1 million paid in any one year to the CEO or certain other listed officers (other than the CFO or any officer who is not subject to U.S. income tax) only to the extent that such compensation qualifies as performance-based. As part of this requirement, the material terms of the performance goals under which compensation may be paid—including the universe of eligible employees, a description of the relevant business criteria, and the maximum compensation payable to an employee pursuant to such goal—must be disclosed to and approved by shareholders at least every five years. Boeing’s shareholders last approved the material terms of performance goals for awards under the 2003 Plan in 2009. It is our intention that your approval of this proposal satisfy the shareholder approval requirement of Section 162(m) for purposes of future awards made under the 2003 Plan. Even if shareholders approve the proposal, however, the Internal Revenue Service may determine that particular awards issued under the 2003 Plan do not satisfy the requirements of Section 162(m), and nothing in this proposal precludes Boeing from granting awards that do not satisfy these requirements. See “Compensation Discussion & Analysis—Additional Considerations—Limitations on Deductibility of Compensation” on page 35.

•

Cease Grants Under a Legacy Compensation Plan. We currently maintain two shareholder-approved equity compensation plans that each provide for the issuance of common stock to officers and other employees. The Board has determined that, following shareholder approval of this proposal, the 1997 Plan will cease to be available for future grants in order to provide for easier administration and better monitoring of share usage. Upon approval of this proposal, the 2003 Plan will be Boeing’s sole equity compensation plan for future awards.

•	Governance Best Practices. The 2003 Plan continues to include features designed to protect shareholder interests and reflect our compensation principles and practices:

What the 2003 Plan Provides	What the 2003 Plan Prohibits

Maximum Ten-Year Term. The term of stock options and stock appreciation rights (“SARs”) may not exceed ten years.

Minimum Performance Period. Awards are subject to a minimum performance period of 12 months. As discussed in “Compensation Discussion and Analysis,” the vast majority of previously granted equity awards vest based on performance periods of three years.

Dividends Subject to Restrictions. Dividend payments (if any) on equity awards are subject to the same vesting restrictions as the underlying awards and are charged against the share reserve.

Clawback. All awards are subject to recoupment by the Company.

Administration by Independent Directors. The 2003 Plan is administered by committees of the Board of Directors whose members satisfy the independence standards of the New York Stock Exchange, the disinterested administration requirements of Rule 16b-3 under the Securities Exchange Act of 1934, and the “outside director” requirement of Section 162(m).

No Discounted Stock Options or SARs. Stock options or SARs may not be granted with an exercise price less than the grant date fair market value.

No Repricing of Stock Options or SARs. Any action that may constitute a repricing of stock options or SARs is prohibited.

No Automatic Acceleration in Connection with a Change in Control.

No Reload Grants. Reload grants, or the granting of stock options conditioned upon the delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option, are not permitted.

No Tax Gross-Ups.

No Evergreen Provision. No “evergreen” feature pursuant to which shares authorized for issuance can be automatically replenished.

No Automatic Grants.

Non-Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution.

•

Extension of the Expiration Date of the 2003 Plan. The 2003 Plan is currently scheduled to expire in 2019, and we are requesting an extension of the expiration to 2024. If this proposal is not approved by shareholders, the 2003 Plan will remain in full force and effect through February 23, 2019 without giving effect to the proposed amendment and restatement.

•	Revise Certain Award Limitations. The 2003 Plan contains revised limitations on various awards, including annual limitations on awards intended to be performance-based under Section 162(m).

Summary of the Proposal

The principal features of the proposed amended and restated 2003 Plan are summarized below. This summary does not contain all information about the amended and restated 2003 Plan, a copy of which is included as Appendix A, such as a number of other technical and non-material revisions to the 2003 Plan. The summary below is qualified in its entirety by reference to the text of the amended and restated 2003 Plan.

Shares Available for Issuance; Plan Limitations

This proposal does not contemplate the authorization of additional shares. If this proposal is approved by shareholders, the aggregate number of shares of Boeing common stock for which awards may be granted under the 2003 Plan may not exceed (a) the 80.0 million shares previously approved by shareholders under the 2003 Plan plus (b) 7.0 million unused shares previously approved by shareholders under the 1997 Plan. In addition, all shares of common stock subject to outstanding awards under the 2003 Plan that expire or lapse or are forfeited, surrendered, cancelled, terminated, settled in cash in lieu of common stock or are issued and thereafter reacquired by the Company shall again be available for awards under the 2003 Plan. Upon approval of this proposal, approximately 5.9 million previously authorized shares will cease to be eligible for issuance, resulting in a net reduction of shares authorized for issuance under our equity plans. Set forth below is a summary of the dilutive impact of our equity plans as of February 27, 2014 (i) on an actual basis and (ii) giving effect to the amendment and restatement of the 2003 Plan:

In millions, except percentages	Actual	Assuming Amendment and Restatement of 2003 Plan
Outstanding Shares of Common Stock	737.1	737.1
Total Shares Available for Future Issuance under Equity Plans	23.3	17.4	(2)
Shares Subject to Outstanding Awards(1)	31.5	31.5
Fully-Diluted Outstanding Shares	791.9	786.0	(2)
Percentage of Fully-Diluted Shares Subject to Outstanding Awards or Available for Future Issuance	6.9%	6.2%

(1)	Assumes maximum payout of Performance-Based Restricted Stock Units outstanding as of February 27, 2014.

(2)	No additional grants will be made under the 1997 Plan after this proposal is approved by shareholders. The 2003 Plan as amended and restated will permit dividends and dividend equivalents payable on awards currently outstanding under the 1997 Plan to be paid out of the 2003 Plan share reserve.

The amended and restated 2003 Plan contains the following share limitations, subject to the other terms and conditions set forth therein:

•	no participant may receive awards of stock options or SARs exceeding 2 million shares in any calendar year;

•

no participant may receive awards of performance shares, performance units, performance-based restricted stock and performance-based restricted stock units (in each case intended to qualify as a Section 162(m) performance-based award) exceeding 1 million shares in any calendar year;

•

no nonemployee director may receive awards with an aggregate grant date fair value exceeding $1 million in any calendar year (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainer fees);

•

no more than 4 million shares in the aggregate may be issued pursuant to awards granted under the 2003 Plan (other than options or SARs or dividends or dividend equivalents credited in connection with vested awards) that contain no restrictions or restrictions based solely on continuous employment or services for less than three years; and

•	no more than 2 million shares in the aggregate may be subject to incentive stock options granted under the 2003 Plan.

In addition, the 2003 Plan provides that the amount that may be paid to a covered employee in a calendar year pursuant to a performance unit or other cash-based award that is intended to qualify as a Section 162(m) performance-based award may not exceed a specified percentage of adjusted operating cash flow for the performance period. For purposes of the 2003 Plan, adjusted operating cash flow means the net cash provided by operating activities of the Company, adjusted to eliminate the effect of net customer financing cash flows, all as reported in the Company’s annual consolidated financial statements. The percentage is 0.50% for the Chief Executive Officer and 0.20% for any other participant, which for the fiscal year ended December 31, 2013 would result in maximum payment amounts of $94,590,000 and $37,836,000, respectively. The actual amount to be paid pursuant to a performance unit award will be determined by the Committee, which may determine that it is appropriate to pay less than the maximum award amount to a covered employee, but not more.

The limits on the numbers of shares described above and the number of shares subject to any award under the 2003 Plan are subject to proportional adjustment, to reflect certain stock changes, such as stock dividends and stock splits. The following shares of common stock shall not be treated as having been issued under the 2003 Plan: (1) shares tendered by a participant or retained by the Company as full or partial payment to the Company for the purchase price of an award or to satisfy tax withholding obligations in connection with an award, (2) shares covered by an Award that is settled in cash, (3) shares subject to a SAR in excess of the number of shares that are delivered to the participant upon exercise of the SAR, or (4) shares issued pursuant to substitute awards issued in connection with a merger or acquisition.

The closing price per share of Boeing common stock as reported on the New York Stock Exchange on February 27, 2014 was $128.56.

Eligibility

Awards may be made to any employee, officer or director of the Company and its affiliated companies, as well as to certain consultants, agents, advisors and independent contractors. As of February 27, 2014, approximately 169,000 employees, officers and directors were eligible to receive awards under the 2003 Plan. The number of consultants, agents, advisors and independent contractors, if any, that are eligible to receive awards under the 2003 Plan as of February 27, 2014 is not determinable.

Administration

The 2003 Plan will be administered by the Compensation Committee of the Board of Directors, except that with respect to participants who are nonemployee directors, the 2003 Plan will be administered by the GON Committee of the Board, unless otherwise determined by the Board. The Board or a Committee may delegate the administration of the 2003 Plan, subject to certain limits described therein. References to the “Committee” are to the Compensation Committee, the GON Committee or other delegate, as applicable.

Types of Awards

Stock Options. The Committee may grant either incentive stock options, which comply with Section 422 of the Internal Revenue Code, or nonqualified stock options. The Committee sets option exercise prices and terms, except that the exercise price of a stock option generally may be no less than 100% of the fair market value of the shares on the date of grant (for these purposes, fair market value means the average of the high and low per share trading prices, or the average of the opening and closing prices, or the closing price, if so determined by the Committee, for Boeing stock on the New York Stock Exchange during regular session trading for a single trading day). At the time of grant, the Committee in its sole discretion will determine when stock options are exercisable and when they expire, except that the term of a stock option cannot exceed ten years.

Stock Appreciation Rights. The Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the 2003 Plan or on a stand-alone basis. SARs are the right to receive payment per share of the SAR exercised in stock or in cash equal to the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted. Exercise of a SAR issued in tandem with stock options will result in the reduction of the number of shares underlying the related stock option to the extent of the SAR exercise.

Performance Shares or Units, Performance Restricted Stock or Units, Stock Awards, Restricted Stock or Units, and Other Awards. The Committee may grant awards of restricted stock, restricted stock units, performance shares or performance restricted stock or units denominated in shares of Boeing stock, performance units denominated in cash, and other stock and cash-based awards, which may include the payment of stock in lieu of cash (including cash payable under other incentive or bonus programs) or the payment of cash (which may or may not be based on the price of Boeing’s common stock). Such awards may be contingent on continued service or the attainment of certain performance goals.

Section 162(m) Awards. The Committee may intend that certain of the awards described above qualify as “performance-based compensation” for purposes of Section 162(m). Such awards may be conditioned upon the attainment of performance goals that are based on one or more of the following: adjusted operating cash flow; profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets. Any of these performance criteria may be applied to Boeing as a whole or to individual business units. Any performance criteria may include or exclude items deemed by the Committee not to be reflective of the Company’s core operating performance, including exogenous events, acquisitions, divestitures, changes in accounting principles or extraordinary items determined under generally accepted accounting principles.

While the Committee views preserving tax deductibility as an important objective, it believes the primary purpose of the Company’s compensation program is to support its strategy and the long-term interests of its shareholders. As such, the Committee may authorize awards under the 2003 Plan that are not tax-deductible under Section 162(m).

Dividends and Dividend Equivalents. Participants holding awards may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while the awards are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of common stock, restricted stock or stock units. Dividends and dividend equivalents that may be paid under any awards outstanding under the 1997 Plan shall also be granted pursuant to the 2003 Plan. Notwithstanding the foregoing, (1) the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an option or SAR may not be contingent, directly or indirectly on the exercise of the option or SAR, and an award providing a right to dividends or dividend equivalents declared and paid on the number of shares underlying an option or SAR, the payment of which is not contingent upon, or otherwise payable on, the exercise of the option or SAR, must comply with or qualify for an exemption under Section 409A and (2) dividend equivalents credited in connection with an award that vests based on the achievement of performance criteria shall be subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividend equivalents have been credited.

Clawback Policy

The Board of Directors may require reimbursement of any annual incentive payment or long-term incentive payment under any award granted under the 2003 Plan to an executive officer (designated as such by the Board of Directors) where (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board of Directors determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In such cases, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Amendment and Termination of the 2003 Plan

The Board of Directors or the Committee may amend the 2003 Plan, except that if any applicable law, regulation or stock exchange rule requires shareholder approval with respect to an amendment, then to the extent required, shareholder approval will be obtained. Shareholder approval will also be obtained for any amendment that would delete or limit the scope of the 2003 Plan provisions prohibiting repricing of options and any amendment that would increase the number of shares stated as available for issuance under the 2003 Plan. The 2003 Plan currently would terminate on February 23, 2019. We are proposing to extend the term of the 2003 Plan through April 28, 2024, unless sooner terminated or extended by the Board.

Non-Transferability of Awards

Awards granted under the 2003 Plan generally will not be transferable, except by will and the laws of descent and distribution.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options, SARs, restricted stock, restricted stock units and performance awards. These rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to us and to the individuals who are citizens or residents of the United States. The discussion does not address the state, local, or foreign income tax rules relevant to awards under the 2003 Plan. Participants are urged to consult their personal tax advisors with respect to the federal, state, local, and foreign tax consequences relating to any awards under the 2003 Plan.

Nonqualified Stock Options and SARs. A recipient will not have any income at the time a nonqualified stock option or SAR is granted, nor will the Company be entitled to a deduction at that time. When a nonqualified stock option is exercised, the recipient generally will recognize ordinary income (whether the option price is paid in cash or by surrender of shares of Boeing stock), in an amount equal to the excess of the fair market value of the shares to which the option exercise pertains over the option price. When a SAR is exercised, the recipient will recognize ordinary income equal to the sum of (1) any gross cash proceeds payable and (2) the fair market value on the exercise date of any shares received.

Incentive Stock Options. A recipient will not have any income at the time an incentive stock option (“ISO”) is granted. Furthermore, a recipient will not have regular taxable income at the time the ISO is exercised. However, the excess of the fair market value of the shares at the time of exercise over the option price will be a preference item that could create an alternative minimum tax liability for the recipient. If a recipient disposes of the shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain recognized by the recipient (i.e., the excess of the proceeds received over the option price), if any, will be long-term capital gain eligible for favorable tax rates under the Internal Revenue Code. Conversely, if the recipient disposes of the shares within two years of the grant of the ISO or within one year of exercise of the ISO, the disposition will generally be a “disqualifying disposition,” and the recipient will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (1) the excess of the fair market value of the stock on the date of exercise over the option price and (2) the excess of the amount received for the shares over the option price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the shares were held.

Performance Shares or Units, Performance Restricted Stock or Units, Stock Awards, Restricted Stock or Units. A participant generally will not have taxable income upon grant of restricted stock, restricted stock units, performance shares, performance restricted stock or units or performance units. Instead, the participant will recognize ordinary income at the time of vesting (in the case of restricted stock, performance shares and performance restricted stock) or payout (in the case of restricted stock units, performance units and performance restricted stock units) equal to the fair market value (on the vesting or payout date, as applicable) of the shares or cash received minus any amount paid. For restricted stock only, a participant instead may elect to be taxed at the time of grant under special rules available under Section 83 of the Internal Revenue Code.

The Company generally will be entitled to a tax deduction in connection with an award under the 2003 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, provided that the deduction is not disallowed by Section 162(m) or otherwise limited by the Internal Revenue Code.

Section 162(m) Awards and Other Awards. Under Section 162(m), in order for compensation in excess of $1 million paid in any year to certain executive officers to be deductible by the Company, such compensation must qualify as “performance-based.” As discussed above, the 2003 Plan allows the Committee to make awards that are intended to qualify as performance-based for purposes of exemption from the limitations of Section 162(m). However, nothing precludes the Committee from making any payments or granting any awards that do not qualify for tax deductibility under Section 162(m).

Payment of Withholding Taxes. We have the right to withhold or require a participant to remit to us an amount sufficient to satisfy any federal, state, local, or foreign withholding tax requirements on any grant or exercise made under the 2003 Plan. However, to the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit a participant to satisfy a tax withholding requirement by delivering shares of Boeing common stock that the participant previously owned or directing us to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or the lapse of a period of restriction, to satisfy such requirement.

Future Benefits

All awards to employees, officers, directors and other eligible participants under the 2003 Plan are made at the discretion of the Committee. Therefore, it is not possible to determine the amount or form of any award that will be granted to any participant or the average annual equity grant rate in the future as there are many variables the Committee considers in granting equity awards, including compensation of our executive officers compared to peer group compensation, share price at the time the Committee sets executive compensation, and, for payouts under our long-term incentive program, performance against pre-determined metrics at the time of settlement. However, in approving the amended and restated 2003 Plan, the Board did consider that 2014 share utilization is estimated at 1.8 million shares with an estimated grant date fair value of $230.9 million, compared to 8.3 million shares with a grant date fair value of $232.6 million in 2013. This estimate was based on numerous variables and assumptions that are inherently uncertain and subject to change, including with respect to actual grant date fair values, future dividend amounts and number of participants. Accordingly, shareholders are cautioned not to place undue, if any, reliance on such estimate.

Although future grants under the 2003 Plan are not determinable at this time, for illustrative purposes and not necessarily indicative of the shares that might be awarded in the future under the 2003 Plan, the table below sets forth certain information about performance awards, performance-based restricted stock units, and restricted stock units granted on February 24, 2014. No stock options were granted, and none are expected to be granted, in 2014. For information about grants made to nonemployee directors, see “Director Compensation” on page 16.

	2014-2016 Performance Awards(1)		Target Number of Performance-Based Restricted Stock Units(2)	Restricted Stock Units(3)
	Target Number of Units	Estimated Future Payout at Target
W. James McNerney, Jr.	62,725	$6,272,500	23,040	24,203
Gregory D. Smith	13,125	$1,312,500	4,821	45,064
Shephard W. Hill	8,997	$899,700	3,305	3,472
Dennis A. Muilenburg	24,750	$2,475,000	9,091	9,550
John J. Tracy	8,777	$877,700	3,224	3,387
All executive officers as a group (12 persons)	193,450	$19,345,000	71,056	214,646
All non-executive officers as a group(4)	1,588,577	$158,857,700	583,470	719,921

(1)

As indicated above, the 2003 Plan provides that the maximum aggregate dollar amount that may be paid to a covered employee in a calendar year pursuant to a performance unit or other cash-based award that is intended to qualify as a

Section 162(m) performance-based award is a certain percentage of cumulative adjusted operating cash flow for the performance period. The Committee may choose, in its discretion, to pay less than this maximum amount. For performance awards granted thus far, the Committee has determined to exercise this discretion by using economic profit as a performance guideline. Individual target performance awards are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial value of $100. The amount payable at the end of the three-year performance period may be anywhere from $0 to $200 per unit, depending on the Company’s cumulative performance against plan for the three-year performance period. As a result, a final award may range from 0% to 200% of an individual’s target, so long as it does not exceed the maximum aggregate dollar amount payable to the individual. Payment under the performance awards will be made (at the discretion of the Committee) in the form of cash, stock or a combination of cash and stock.

(2)	Assumes payout at target of performance-based restricted stock units, which will be paid in shares of stock after the end of a three-year performance period. Payouts in respect of PBRSUs are earned based on Boeing’s total shareholder return as compared to 24 peer companies. For additional information on PBRSUs, see page 22.

(3)	For additional information on RSUs, see “Compensation Discussion and Analysis” beginning on page 21.

(4)	Excludes certain non-U.S. employees, whose units are generally payable in cash rather than common stock.

Equity Compensation Plan Information

We currently maintain two equity compensation plans that provide for the issuance of common stock to officers and other employees, directors and consultants (which will be reduced to one equity compensation plan if this proposal is approved by shareholders). Each of these compensation plans was approved by our shareholders. The table below sets forth information regarding outstanding options and shares available for future issuance under these plans as of December 31, 2013. The table below does not reflect issuances made during 2014 nor does it give effect to the proposed amendment and restatement of the 2003 Plan.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by shareholders
Stock options	23,767,743	$73.97
Deferred compensation	3,793,771
Other stock units	4,855,247
Equity compensation plans not approved by shareholders	None	None	None
Total(1)	32,416,761	$73.97	24,900,023
(1)	Excludes the potential performance awards which the Compensation Committee has the discretion to pay in cash, stock or a combination of both after the three-year performance periods which end in 2013, 2014 and 2015.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE BOEING COMPANY 2003 INCENTIVE STOCK PLAN.

Audit Committee

Audit Committee Report

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2013 with management.

2.	The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Ms. Cook and Messrs. Kellner and Liddy are audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Audit Committee Edward M. Liddy, Chair Linda Z. Cook Edmund P. Giambastiani, Jr. Lawrence W. Kellner Susan C. Schwab

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP, our independent auditor, in 2013 and 2012:

Services Rendered	Fees
	2013	2012
	(in millions)
Audit Fees(1)	$25.5	$26.2
Audit-Related Fees(2)	$—	$0.2
Tax Fees(3)	$0.2	$0.1
All Other Fees(4)	$0.1	$—
(1)	For professional services rendered for the audits of our 2013 and 2012 annual financial statements, and the reviews of our financial statements included in our Quarterly Reports on Forms 10-Q during fiscal years 2013 and 2012. Includes fees for statutory audits of $3.3 million in each of 2013 and 2012.
(2)	For audits of employee benefit plans paid for by us.
(3)	For tax compliance and other services to expatriates and expatriate tax software licenses and related support in 2013 and 2012.
(4)	For human resource database subscription services in 2013.

All of the audit, audit-related and tax services are pre-approved by the Audit Committee. The amounts shown in the above table do not include fees paid to Deloitte & Touche LLP by our employee benefit plans in connection with audits of the plans. Such fees amounted to approximately $1.3 and $1.2 million in 2013 and 2012. Although employee benefit plan fees charged directly to the plans do not require pre-approval by the Audit Committee, they were pre-approved. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor.

The Audit Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by our independent auditor in order to facilitate compliance with the requirements of the Sarbanes-Oxley Act of 2002. Permitted audit services may include, among other things, audit, review or attest services required under the securities laws, opinions on our financial statements and internal control systems and processes, comfort letters and other services performed to fulfill the independent auditor’s responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, consultations and tax services.

Pursuant to this policy, the Audit Committee (or, in the case of services involving fees of less than $250,000, the Chair of the Audit Committee) must pre-approve all audit and non-audit services to be provided by the independent auditor. On a quarterly basis, the Office of the Corporate Controller provides written updates to the Audit Committee showing audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

Ratify the Appointment of Independent Auditor (Item 4)

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Boeing’s independent registered public accounting firm. The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditor for 2014. Deloitte & Touche LLP served in this capacity in 2013. The Audit Committee and the Board believe that the retention of Deloitte & Touche LLP to serve as our independent external auditor is in the best interests of Boeing and its shareholders. As a matter of good corporate governance, the Audit Committee hereby submits its selection of our independent auditor to shareholders for ratification. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will review its future selection of an independent auditor in light of that result.

For additional information concerning the Audit Committee and its activities with Deloitte & Touche LLP, see “Audit Committee” beginning on page 62. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, where they will respond to appropriate questions and, if they wish, make a statement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Stock Ownership Information

Security Ownership of Directors and Executive Officers

The following table sets forth beneficial ownership of Boeing stock, as of February 27, 2014, of each director, director nominee and NEO, and all directors and executive officers as a group. The table also sets forth stock units held by such persons pursuant to our compensation and benefit plans. Beneficial ownership is determined in accordance with the rules of the SEC and all numbers are rounded to the nearest whole share. Each director, director nominee and NEO, and all directors and executive officers as a group, owned less than 1% of the outstanding Boeing stock as of February 27, 2014.

Directors and Nominees	Shares Beneficially Owned	Stock Units(1)	Total
David L. Calhoun	2,450	13,092	15,542
Arthur D. Collins, Jr.	0	27,408	27,408
Linda Z. Cook	3,800(2)	26,959	30,759
Kenneth M. Duberstein	8,560(3)	47,483	56,043
Edmund P. Giambastiani, Jr.	0	8,876	8,876
Lawrence W. Kellner	2,500	4,363	6,863
Edward M. Liddy	3,641	13,502	17,143
Susan C. Schwab	1,575	7,897	9,472
Ronald A. Williams	4,200(4)	6,450	10,650
Mike S. Zafirovski	0	34,253	34,253
Named Executive Officers	Shares Beneficially Owned(5)	Stock Units(6)	Total
W. James McNerney, Jr.*	1,698,878(7)	140,326	1,839,204
Gregory D. Smith	99,763(8)	61,675	161,438
Shephard W. Hill	111,552	75,191	186,743
Dennis A. Muilenburg	178,824(9)	123,992	302,816
John J. Tracy	29,921	62,456	92,377
All directors and executive officers as a group (22 persons)	2,985,977(3)(5)	1,067,729 (10)	4,053,706

 * Also serves as a director.

(1)	Consists of stock units credited to the account of the nonemployee director under our Deferred Compensation Plan for Directors. See “Director Compensation” beginning on page 16.

(2)	Includes 300 shares held by Ms. Cook’s children.

(3)	Includes 2,400 shares of common stock issuable upon the exercise of vested stock options.

(4)	Consists of shares held in trust for members of Mr. Williams’ family.

(5)	Includes shares held in The Boeing Company Voluntary Investment Plan and The Boeing Company Supplemental Benefit Plan, as well as shares issuable upon the exercise of stock options that are vested as of, or will vest within 60 days of, February 27, 2014 as follows:

Number of Shares
W. James McNerney, Jr.	1,359,124
Gregory D. Smith	77,584
Shephard W. Hill	106,890
Dennis A. Muilenburg	151,715
John J. Tracy	26,459
All directors and executive officers as a group (22 persons)	2,438,506

(6)	Consists of restricted stock units, Career Shares, Matching Deferred Stock Units, retainer stock units and deferred stock units held by the NEO.

(7)	Includes 50 shares held by Mr. McNerney’s child.

(8)	Includes 62 shares held by Mr. Smith’s spouse.

(9)	Includes 20 shares held by Mr. Muilenburg’s spouse.

(10)	Consists of restricted stock units, Career Shares, Matching Deferred Stock Units, retainer stock units and deferred stock units held by all directors and executive officers as a group.

Security Ownership of More than 5% Shareholders

The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of Boeing stock as of December 31, 2013. Information is based on a review of filings made with the SEC on Schedules 13D and 13G. As of December 31, 2013, there were 747,379,285 shares of Boeing stock outstanding.

Name and Address	Shares Beneficially Owned	Percent of Stock Outstanding
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	85,367,171(1)	11.42%
Capital World Investors 333 South Hope Street Los Angeles, California 90071	68,087,000(2)	9.11%
Evercore Trust Company, N.A. 55 East 52nd Street, 36th Floor New York, New York 10055	51,506,267(3)	6.89%

(1)	As of December 31, 2013, State Street Corporation and its direct and indirect subsidiaries in their various fiduciary and other capacities had shared voting power with respect to 85,367,171 shares of Boeing stock and shared dispositive power with respect to 33,860,904 shares of Boeing stock. This total includes 51,506,267 shares of Boeing stock then held in The Boeing Company Voluntary Investment Plan on behalf of The Boeing Company Employee Savings Plans Master Trust, for which State Street Bank and Trust Company acts as trustee.

(2)	As of December 31, 2013, Capital World Investors, a division of Capital Research and Management Company, had sole voting and dispositive power with respect to 68,087,000 shares of Boeing stock. Capital World Investors is deemed to be the beneficial owner of these shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership of these shares.

(3)	As of December 31, 2013, Evercore Trust Company, N.A. had shared dispositive power with respect to 51,506,267 shares of Boeing stock held in The Boeing Company Voluntary Investment Plan on behalf of The Boeing Company Employee Savings Plans Master Trust, for which Evercore Trust Company, N.A. acts as investment manager.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers and beneficial owners of more than ten percent of Boeing stock to file with the SEC reports of their initial ownership and changes in their ownership of Boeing stock and other equity securities. Based solely on a review of copies of reports filed by the reporting persons furnished to us, and written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2013.

Shareholder Proposals (Items 5 through 7)

The following shareholder proposals will be voted on at the annual meeting if properly presented by the proponent or one who is qualified under state law to present the proposal on such proponent’s behalf. Approval of any of these proposals would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting. Votes on these items are advisory and therefore not binding on the Company. However, the Board will consider the outcome of these votes in its future deliberations. The Board unanimously recommends a vote against each of these proposals. Some of these shareholder proposals contain assertions about Boeing that we believe are incorrect. We have not attempted to refute all of the inaccuracies. We will provide the name, address and number of shares of Boeing stock held by each proponent promptly upon request by any shareholder to the Corporate Secretary.

Shareholder Proposal – Report to Disclose Lobbying (Item 5)

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of The Boeing Company (“Boeing”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Boeing used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Boeing’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying’’ is lobbying engaged in by a trade association or other organization of which Boeing is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation both directly and indirectly. Boeing is listed as a member of the Business Roundtable (‘‘BRT’’) and National Association of Manufacturers (“NAM”). In 2011 and 2012, the BRT and NAM spent more than $43 million on lobbying. Boeing does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Absent a system of accountability, company assets could be used for objectives contrary to Boeing’s long-term interests.

Boeing spent approximately $31.8 million in 2011 and 2012, and more than $183 million since 1998, on direct federal lobbying activities (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states where Boeing has drawn attention for its lobbying (“Boeing hires Gov. Gregoire adviser as new director for state lobbying effort,” Seattle Times, May 27, 2010). Boeing does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council.

We urge support for this proposal.

Board of Directors’ Statement in Opposition to Item 5

The Board has carefully considered the above proposal and believes that it is not in the best interests of our shareholders. Your Board recommends that you vote AGAINST Item 5 for the following reasons.

The proposal is unnecessary due to the transparency of Boeing’s political activities and Boeing’s strong risk mitigation policies and procedures.

As a leading provider of products and services that protect and enhance national security as well as serve commercial airlines world-wide, Boeing regularly engages in federal, state and local policy debates with interested constituencies on issues relating to commercial aviation and national security. The Board believes that the Company’s public policy advocacy must always comply with all applicable laws and regulations, sound corporate practice, and our high standards of ethical conduct. Consistent with these important goals and objectives, the Board and management have instituted full transparency into—and extensive internal oversight of—the Company’s political contributions and campaign expenditures. We believe this approach enhances shareholder value, minimizes risk, and reflects our commitment to strong corporate governance, high standards of ethical conduct and compliance with applicable federal, state and local laws. Our practices and policies include the following:

•

Boeing files both quarterly and semi-annual federal Lobbying Disclosure Act reports with Congress, which are publicly available at http://disclosures.house.gov/ld/ldsearch.aspx, detailing specific information on Boeing lobbying activity, including expenditures, issues lobbied, company lobbyists, and expenditures of the Boeing Political Action Committee. Boeing files similar reports when required at the state level.

•

Complete information about federal, state and local political expenditures by both Boeing and the Boeing Political Action Committee, a voluntary, non-partisan, employee-sponsored political action committee, is available at www.boeing.com/aboutus/govt_ops/pol_expend.html. The website also describes the Company’s policies and procedures for Company political contributions, including Board oversight procedures and other internal authorizations required before contributions are made.

•	In 2013, Boeing did not make any contributions from corporate funds to federal, state or local candidates or political parties or ballot initiatives.

•	Boeing’s policy is to prohibit trade associations and other third-party organizations from using Boeing’s funds for any election-related political expenditure.

In part due to the policies described above, the 2013 CPA-Zicklin Index of Corporate Political Accountability and Disclosure listed Boeing as a top tier company and the top aerospace company for political transparency and accountability.

Boeing works with trade associations for many reasons that are unrelated to lobbying activities, and the Proposal’s reporting requirements would mislead shareholders and the public, and potentially undermine Boeing’s business strategies, by suggesting otherwise.

The Board supports Boeing’s involvement in trade, industry and civic groups and associations that provide technical, business, professional and other expertise on matters critical to the success of one or both of Boeing’s major businesses. Certain of these organizations may promote the interests of Boeing and its shareholders on matters of public policy, but the views they express on policy matters may not always reflect Boeing’s views. As a result, it would be inaccurate to suggest that those associations’ political activities were directed by Boeing or that Boeing paid annual dues to them only or even primarily for lobbying purposes. Mandatory trade association reporting also could reveal to our competitors—for reasons unrelated to policy advocacy—sensitive aspects of our corporate strategy.

In summary, our robust oversight of political and lobbying activities, and the disclosure of company practices and procedures and political expenditures on Boeing’s website, substantially address the concerns underlying the proposal, but without the unnecessary business risks and potentially misleading information the proposal would introduce if implemented.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Right to Act by Written Consent (Item 6)

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint.

This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a physical meeting between annual meetings.

Please vote to protect shareholder value: Right to Act by Written Consent – Proposal 6

Board of Directors’ Statement in Opposition to Item 6

The Board has carefully considered the above proposal, and believes that it is not in the best interests of our shareholders. Our shareholders have voted on similar proposals in each of the past three years and the proposal received support from holders of less than 26% of our outstanding shares of common stock at each of those annual meetings. Your Board recommends that you vote AGAINST Item 6 for the following reasons.

The proposal would allow certain shareholders to prevent other shareholders from being consulted on key matters impacting their investment in Boeing.

The Board believes that all shareholders should be permitted to discuss and vote on pending shareholder actions. Action by written consent would circumvent the important deliberative process of a shareholder meeting. As a result, up to 49% of Boeing shareholders could be prevented from voting, or even receiving accurate and complete information, on important pending actions. Action by written consent also encourages short-term stock ownership manipulation by hedge funds and other activist investors, allowing them to quietly accumulate large positions and take important corporate action without the waiting periods, disclosure rules and other protections inherent in the shareholder meeting process. There are limited circumstances in which shareholder action by written consent may be in the long-term interest of Boeing’s shareholders, such as rapidly-changing business requirements that mandate revisions to Boeing’s certificate of incorporation on a time-sensitive basis. As a result, Boeing’s governing documents already permit shareholder action by written consent on the prior recommendation of the Board.

Boeing’s commitment to shareholder engagement and governance best practices, including the right of shareholders to call special meetings, already ensures Board accountability.

Our By-Laws permit holders of 25% or more of Boeing’s shares to call a special shareholder meeting without any limitations on timing or agenda. In addition, each of our directors is elected annually by majority voting, our charter documents have no supermajority provisions, and our Corporate Governance Principles require that we seek shareholder approval of any shareholder rights plan put in place by the Board with a term in excess of one year. Boeing’s ongoing dialogue with shareholders also provides an open and constructive forum for shareholders to express and raise concerns. Moreover, as described on Boeing’s website, all shareholders may communicate directly with the independent Lead Director, the nonemployee directors as a group, or the Audit Committee. We believe that this long-standing and comprehensive package of strong governance practices and policies enables shareholders to hold the Board accountable and, where necessary, take quick action to support their interests. However, our policies implement those goals without the governance risk associated with the ability to act by written consent without a meeting. For additional information about our corporate governance practices, see “Corporate Governance” beginning on page 11.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Independent Board Chairman (Item 7)

Resolved: Shareholders request that our Board of Directors to adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. Boeing shareholders gave 42% support to this proposal topic submitted by Ray T. Chevedden in 2013.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our board D and our executive pay F—$27 million for James McNerney. Plus there were excessive CEO perks and the potential for an excessive golden parachute. Plus Boeing could give long-term incentive pay to our CEO for below-median performance. Unvested equity pay would not lapse upon CEO termination.

We had overboarded directors with 8 directors each on 3 company boards including 3 members of our audit committee. Kenneth Duberstein, our Lead Director, was overboarded with seats on 4 boards and lacked the independence so necessary for a Lead Director because of his long tenure of 16-years. Mr. Duberstein also had seats on our executive pay and nomination committees. Mike Zafirovski was negatively flagged by GMI because of his service on the Nortel Networks board, when Nortel filed for creditor protection—Plus he was on our executive pay and nomination committees. Not one independent director had general expertise in risk management.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value: Independent Board Chairman—Proposal 7.

Board of Directors’ Statement in Opposition to Item 7

The Board has carefully considered the above proposal, and believes that it is not in the best interests of our shareholders. Your Board recommends that you vote AGAINST Item 7 for the following reasons.

In response to feedback from shareholders, the Board significantly enhanced the duties of its independent Lead Director in 2013, adding to Boeing’s existing governance policies and practices that ensure independent oversight of management.

Our independent Lead Director is elected annually by our independent directors, following deliberations in executive session. In 2013, following extensive discussions with shareholders, the Board significantly enhanced the duties of the Company’s independent Lead Director. Specifically, the Board determined that the independent Lead Director shall do the following:

•

approve Board meeting agendas and, in consultation with the Chairman and the nonemployee directors, approve Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	approve the type of information to be provided to directors for Board meetings;

•	preside at all meetings at which the Chairman is not present, including executive sessions of the nonemployee directors, and apprise the Chairman of the issues considered;

•	serve as a liaison between the Chairman and the independent directors;

•	be available for consultation and direct communication with shareholders; and

•	call meetings of the nonemployee directors when necessary and appropriate.

Our current independent Lead Director, Kenneth M. Duberstein, performs the following additional duties:

•	meets with the CEO after each regularly-scheduled Board meeting to provide feedback on the independent directors’ deliberations;

•	regularly speaks with the CEO in between Board meetings to discuss matters of concern, often following consultation with other independent directors;

•	meets regularly with members of senior management other than the CEO; and

•	in his capacity as Chairman of the Governance, Organization and Nominating Committee, oversees the Board’s self-evaluation process.

In addition, the Board has taken the following steps to further ensure independent oversight of management and to hold both the Board and management accountable for Boeing’s performance:

•	our independent directors meet following every regularly scheduled Board meeting without management present;

•

each independent director, including our Lead Director, participates directly in succession planning activities, including one-on-one and/or two-on-one meetings with succession candidates and other Boeing senior executives;

•	each of our nonemployee directors has access to members of Company management;

•	all but one of our directors is independent under both NYSE Listing Standards and Boeing’s internal guidelines;

•	each member of our four principal standing committees is an independent director, and each such committee meets regularly in executive session without members of management present;

•	independent directors review the CEO’s performance and establish the CEO’s compensation, through processes overseen by our Compensation and Governance, Organization and Nominating Committees;

•	the Board and its Committees may retain outside legal, financial or other advisors, as appropriate; and

•	Boeing’s website describes processes by which shareholders may communicate with the independent Lead Director, the nonemployee directors as a group, or the Audit Committee.

These safeguards, together with the significantly expanded responsibilities of our independent Lead Director, are designed to protect shareholders’ long-term interests and ensure that the Board provides effective and independent oversight of management. As a result, the proposal is unnecessary.

Furthermore, the purported corporate governance concerns raised by the proponent are unfounded and unsupported. For example, the proponent describes our directors as “overboarded,” despite failing to cite a proxy advisory firm or outside expert who has identified any one of our directors as serving on an excessive number of outside boards. In addition, the proponent provides no basis for his assertion with respect to our directors’ expertise in risk management. Each of our directors has the appropriate skills, competencies and experience to carry out the Board’s risk management oversight responsibilities, and these qualities are in some cases identified specifically as a basis for the Board having nominated that director for election. For information on our directors’ independence and qualifications and Boeing’s policies with respect to outside board service, see “Election of Directors” on page 4 and “Corporate Governance—Director Independence” on page 11.

Boeing’s best interests are served when leadership choices are made on a case-by-case basis—not pursuant to an inflexible “one-size-fits-all” policy determined in advance.

Selecting an appropriate leadership structure is one of the most important tasks of any board. The Board takes this responsibility seriously, and believes that it should be free to consider all appropriate factors, including whether the CEO at any given time should also serve as Chairman. In keeping with this principle, Boeing does not require that the CEO serve as Chairman. In fact, Boeing’s Chairman was an independent director prior to Mr. McNerney’s appointment as Chief Executive Officer in 2005, and the Board may return to that leadership structure in the future. In light of Mr. Duberstein’s significant responsibilities as independent Lead Director and the other practices described above, however, the Board believes that Mr. McNerney should continue to serve as Chairman at this time, while Mr. Duberstein should continue to serve as independent Lead Director. The proposal would prevent future Boards from having similar flexibility with respect to the Board’s leadership structure, regardless of what they believe to be in the Company’s best interests.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Additional Information

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we may provide you with access to proxy materials over the internet rather than by mailing the materials to you. To reduce costs and conserve resources, we are sending a Notice of Internet Availability of Proxy Materials to some of our shareholders. The notice provides instructions for accessing this proxy statement and our 2013 annual report at www.proxyvote.com. The notice also explains how shareholders may request the delivery of proxy materials for this or future annual meetings in printed form.

What if I return my proxy but do not vote for all of the proposals?

Shares represented by a properly executed proxy will be voted at the annual meeting in accordance with the shareholder’s instructions. If you are a registered shareholder or have an interest in Boeing stock through the VIP and return a signed proxy card that omits voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors. If a broker or other financial institution holds your shares in its name, NYSE rules prohibit your shares from being voted on all items other than Item 4 absent your instruction, so you must provide instructions on these items for your vote to count. Please see “Frequently Asked Questions about Voting” on page 1 for additional information.

Are there any other items of business that will be addressed at the annual meeting?

The Board of Directors is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. If any matters other than those shown on the proxy card are properly brought before the annual meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment.

What procedures must I follow in order to attend the annual meeting?

Attendance and voting at the annual meeting is limited to shareholders of record at the close of business on February 27, 2014. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

Beneficial Shareholders.  If you are a beneficial shareholder, when you arrive at the annual meeting please register at the table for beneficial shareholders. In order to be admitted to the annual meeting, beneficial shareholders must bring an account statement or letter from their broker or bank showing that they owned Boeing stock as of February 27, 2014 and a valid photo identification. In order to vote at the meeting, beneficial shareholders must also bring legal proxies, which they can obtain only from their broker or bank. Please contact your broker or bank directly for specific information on how to obtain a legal proxy.

Registered Shareholders and The Boeing Company Voluntary Investment Plan Participants.  If you are a registered shareholder or a VIP participant, an admission ticket is attached to your proxy card. If you received proxy materials via the internet, the email you received serves as your admission ticket. In order to be admitted to the annual meeting you must bring your admission ticket and valid photo identification.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to aid in the solicitation of proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, telephone, email and other online methods. Morrow & Co., LLC has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. We will reimburse these parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will file with the SEC a Current Report on Form 8-K containing the final voting results within four business days of the annual meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

What if a director nominee does not receive the required vote?

Boeing is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. To address this potential outcome, all director nominees have executed irrevocable resignations that would be effective upon (1) such nominee’s failure to receive the required vote at the annual meeting and (2) the Board’s acceptance of such resignation. As set forth in our director resignation policy, which is described in our Corporate Governance Principles, the Board will act upon, and publicly disclose its decision with respect to, any tendered resignation within 90 days from the date of the certification of the election results.

How and when may I submit a shareholder proposal or other item of business for the 2015 annual meeting?

If you are interested in submitting a proposal for inclusion in our proxy statement for the 2015 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive such proposal at our principal corporate offices in Chicago, Illinois at the address below no later than Friday, November 14, 2014. In addition, our By-Laws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Corporate Secretary must receive such notice at the address noted below between the close of business on Monday, December 29, 2014, and the close of business on Wednesday, January 28, 2015. Any such notice must meet other requirements specified in our By-Laws, which are publicly available on our website. Any proposals, notices or nominations must be sent to: Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596.

How may I recommend individuals to serve as directors?

Shareholders may recommend qualified candidates for consideration by the GON Committee by writing at any time to the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. The correspondence must state the name, age and qualifications of the person proposed for consideration. The GON Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates. Shareholders also may directly nominate director candidates, without any action or recommendation on the part of the GON Committee or the Board, by following the procedures set forth in our By-Laws and described in “How and when may I submit a shareholder proposal or other item of business for the 2015 annual meeting?” above.

How may I obtain a copy of Boeing’s Annual Report on Form 10-K and other financial information?

Boeing’s 2013 annual report, which includes a copy of the Annual Report on Form 10-K, was delivered to shareholders with this proxy statement. Our Notice of Annual Meeting, this proxy statement and 2013 annual report are also available on the internet at www.proxyvote.com. In addition, our Annual Report on Form 10-K, including financial statements, is available on our website at www.boeing.com and on the SEC’s website at www.sec.gov. Shareholders also may request an additional copy of the Annual Report on Form 10-K, which we will furnish without charge, by calling (425) 965-4408 or writing Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207.

Several shareholders live at my address. Why did we receive only one set of proxy materials?

We deliver only one annual report and one proxy statement to multiple shareholders at the same address unless we have received contrary instructions from one or more of the shareholders. We will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered shareholders who wish to receive a separate annual report or proxy statement in the future, or registered shareholders sharing an address who wish to receive a single copy of the annual report or proxy statement in the future, should contact our Transfer Agent at Computershare Investor Services, P.O. Box 43078, Providence, Rhode Island 02940-3078 or by calling 888-777-0923 (toll-free for domestic U.S. callers) or 781-575-3400 (non-U.S. callers may call collect). Beneficial shareholders who have the same address and wish to receive a single copy of the annual report or proxy statement in the future should contact their broker, bank or other holder of record.

Appendix A

The Boeing Company 2003 Incentive Stock Plan

(As Amended and Restated Effective                     , 2014)

Section 1. Purpose of the Plan

The purpose of The Boeing Company 2003 Incentive Stock Plan, as amended and restated (the “Plan”), is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of The Boeing Company (the “Company”) and to align their interests and efforts to the long-term interests of the Company’s shareholders.

Section 2. Definitions

As used in the Plan,

“Adjusted Operating Cash Flow” means the net cash provided by operating activities of the Company as reported in the Company’s consolidated statements of cash flows included in its Annual Report on Form 10-K, adjusted to eliminate the effect on operating cash flows of net customer financing cash flows, as reported in the Company’s consolidated statements of cash flows included in its Annual Report on Form 10-K.

“Authorized Officer” means the Company’s senior vice president of human resources, the Company’s vice president of compensation and benefits or any other officer of the Company as may be designated by the Committee.

“Award” means an award or grant made to a Participant under Sections 7, 8, 9, 10, 11 and/or 12 of the Plan, including awards or grants made prior to the Restatement Effective Date.

“Board” means the Board of Directors of the Company.

“Corporate Transaction” has the meaning set forth in Section 15.3.

“Corporate Transaction Price” has the meaning set forth in Section 15.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.2.

“Common Stock” means the common stock, par value $5.00 per share, of the Company.

“Covered Employee” means a “covered employee” as that term is defined in Section 162(m)(3) of the Code or any successor provision.

“Disability” means “Disability” as defined by the Committee or an Authorized Officer for purposes of the Plan or an Award or in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the average of the high and low per share trading prices (or the average of the opening and closing prices, or the closing price, if so determined by the Committee) for the Common Stock on the New York Stock Exchange during regular session trading as reported by The Wall Street Journal or such other source the Committee deems reliable for a single trading day. The Committee may vary its determination of the Fair Market Value as provided in this Section 2 depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement or payout of an Award and, for Awards subject to Section 409A, as provided in Section 409A.

“Grant Date” means the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code or any successor provision.

“Layoff” means “Layoff” as defined by the Committee or an Authorized Officer for purposes of the Plan or an Award or in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Nonrecurring Items” means nonrecurring items deemed not reflective of the Company’s core operating performance, including, but not limited to, exogenous events, acquisitions, divestitures, changes in accounting principles or “extraordinary items” determined under generally accepted accounting principles.

“Old Plan” means The Boeing Company 1997 Incentive Stock Plan, as amended effective May 1, 2000 and as further amended effective January 1, 2008.

“Option” means a right to purchase Common Stock granted under Section 7.

“Other Cash-Based Award” means an Award granted pursuant to Section 12 and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

“Participant” means any eligible person as set forth in Section 5 to whom an Award is granted.

“Performance-Based Compensation” means any Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C).

“Performance Criteria” has the meaning set forth in Section 11.2.

“Performance Goals” has the meaning set forth in Section 11.1.

“Performance Period” means any period of at least 12 consecutive months as determined by the Committee in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

“Performance Share,” “Performance Restricted Stock” or “Performance Restricted Stock Unit” has the meaning set forth in Section 10.1.

“Performance Unit” has the meaning set forth in Section 10.2.

“Related Company” means any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least 50% of the combined equity thereof. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, the term “Related Company” shall have the meaning ascribed to the term “subsidiary” in Section 424(f) of the Code, and for purposes of determining whether any individual may be a Participant for purposes of any grant of Options or Stock Appreciation Rights, the term “Related Company” shall mean any “Service Recipient” as that term is defined for purposes of Section 409A.

“Restatement Effective Date” means the date the Plan is approved by the holders of shares of Common Stock entitled to vote at the 2014 annual meeting of shareholders of the Company (including any adjournments or postponements thereof).

“Restricted Stock” means an Award of shares of Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Committee.

“Retirement” means “Retirement” as defined by the Committee or an Authorized Officer for purposes of the Plan or an Award or in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company.

“Section 162(m)” means Section 162(m) of the Code, or any successor provision, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

“Section 409A” means Section 409A of the Code, or any successor provision, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” or “SAR” has the meaning set forth in Section 8.1.

“Stock Unit” means an Award granted under Section 9 denominated in units of Common Stock.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Company or any Related Company or with which the Company or any Related Company combines.

“Termination of Service,” unless otherwise defined by the Committee, an Authorized Officer or in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability, Retirement or Layoff. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by an Authorized Officer or by the Committee with respect to officers subject to the reporting requirements of Section 16(a) of the Exchange Act, and any such determination shall be final. Transfer of a Participant’s employment or service relationship between wholly owned subsidiaries of the Company, or between the Company and any wholly owned subsidiary of the Company, shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

Section 3. Administration

3.1 Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board; provided, however, that with respect to nonemployee directors, the Plan shall be administered by the Governance, Organization and Nominating Committee of the Board unless otherwise determined by the Board. Each such committee shall be comprised of at least three directors, each of whom shall qualify as an “outside director” as defined by Section 162(m), an “independent director” as defined under the New York Stock Exchange listing standards and a “nonemployee director” as defined in Rule 16b-3 promulgated under the Exchange Act. However, the fact that a Committee member shall fail to qualify under the foregoing requirements shall not invalidate any Award made by the Committee which is otherwise validly made under the Plan.

3.2 Delegation by Committee

Notwithstanding the foregoing, the Board or the Committee may delegate responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board or the Compensation Committee deems appropriate, except with respect to benefits to nonemployee directors and to officers subject to Section 16 of the Exchange Act or officers who are or may be Covered Employees. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Committee may authorize one or more officers of the Company to grant Awards to designated classes of eligible persons, within limits specifically prescribed by the Board or the Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any officer subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Compensation Committee, the Governance, Organization and Nominating Committee or any other committee or any officer to whom the Board or the Compensation Committee has delegated authority to administer the Plan.

3.3 Administration and Interpretation by Committee

Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (a) select the eligible persons as set forth in Section 5 to whom Awards may from time to time be granted under the Plan; (b) determine the type or types of Award to be granted under the Plan; (c) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (d) determine the terms and conditions of any Award granted under the Plan; (e) approve the forms of agreements for use under the Plan; (f) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (g) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant, subject to Section 409A and in accordance with Section 6.3; (h) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (i) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (j) delegate ministerial duties to such of the Company’s officers as it so determines; (k) amend Section 17.1 in order to comply with Section 10D of the Exchange Act (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission); and (l) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any eligible person. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

Section 4. Shares Subject to the Plan

4.1 Authorized Number of Shares

(a) The aggregate number of shares of Common Stock in respect of which Awards (or dividends or dividend equivalents pursuant to Awards) may be granted or paid out under the Plan, subject to adjustment as provided in Section 4.2 and Section 15, shall not exceed 80.0 million shares, plus the aggregate number of shares of Common Stock described in Section 4.1(b).

(b) Shares of Common Stock that as of the Restatement Effective Date have not been issued under the Old Plan, and are not covered by outstanding awards under such plan granted on or before the Restatement Effective Date, shall be available for Awards under the Plan in an amount not to exceed 7.0 million shares of Common Stock in the aggregate.

(c) Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company (in the open-market or in private transactions) and which are being held as treasury shares. No fractional shares of Common Stock shall be issued under the Plan, and the Committee shall determine the manner in which fractional share value shall be treated.

(d) In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be Common Stock for purposes of the Plan.

4.2 Share Usage

(a) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. Any shares of Common Stock that are subject to Awards that expire or lapse or are forfeited, surrendered, cancelled, terminated, settled in cash in lieu of Common Stock or are issued and thereafter reacquired by the Company shall again be available for Awards under the Plan, to the extent of such expiration, lapse, forfeiture, surrender, cancellation, termination, settlement or reacquisition of such Awards (as may be adjusted pursuant to Section 15). The following shares of Common Stock shall not be treated as having been issued under the Plan: (i) shares tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy any minimum statutorily required taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”), (ii) shares covered by an Award that is settled in cash, (iii) the number of shares subject to a SAR in excess of the number of shares that are delivered to the Participant upon exercise of the SAR, or (iv) shares issued pursuant to Substitute Awards.

(b) The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

4.3 Maximum Awards

The maximum Common Stock amounts in this Section 4.3 are subject to adjustment under Section 15 and are subject to the Plan maximum set forth in Section 4.1.

(a) Options and Stock Appreciation Rights. The aggregate number of shares of Common Stock that may be subject to Options or Stock Appreciation Rights granted to any Participant in any calendar year under the Plan shall not exceed 2.0 million shares of Common Stock.

(b) Performance Shares and Performance Restricted Stock or Units; Performance Units. The aggregate number of shares of Common Stock that may be subject to Performance Shares, Performance Restricted Stock, Performance Restricted Stock Units or Performance Units intended in each case to be Performance-Based Compensation granted to any Participant in any calendar year shall not exceed 1.0 million shares of Common Stock.

(c) Performance Units and Other Cash-Based Awards. The aggregate cash amount that may be paid under any Performance Unit or Other Cash-Based Award intended in each case to be Performance-Based Compensation to any Participant for any calendar year shall not exceed (i) 0.50% of the cumulative Adjusted Operating Cash Flow for the specific Performance Period for which the Award is granted for a Participant who is the Company’s Chief Executive Officer or (ii) 0.20% of the cumulative Adjusted Operating Cash Flow for the specific Performance Period for which the Award is granted for any other Participant.

(d) Limits on Awards to Nonemployee Directors. The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any nonemployee director in any calendar year (excluding Awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers) shall not exceed $1.0 million.

(e) Awards with No Restrictions. The aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan (other than Awards of Options or Stock Appreciation Rights or dividends or dividend equivalents credited in connection with vested Awards) that contain no restrictions or restrictions based solely on continuous employment or services for less than three years (except where Termination of Service occurs by reason of death, Retirement, Disability or Layoff) shall not exceed 4.0 million shares of Common Stock.

(f) Incentive Stock Options. The aggregate number of shares of Common Stock that may be subject to Incentive Stock Options granted under the Plan shall not exceed 2.0 million shares of Common Stock.

Section 5. Eligibility

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor who is a natural person and who provides bona fide services to the Company or any Related Company. The above are “eligible persons.”

Section 6. Awards

6.1 Form and Grant of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone, in addition to or in tandem with any other type of Award.

6.2 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3 Deferrals

The Committee may permit a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents. The value of the payment so deferred may be allocated to a deferred account established for a Participant under any deferred compensation plan of the Company designated by the Committee. Notwithstanding the foregoing, any deferral made under this Section 6.3 will be made under a deferred compensation plan of the Company or pursuant to the terms of an employment agreement, either of which satisfies the requirements for exemption from or complies with Section 409A.

6.4 Dividends and Distributions

Participants holding Awards may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while the Awards are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Dividends and dividend equivalents that may be paid under any awards outstanding under the Old Plan as of the Restatement Effective Date shall be granted pursuant to Section 12 below. Notwithstanding the foregoing, (a) the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right may not be contingent, directly or indirectly on the exercise of the Option or a Stock Appreciation Right, and an Award providing a right to dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right, the payment of which is not contingent upon, or otherwise payable on, the exercise of the Option or a Stock Appreciation Right, must comply with or qualify for an exemption under Section 409A and (b) dividend equivalents credited in connection with an Award that vests based on the achievement of Performance Goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such dividend equivalents have been credited.

Section 7. Options

7.1 Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2 Option Exercise Price; Repricing Prohibition

The exercise price for shares purchased under an Option shall be as determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Common Stock for the Grant Date, except in the case of Substitute Awards. In no event shall the Committee, without the prior approval of the Company’s shareholders, (a) cancel any outstanding Option for the purpose of reissuing the Option to the Participant at a lower exercise price, (b) exchange any outstanding Option for cash, another Award, or an Option or Stock Appreciation Right with an exercise or grant price that is less than the exercise price of the cancelled Option, (c) reduce the exercise price of an outstanding Option, or (d) take any other action that would be a “repricing” of the Option.

7.3 Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the Grant Date.

7.4 Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery as directed by the Company to the Company or a brokerage firm designated or approved by the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full as directed by the Company to the Company or a brokerage firm designated or approved by the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include: (a) check; (b) wire transfer;

(c) tendering by attestation shares of Common Stock already owned by the Participant that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option; (d) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any tax withholding obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or (e) such other consideration as the Committee may permit in its sole discretion.

7.6 Post-Termination Exercise

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time, provided that any such waiver or modification shall satisfy the requirements for exemption under Section 409A.

7.7 Incentive Stock Options

The terms of any Incentive Stock Options shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Individuals who are not employees of the Company or one of its parent or subsidiary corporations (as such terms are defined for purposes of Section 422 of the Code) may not be granted Incentive Stock Options. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000 or, if different, the maximum limitation in effect at the time of grant under the Code (the Fair Market Value being determined as of the Grant Date for the Option), such portion in excess of $100,000 shall be treated as Nonqualified Stock Options. No Incentive Stock Options may be granted more than ten years after the adoption of this amended and restated Plan by the Board.

Section 8. Stock Appreciation Rights

8.1 Grant of Stock Appreciation Rights; SAR Grant Price

The Committee may grant stock appreciation rights (“Stock Appreciation Rights” or “SARs”). A SAR may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option, and the grant price of a freestanding SAR shall be equal to the Fair Market Value of the Common Stock for the Grant Date, except for Substitute Awards. A SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the term of a freestanding SAR shall be a term not to exceed ten years from the Grant Date as established for that SAR by the Committee or, if not so established, shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

8.2 Payment of SAR Amount

Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of the Common Stock for the date of exercise over the grant price by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, in shares of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

8.3 Post-Termination Exercise

The Committee shall establish and set forth in each instrument that evidences a freestanding SAR whether the SAR shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time, provided that any such waiver or modification shall satisfy the requirements for exemption under Section 409A.

8.4 Repricing Prohibition

In no event shall the Committee, without the prior approval of the Company’s shareholders, (a) cancel any outstanding SAR for the purpose of reissuing the SAR to the Participant at a lower grant price, (b) exchange any outstanding SAR for cash, another Award, or an Option or Stock Appreciation Right with an exercise or grant price that is less than the grant price of the cancelled SAR, (c) reduce the grant price of an outstanding SAR, or (d) take any other action that would be a “repricing” of the SAR.

Section 9. Restricted Stock and Stock Units

9.1 Grant of Restricted Stock and Stock Units

The Committee may grant Restricted Stock and Stock Units on such terms and conditions and subject to such forfeiture restrictions, if any (which may be based on continuous service with the Company or a Related Company or the achievement of any Performance Goals), as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

9.2 Issuance of Shares

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee shall determine in its sole discretion.

9.3 Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

Section 10. Performance Shares, Performance Restricted Stock or Units, and Performance Units

10.1 Grant of Performance Shares and Performance Restricted Stock or Units

The Committee may grant Awards of performance shares, performance restricted stock and performance restricted stock units (“Performance Shares, “Performance Restricted Stock” or “Performance Restricted Stock Units”, as the case may be) and designate the Participants to whom Performance Shares or Performance Restricted Stock or Units are to be awarded and determine the number of Performance Shares or Performance Restricted Stock or Units, the length of the Performance Period and the other terms and conditions of each such Award. Each Award of Performance Shares or Performance Restricted Stock or Units shall entitle the Participant to a payment in the form of shares of Common Stock upon the achievement of Performance Goals and other terms and conditions specified by the Committee. Notwithstanding the achievement of any Performance Goals, the number of shares issued under an Award of Performance Shares or Performance Restricted Stock or Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion. The Committee, in its sole discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be issued to a Participant pursuant to an Award of Performance Shares or Performance Restricted Stock or Units.

10.2 Grant of Performance Units

The Committee may grant Awards of performance units (“Performance Units”) and designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units, the length of the Performance Period and the other terms and conditions of each such Award. Each Award of Performance Units shall entitle the Participant to a payment in cash upon the achievement of Performance Goals and other terms and conditions specified by the Committee. Notwithstanding the achievement of any Performance Goals, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion. The Committee, in its sole discretion, may substitute shares of Common Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Unit.

Section 11. Section 162(m) Awards

11.1 Terms of Section 162(m) Awards Generally

In addition to any other Awards under the Plan, the Committee may, at the time of grant of an Award (other than an Option or a Stock Appreciation Right) to a Participant who is then a Covered Employee or is likely to be a Covered Employee as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, specify that all or any portion of such Award is intended to be Performance-Based Compensation. With respect to each such Award, the Committee shall establish, in writing, that the vesting and/or payment pursuant to the Award shall be conditioned on the achievement for the specified Performance Period of specified performance targets or goals (“Performance Goals”) related to designated Performance Criteria for such period selected by the Committee. Such action shall be taken no later than the earlier of (a) the date 90 days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain.

11.2 Performance Criteria

The term “Performance Criteria” shall mean Adjusted Operating Cash Flow or any one or more of the following performance criteria: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets.

11.3 Use and Calculation of Performance Criteria and Performance Goals

Any Performance Criteria and Performance Goals may be used to measure the performance of the Company as a whole or with respect to one or more business units, divisions, acquired businesses, minority investments, partnerships or joint ventures. Performance Criteria and Performance Goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. Performance Criteria and Performance Goals shall be calculated in accordance with the Company’s financial statements or generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award that is consistently applied. The Committee shall have the right to specify, at the time the Performance Criteria and Performance Goals are established in accordance with this Section 11, that any Performance Criteria and Performance Goals may be adjusted to exclude the impact of any Nonrecurring Item.

11.4 Committee Certification and Authority

After the completion of each Performance Period, the Committee shall certify the extent to which any Performance Goal has been achieved, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award subject to this Section 11. Notwithstanding any provision of the Plan other than Section 11, with respect to any Award subject to this Section 11, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award.

The Committee shall have the power to impose such other restrictions on Awards subject to this Section 11 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m).

Section 12. Other Stock or Cash-Based Awards

In addition to the Awards described in Sections 7 through 11, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate, including dividends and dividend equivalents that may be paid under any awards outstanding under the Old Plan as of the Restatement Effective Date.

Section 13. Withholding

The Company may require a Participant to pay to the Company the amount of (a) any tax withholding obligations and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). The Company shall not be required to issue any shares of Common Stock under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of his or her tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock or Performance Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations.

Section 14. Assignability

No Award or Award agreement, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by a Participant or any beneficiary(ies) of any Participant, except (a) by testamentary disposition by the Participant or the laws of intestate succession and (b) that to the extent permitted by the Committee, in its sole discretion, a Participant may designate one or more beneficiaries on a Company-approved form who may receive payment under an Award after the Participant’s death. No such interest shall be subject to execution, attachment or similar legal process, including, without limitation, seizure for the payment of the Participant’s debts, judgments, alimony, or separate maintenance. Except as provided in this Section 14, during the lifetime of a Participant, Awards are exercisable only by the Participant or his or her legal representative in the case of physical or mental incapacitation of the Participant as evidenced by legal order.

Section 15. Adjustments

15.1 No Corporate Action Restriction

The existence of the Plan, any Award agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any subsidiary’s capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any subsidiary, (e) any sale or transfer of all or any part of the Company’s or any subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Company or any subsidiary. No Participant, beneficiary or any other person shall have any claim against any member of the Board or the Committee, the Company or any subsidiary, or any employees, officers, shareholders or agents of the Company or any subsidiary, as a result of any such action.

15.2 Recapitalization Adjustments

In the event of a dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property) other than regular cash dividends, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, change in control or exchange of Common Stock or other securities of the Company, or other corporate transaction or event affects the Common Stock such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, the Board shall equitably adjust (a) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (b) the maximum share limitation applicable to each type of Award that may be granted to any individual Participant in any calendar year, (c) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (d) the exercise price with respect to any Option or the grant price with respect to any Stock Appreciation Right.

15.3 Corporate Transactions

If the Company enters into or is involved in any Corporate Transaction, the Board may, prior to such Corporate Transaction and effective upon such Corporate Transaction, take such action as it deems appropriate, including, but not limited to, replacing outstanding Awards with Substitute Awards in respect of the shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Corporate Transaction. Notwithstanding anything to the contrary in the Plan, if any Corporate Transaction occurs, the Company shall have the right, but not the obligation, to cancel each Participant’s Options and/or Stock Appreciation Rights and to pay to each affected Participant in connection with the cancellation of such Participant’s Options and/or Stock Appreciation Rights, an amount equal to the excess (if any) of the Corporate Transaction Price (as defined below), as determined by the Board, of the Common Stock underlying any unexercised Options or Stock Appreciation Rights (whether then exercisable or not) over the aggregate exercise price of such unexercised Options and/or Stock Appreciation Rights, and make additional adjustments and/or settlements of other outstanding Awards as it determines to be fair and equitable to affected Participants. Upon receipt by any affected Participant of any such Substitute Award (or payment) as a result of any such Corporate Transaction, such Participant’s affected Awards for which such Substitute Awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant.

Subject to the provisions of the preceding paragraph, the Board shall not take any further action that causes any Awards, which are not then exercisable and vested, to automatically become vested and exercisable in connection with a Corporate Transaction under this Section 15.3.

For purposes of the Plan,

(a) “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(b) “Corporate Transaction Price” means the highest price per share of Common Stock paid in any transaction related to a Corporate Transaction. To the extent that the consideration paid in any Corporate Transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the good-faith discretion of the Board consistent with provisions of Section 409A and/or other applicable law.

Section 16. Amendment and Termination

16.1 Amendment, Suspension or Termination of the Plan

The Board or the Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan.

Notwithstanding the foregoing, an amendment that constitutes a “material revision,” as defined by the rules of the New York Stock Exchange shall be submitted to the Company’s shareholders for approval. In addition, any revision that deletes or limits the scope of the provisions in Sections 7.2 and 8.4 prohibiting repricing of Options or SARs without shareholder approval and any revision that increases the number of shares stated in Section 4.1 as available for issuance under the Plan shall be considered material revisions that require shareholder approval.

16.2 Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Restatement Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the adoption of this amended and restated Plan by the Board.

16.3 Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

Section 17. General

17.1 Clawback Policy

The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment under any Award to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

17.2 No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

17.3 Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

17.4 Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend such claim, action, suit or proceeding before he or she undertakes to handle and defend the same on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

17.5 No Rights as a Shareholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment or services agreement, no Option or Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

17.6 Compliance With Laws and Regulations

Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. With respect to officers and directors subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act.

Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code or any successor provision.

Additionally, notwithstanding anything contained in the Plan to the contrary, it is the Company’s intention that any and all Awards and compensation payable under the Plan shall satisfy the requirements for exemption under Section 409A and that all terms and provisions shall be interpreted to satisfy such requirements. If the Committee determines that an Award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to Section 409A, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right , but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or compliance with Section 409A. Awards not deferred under Section 6.3 and not otherwise exempt from the requirements of Section 409A are intended to qualify for the short-term deferral exemption to Section 409A, and payment shall be made as soon as administratively feasible after the Award became vested, but in no event shall such payment be made later than 2-1/2 months after the end of the calendar year in which the Award became vested unless otherwise permitted under the exemption provisions of Section 409A. Notwithstanding the foregoing, with respect to any Award made under the Plan that is determined to be “deferred compensation” (within the meaning of Section 409A), (a) references to Termination of Service will mean the Participant’s “separation from service” (within the meaning of Section 409A) with the Company or any applicable Related Company, and (b) any payment to be made with respect to such Award in connection with the Participant’s Termination of Service that would be subject to the limitations in Section 409A(a)(2)(b) of the Code shall be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A.

17.7 Participants in Other Countries

The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to comply with applicable foreign laws and to meet the objectives of the Plan.

Notwithstanding the provisions of Sections 7.2 and 8.1, where applicable foreign law requires that compensatory stock right be priced based upon a specific price averaging method and period, a stock right granted in accordance with such applicable foreign law will be treated as meeting the requirements of Sections 7.2 or 8.1, provided that the averaging period does not exceed 30 days.

17.8 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

17.9 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

17.10 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

17.11 Choice of Law

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

Section 18. Restatement Effective Date

This amendment and restatement of the Plan shall be effective on the Restatement Effective Date. This amendment and restatement of the Plan shall be null and void and of no effect if it is not approved by the holders of the shares of Common Stock entitled to vote at the 2014 annual meeting of shareholders (including any adjournments or postponements thereof).

Directions and Map

The Boeing Company 2014 Annual Meeting of Shareholders

Monday, April 28, 2014 at 10:00 a.m., Central Daylight Time

The James Simpson Theatre at The Field Museum 1400 South Lake Shore Drive Chicago, Illinois 60605-2496

Grant Park
Columbus Drive
Pedestrian Underpass
Shedd Aquarium
Lake Michigan
N
To Roosevelt Road CTA and Metra Stops
Entrance for Boeing Annual Meeting
The Field Museum
Solidarity Drive
Adler Planetarium
East Museum Lot
Planetarium Lot
McFetridge Drive
Parking for Boeing Annual Meeting
North Garage
Burnham Harbor
Museum Campus Drive
Soldier Field
Northerly Island Park
Lake Shore Drive
Waldron Drive
Waldron Garage
18th Street
South Lot
CTA Bus Stop
Handicapped Parking
To I-55
To McCormick Place

Public Transportation:

The Field Museum is easily accessible by public transportation. For directions, please see www.fieldmuseum.org or call the Regional Transportation Authority at (312) 836-7000.

From O’Hare Airport:

•    Take I-90 East to the Kennedy Expressway, I-90/94 East toward Chicago.

•    Take the Roosevelt Rd. exit and turn left at the second traffic light onto Roosevelt Rd.

•    Turn right onto Columbus Dr. (which becomes Lake Shore Dr. (US-41)).

•    Take the 18th St. exit. Turn left onto 18th St. and continue as it bends left, becoming Museum Campus Dr.

•    Entrance to the North Garage will be on your left on Museum Campus Dr.

From Midway Airport:

•    Go north on Cicero Ave. to I-55 North/Stevenson Expressway.

•    Take I-55 North to the exit on the left for Lake Shore Dr. (US-41 North).

•    Take the Lake Shore Dr. (US-41 North) exit.

•    Turn right onto 18th St. and continue as it bends left, becoming Museum Campus Dr.

•    Entrance to the North Garage will be on your left on Museum Campus Dr.

•	Please use the West entrance to The Field Museum and proceed to the James Simpson Theatre.

•	If you a disability that requires a reasonable accommodation, please send an e-mail to shareholderservices@boeing.com or call (312) 544-2835 at least two weeks in advance of the meeting.

•	Self-parking is available at the North Garage, which is across the street from The Field Museum. Please bring your parking ticket to the meeting to be validated.

•	You are encouraged to tour The Field Museum’s permanent exhibitions, at no charge to you, following the meeting.

THE BOEING COMPANY 100 N. RIVERSIDE PLAZA MC 5003-1001 CHICAGO, IL 60606-1596	VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions. Have this proxy card in hand when you access the web site and follow the instructions.
ATTN: DANA KRUEGER	VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have this proxy card in hand when you call and follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

DEADLINE TO VOTE

Your internet or phone vote must be received by 10:59 p.m. CDT on Sunday, April 27, 2014. If you own Plan shares, your vote must be received by 10:59 p.m. CDT on Wednesday, April 23, 2014 in order to provide sufficient time for the trustee to tabulate the vote of the Plan shares.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                ☒

M65532-P46278-Z62289                                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOEING COMPANY

The Board of Directors recommends you vote FOR the following 11 director nominees:
			For	Against	Abstain
1.	Election of Directors

	1a.	David L. Calhoun	☐	☐	☐

	1b.	Arthur D. Collins, Jr.	☐	☐	☐	COMPANY PROPOSALS: The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

	1c.	Linda Z. Cook	☐	☐	☐	2.	Approve, on an Advisory Basis, Named Executive Officer Compensation.	☐	☐	☐

	1d.	Kenneth M. Duberstein	☐	☐	☐	3.	Approve the Amendment and Restatement of The Boeing Company 2003 Incentive Stock Plan.	☐	☐	☐

	1e.	Edmund P. Giambastiani, Jr.	☐	☐	☐	4.	Ratify the Appointment of Deloitte & Touche LLP as Independent Auditor for 2014.	☐	☐	☐

	1f.	Lawrence W. Kellner	☐	☐	☐		SHAREHOLDER PROPOSALS: The Board of Directors recommends you vote AGAINST proposals 5, 6 and 7.

	1g.	Edward M. Liddy	☐	☐	☐	5.	Report to Disclose Lobbying.	☐	☐	☐

	1h.	W. James McNerney, Jr.	☐	☐	☐	6.	Right to Act by Written Consent.	☐	☐	☐

	1i.	Susan C. Schwab	☐	☐	☐	7.	Independent Board Chairman.	☐	☐	☐

	1j.	Ronald A. Williams	☐	☐	☐

	1k.	Mike S. Zafirovski	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

Admission Ticket

to

The Boeing Company 2014 Annual Meeting of Shareholders

PLEASE BRING THIS ADMISSION TICKET AND A VALID PHOTO IDENTIFICATION FOR ADMISSION

TO THE MEETING. THIS TICKET WILL ADMIT THE SHAREHOLDER AND ONE GUEST.

Directions to the annual meeting are included in the proxy statement and are available by telephone at 312-922-9410 or on The Field Museum’s website at www.fieldmuseum.org.

TIME & DATE:	PLACE:
10:00 a.m., Central Daylight Time,	The Field Museum
on Monday, April 28, 2014	1400 South Lake Shore Drive
Chicago, Illinois 60605-2496

Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure that your vote is recorded promptly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2014 Annual Meeting and Proxy Statement and the 2013 Annual Report

are available at www.proxyvote.com.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

To save resources and reduce Boeing’s printing and mailing costs, you can elect to receive future proxy materials and other shareholder communications electronically at
www.computershare.com/investor.

▼	IF YOU WISH TO VOTE BY MAIL, FOLD ALONG PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

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M65533-P46278-Z62289

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY ANNUAL MEETING OF SHAREHOLDERS

MONDAY, APRIL 28, 2014

The undersigned hereby appoints Arthur D. Collins, Jr., Linda Z. Cook and Kenneth M. Duberstein, and each of them, with full power of substitution, to act as proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company that the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders, and any adjournment or postponement thereof, with respect to all of the matters indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The number of shares of Boeing stock shown on this proxy card includes shares held in The Boeing Company Voluntary Investment Plan (the “Plan”) as well as any other shares you may own outside of the Plan. If you are a participant in the Plan, you hereby instruct the Plan trustee to vote all of the Plan share interests allocated to you at the meeting and any adjournment or postponement thereof, with respect to the proposals indicated on the reverse side of this card, and you authorize the trustee to empower the proxies named above to vote in their judgment on such other business as may properly come before the Meeting and any adjournment or postponement thereof. You may not vote the Plan share interests allocated to you at the Meeting; the trustee must vote the Plan share interests. The Plan trustee must receive your proxy instructions no later than 10:59 p.m., Central Daylight Time, on April 23, 2014, or the trustee will vote the Plan shares in the same manner and proportion as Plan shares for which it has received instructions, unless contrary to applicable law.

If this proxy card is signed and no direction is given, this proxy for both registered shares and Plan shares will be voted in accordance with the recommendations of the Board of Directors.

If you wish to vote by mail, please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.